As filed with the Securities and Exchange Commission on August 9, 1995


                                                 Registration No. 33-59013

===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ______________________________

                               AMENDMENT NO. 1 TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ______________________________
                            WALTER INDUSTRIES, INC.
               (Exact name of registrant as specified in charter)

           Delaware                               6711                                 13-3429953
(State or other jurisdiction of       (Primary Standard Industrial                    (IRS Employer
incorporation or organization)         Classification Code Number)               Identification Number)

                         1500 North Dale Mabry Highway
                                Tampa, FL 33607
                                 (813) 871-4811
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ______________________________
                               Kenneth J. Matlock
              Executive Vice President and Chief Financial Officer
                            Walter Industries, Inc.
                         1500 North Dale Mabry Highway
                                Tampa, FL 33607
                                 (813) 871-4531

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ______________________________

         Copy of all communications, including service of process, to:
                             Peter J. Gordon, Esq.
                           Simpson Thacher & Bartlett
                              425 Lexington Avenue
                            New York, NY 10017-3909
                         ______________________________

        Approximate date of commencement of proposed sale to the public:
   From time to time after the effective date of this Registration Statement. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. /X/


If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         ______________________________

                                                CALCULATION OF REGISTRATION FEE
                                                        Proposed         Proposed
                                                         Maximum          Maximum
          Title of each                 Amount          Offering         Aggregate        Amount of
       Class of Securities              to be             Price          Offering        Registration
        to be Registered              Registered      per Share(1)       Price(1)(2)        Fee(2)
 Common Stock, par value $.01     31,446,414           $15.38            $396,981,105    $136,890.03
 per share                        shares


(1)  Estimated solely for the purpose of calculating the registration fee.

(2) A registration fee of $114,197.73 was previously paid on May 2, 1995, the time of the initial filing of this Registration Statement, in respect of 27,167,631 shares of Common Stock at an estimated proposed maximum offering price of $12.19 per share, or $331,173,422 in the aggregate for all such shares. Accordingly, an additional filing fee of $22,692.30 in respect of the 4,278,783 additional shares of Common Stock included hereby is being paid in connection with the filing of this Amendment No. 1, calculated on the basis of an estimated proposed maximum offering price of $15.38 per additional share, or $65,807,683 in the aggregate for all such additional shares.


          The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                            WALTER INDUSTRIES, INC.

                       Registration Statement on Form S-1

    Cross Reference Sheet Pursuant to Item 501(b) of Regulation S-K Showing the Location in the Prospectus of the Information Required by Part 1 of Form S-1

                                   PROSPECTUS

          Form S-1 Item and Heading          Caption or Location in
          ------------------------------     ----------------------
                                             Prospectus
                                             ----------

          1.   Forepart of the               Front Cover Page
               Registration Statement
               and Outside Front Cover
               Page of Prospectus

          2.   Inside Front and Outside      Inside Front Cover Page;
               Back Cover Page of            Outside Back Cover Page
               Prospectus

          3.   Summary Information and       Prospectus Summary; Certain
               Risk Factors                  Risk Factors; The Company;
                                             Recent History; Selected
                                             Historical Consolidated
                                             Financial Data

          4.   Use of Proceeds               Not Applicable

          5.   Determination of Offering     Inside Front Cover Page; Plan
               Price                         of Distribution

          6.   Dilution                      Not Applicable

          7.   Selling Security Holders      Selling Security Holders

          8.   Plan of Distribution          Inside Front Cover Page; Plan
                                             of Distribution

          9.   Description of Securities     Description of Capital Stock;
               to be Registered              Certain Federal Income Tax
                                             Consequences

          10.  Interests of Named            Legal Matters; Experts
               Experts and Counsel

          11.  Information with Respect      Outside Front Cover Page;
               to the Registrant             Prospectus Summary; Certain
                                             Risk Factors; The Company;
                                             Recent History;
                                             Capitalization; Selected
                                             Historical Consolidated
                                             Financial Data; Management's
                                             Discussion and Analysis of
                                             Financial Condition and
                                             Results of Operations;
                                             Business and Properties;
                                             Management; Security Ownership
                                             of Management and Principal
                                             Stockholders; Description of
                                             Certain Indebtedness;
                                             Description of Capital Stock

          12.  Disclosure of Commission      Not Applicable
               Position on
               Indemnification for
               Securities Act
               Liabilities

                  SUBJECT TO COMPLETION, DATED AUGUST 9, 1995


PROSPECTUS
----------

                               31,446,414 Shares


                            WALTER INDUSTRIES, INC.

                                  Common Stock


     This Prospectus relates to the offering from time to time of up to 31,446,414 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), that were issued by Walter Industries, Inc. (the "Company" or "Walter Industries"), a Delaware corporation formerly named Hillsborough Holdings Corporation, to certain former creditors and stockholders of the Company and its subsidiaries pursuant to the Company's Amended Joint Plan of Reorganization dated as of December 9, 1994, as modified on March 1, 1995 (as so modified, the "Plan of Reorganization"), under Section 1123(a) of the United States Bankruptcy Code (the "Bankruptcy Code"). The Plan of Reorganization became effective on March 17, 1995 (the "Effective Date of the Plan of Reorganization"). Pursuant to the Plan of Reorganization, 50,494,313 shares of Common Stock, including the Shares, were issued.


     The Shares may be sold to the public from time to time by certain holders thereof (the "Selling Security Holders") in the amount and in the manner described herein or as may be set forth in a Prospectus Supplement accompanying this Prospectus. The Company will receive no proceeds from the sale of any of the Shares by any of the Selling Security Holders. See "Plan of Distribution."
                         ______________________________

     SEE "CERTAIN RISK FACTORS" FOR INFORMATION CONCERNING CERTAIN RISKS ASSOCIATED WITH AN INVESTMENT IN ANY OF THE SHARES.


     Through the date hereof, there has been no established public trading market for the Common Stock. Pursuant to the Plan of Reorganization, the Common Stock was issued to a limited number of investors. Application will be made to list the Common Stock on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") National Market System ("NASDAQ/NMS"). There can be no assurance that any active trading market will develop or will be sustained for the Common Stock or as to the price at which the Common Stock may trade or that the market for the Common Stock will not be subject to disruptions that will make it difficult or impossible for the holders of Common Stock to sell shares in a timely manner, if at all, or to recoup their investment in the Common Stock. See "Certain Risk Factors -- Liquidity; Absence of Public Market."


                         ______________________________

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                         ______________________________


                 The date of this Prospectus is August   , 1995


                                                            [End of Cover Page]

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

     The Selling Security Holders directly, through agents designated from time to time, or through dealers or underwriters also to be designated, may sell the Shares from time to time on terms to be determined at the time of sale. To the extent required, the specific Shares to be sold, the names of the Selling Security Holders, the respective purchase prices and public offering prices, historical trading information for the Common Stock, the names of any such agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." If the Company is advised that an underwriter has been engaged with respect to the sale of any Shares offered hereby, or in the event of any other material change in the plan of distribution, the Company will cause an appropriate amendment to the Registration Statement of which this Prospectus forms a part to be filed with the Securities and Exchange Commission (the "Commission") reflecting such engagement or other change. See "Additional Information." Each of the Selling Security Holders reserves the sole right to accept and, together with its agents from time to time, to reject in whole or in part any proposed purchase of Shares to be made directly or through agents.

     The Company will not receive any proceeds from this offering, but agreed to pay substantially all of the expenses of this offering other than applicable transfer taxes and commissions and discounts payable to dealers, agents or underwriters. The Selling Security Holders and any broker-dealers, agents or underwriters that participate with the Selling Security Holders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Description of Capital Stock -- Common Stock Registration Rights Agreement" and "Plan of Distribution" for a description of certain indemnification arrangements.

                             AVAILABLE INFORMATION


     When the Registration Statement of which this Prospectus forms a part was declared effective by the Commission, the Company became subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith became obligated to file reports and other information with the Commission. Reports and other information concerning the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and at Suite 1300, 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the fees prescribed by the Commission. If and when the Common Stock is listed on NASDAQ/NMS, such reports and other information also could be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.


                             ADDITIONAL INFORMATION


     The Company has filed with the Commission a Registration Statement (which term shall encompass any amendments and exhibits thereto) under the Securities Act with respect to the Shares offered hereby. This Prospectus, which forms a part of such Registration Statement, does not contain all the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to such Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Any interested parties may inspect such Registration Statement, without charge, at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington D.C. 20549, and may obtain copies of all or any part of it from the Commission upon payment of the fees prescribed by the Commission. If and when such Common Stock is listed on NASDAQ/NMS, such Registration Statement also could be inspected at the offices of National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sales made hereunder or thereunder shall under any circumstances create any implication that the information contained herein or therein is correct as of any time subsequent to the date hereof or thereof or that there has been no change in the affairs of the Company since the date hereof or thereof.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the detailed information and consolidated financial statements (the "Consolidated Financial Statements") and notes thereto appearing elsewhere in this Prospectus. The Company operates, and during all periods for which financial information appears herein operated, on a fiscal year ending May 31.

     Reference is made to the "Index to Defined Terms" for information regarding the location of certain definitions used in this Prospectus.


                                  The Company

     The Company, through its direct and indirect subsidiaries, currently offers a diversified line of products and services for homebuilding, water and waste water transmission, residential and non-residential construction, and industrial markets.


     The Homebuilding and Related Financing Group sells, constructs on the customer's site, and finances standardized partially-finished homes. Sales are made in approximately 23 states, primarily in the southern part of the United States. Substantially all of the sales are made on credit provided by the Group. A credit purchaser must provide his own land and give a first mortgage or deed of trust to secure payment of the purchase price of the home.



     The Water and Waste Water Transmission Products Group is one of the largest domestic manufacturers of ductile iron pressure pipe and fittings. The Group also manufactures valves and hydrants, fittings and castings.



     The Natural Resources Group engages in coal mining and a related degasification program. The Group owns four coal mines in Alabama and has the capacity to produce a total of 9.5 million tons of coal annually. The Group produced 7.6 million tons of coal in fiscal 1995. A substantial portion of this output is under long-term contracts and the balance will be used internally to produce furnace and foundry coke or sold to other customers on a short-term contract or spot market basis. The Company does not consider itself to be a significant factor in the domestic or international coal markets.



     The Industrial and Other Products Group produces furnace and foundry grades of coke, industrial chemicals, slag wool products, aluminum sheet, aluminum foil, window and door screens, window balances, fireplace inserts, fireplaces and accessories, municipal and original equipment manufacturer castings, patterns and tooling and resin coated sand. See "The Company" and "Business and Properties."


                                 Recent History

     The Company was organized in August 1987 by a group of investors led by Kohlberg Kravis Roberts & Co. ("KKR") for the purpose of acquiring Jim Walter Corporation, a Florida corporation ("Original Jim Walter"), pursuant to a leveraged buyout (the "LBO"). Following its organization, the Company organized and acquired all of the outstanding shares of capital stock of a group of direct and indirect wholly owned subsidiaries, including Hillsborough Acquisition Corporation ("HAC"). On September 18, 1987, HAC acquired approximately 95% of the outstanding shares of common stock of Original Jim Walter pursuant to a cash tender offer (the "Tender Offer"). On January 7, 1988, (i) Original Jim Walter merged (the "Merger") into HAC (which changed its name to Jim Walter Corporation), (ii) HAC distributed substantially all of its assets (principally excluding the stock of The Celotex Corporation ("Celotex") and several other subsidiaries of Original Jim Walter) to a parent corporation of HAC (which was merged into the Company on April 1, 1991) in redemption of all of the shares of capital stock of HAC owned by such parent corporation,
(iii) HAC merged into its other stockholder, another indirect wholly owned subsidiary of the Company, and (iv) the surviving corporation of such merger changed its name to Jim Walter Corporation (and is hereinafter referred to as "J-II" or "Jim Walter Corporation").

     Following the Merger and prior to the commencement of the Chapter 11 Cases (as defined below), the Company undertook a program of corporate reorganizations and asset dispositions, which were contemplated by all of the debt agreements entered into in connection with the Tender Offer and the Merger. Pursuant to this program the Company restructured and/or disposed of certain of the businesses of Original Jim Walter, including the disposition in April, 1988 of all of the stock of the parent corporation of J-II.

     Also during this time, the Company and certain of its subsidiaries and certain of their former and current directors and officers, stockholders and other persons and entities which were parties to or beneficiaries of indemnification agreements and other indemnification obligations of the Company and its subsidiaries (the "Indemnitees") were named as co-defendants in lawsuits (the "Veil Piercing Litigation") brought by or on behalf of thousands of persons ("Asbestos Claimants") claiming asbestos-related damages against Celotex alleging, among other things, that (i) Original Jim Walter, its successors and other entities, including the Company and certain of its subsidiaries, were liable for all damages, including asbestos-related damages, caused by products manufactured, sold and distributed by a predecessor of Celotex, by reason of claims sounding in piercing the corporate veil, alter ego and related theories ("Veil Piercing Claims"), and (ii) the aforementioned distribution by HAC of substantially all of its assets pursuant to the LBO constituted a fraudulent conveyance. See "Business and Properties -- Legal Proceedings -- Asbestos-Related Litigation Settlements."


     On December 27, 1989, the Company and 31 of its subsidiaries each filed a voluntary petition for reorganization under Chapter 11 ("Chapter 11") of the Bankruptcy Code with the Bankruptcy Court for the Middle District of Florida, Tampa Division (the "Bankruptcy Court"); one additional subsidiary also filed a voluntary petition for reorganization under Chapter 11 with the Bankruptcy Court on December 3, 1990 (all such voluntary petitions for reorganization, collectively, the "Chapter 11 Cases"). Two other subsidiaries, Cardem Insurance Co., Ltd. (Bermuda) ("Cardem Insurance") and Jefferson Warrior Railroad Company, Inc. ("J.W. Railroad"), did not file petitions for reorganization under Chapter 11. The filing of the voluntary petitions resulted from a sequence of events stemming primarily from an inability of the Company's interest reset advisors to reset interest rates on approximately $624 million of outstanding indebtedness, which indebtedness by its terms required that the interest rates thereon be reset to the rate per annum such indebtedness should bear in order to have a bid value of 101% of the principal amount thereof as of December 2, 1989. The reset advisors' inability to reset the interest rates was primarily attributable to two factors: (i) uncertainties arising from the pending Veil Piercing Litigation, including the possibility either that such litigation would lead to the prohibition of further asset sales and debt repayment or that substantial new asbestos-related claims might become assertible against the Company, which uncertainties materially hindered the ability of the Company and its subsidiaries to pursue a refinancing or sell assets to reduce debt, and (ii) general turmoil in the high yield bond markets at such time, both of which depressed the bid value of such indebtedness.


     On January 2, 1990, the Company and each of its subsidiaries party to the Chapter 11 Cases filed a declaratory judgment action (the "Adversary Proceeding") against all known Asbestos Claimants who had filed Veil Piercing Claims, Celotex and Jim Walter Corporation seeking a declaration, among other things, that (i) the corporate veil between Celotex and Original Jim Walter could not be pierced, (ii) the Company could not be held liable for the asbestos-related liabilities of either Celotex or Jim Walter Corporation on any grounds and (iii) the LBO could not be deemed a fraudulent conveyance.

     In January 1994, the indenture trustees for certain pre-LBO debentures of Original Jim Walter assumed by the Company brought an action (the "Fraudulent Conveyance Lawsuit") for the benefit of the Company's estate and its creditors, which alleged that the issuance of debt in connection with the LBO constituted a fraudulent conveyance under New York and Florida law. The plaintiffs sought to avoid the obligations incurred by the Company and its subsidiaries in the LBO.


     On the Effective Date of the Plan of Reorganization, the Company and its subsidiaries emerged from bankruptcy pursuant to the Plan of Reorganization. Pursuant to the Plan of Reorganization, 50,494,313 shares of Common Stock were issued to certain former creditors and stockholders of the Company and its subsidiaries and

$490,000,000 aggregate principal amount of the Company's 12.19% Series B Senior Notes Due 2000 (the "Series B Notes") were issued to certain former creditors of the Company and its subsidiaries.



     Also pursuant to the Plan of Reorganization, (i) the Veil Piercing Claims, the Veil Piercing Litigation and the Adversary Proceeding, among other things, were settled after a ruling by the Bankruptcy Court (which was confirmed on appeal by the United States District Court for the Middle District of Florida) finding in favor of the Company on every claim asserted in the Adversary Proceeding and (ii) the Fraudulent Conveyance Lawsuit was settled. See "Recent History" and "Business and Properties -- Legal Proceedings -- Asbestos Related Litigation Settlements."


     See "Certain Risk Factors" for information concerning certain risks associated with an investment in the Shares.

                 Summary Consolidated Historical Financial Data


     The following data, insofar as it relates to each of the fiscal years 1991 through 1995, has been derived from annual financial statements, including the consolidated balance sheets at May 31, 1995 and 1994 and the related consolidated statements of operations and retained earnings (deficit) and of cash flows for the three years ended May 31, 1995 and the notes thereto appearing elsewhere herein. All of the information presented below should be read in conjunction with the Company's Consolidated Financial Statements and the notes thereto, the pro forma consolidated statement of operations of the Company (the "Pro Forma Consolidated Statement of Operations") and the notes thereto and the other information contained elsewhere in this Prospectus.



                                                    ------------------------------------------------------------------------
                                                                               Years ended May 31,
                                                       1991(1)         1992          1993(4)         1994          1995
                                                    -------------  -------------  -------------  -------------  ------------
                                                                             (Dollars in thousands)
            Summary of Operations:
              Sales and revenues  . . . . . . . .   $ 1,326,397    $ 1,366,581    $ 1,318,986   $ 1,328,524    $ 1,442,322
              Cost of sales (exclusive of
               depreciation)  . . . . . . . . . .       826,455        891,882        804,411       845,061        951,381
              Depreciation, depletion and
               amortization   . . . . . . . . . .        75,099         82,801         70,483        71,035         72,037
              Interest and amortization of debt
               discount and expense(2)  . . . . .       209,511        177,060        171,581       155,470        304,548
              Income tax expense (benefit)  . . .        19,454         12,463         24,328        28,917       (170,450)
              Income (loss) before discontinued
               operations and cumulative effect of
               accounting change(1)(4)  . . . . .        20,632         22,342         46,594         7,175       (358,645)
              Net income (loss) . . . . . . . . .        14,462         22,342        (58,014)        7,175       (358,645)
              Ratio of earnings from continuing
               operations to fixed charges(3)   .          1.19           1.18           1.39          1.22             --

            Additional Financial Data:
              Total assets  . . . . . . . . . . .   $ 3,276,211    $ 3,171,266    $ 3,223,234   $ 3,140,892    $ 3,245,153
              Long-term senior debt . . . . . . .     1,073,919        948,782      1,046,971       871,970      2,220,370
              Liabilities subject to Chapter 11
               proceedings  . . . . . . . . . . .     1,883,704      1,845,328      1,725,631     1,727,684             --
              Stockholders equity (deficit) . . .      (253,282)      (230,119)      (287,737)     (282,353)       360,774


(1) The selected financial data reflects operations sold as discontinued operations.


(2) Interest on unsecured obligations not accrued since December 27, 1989 amounted to $163.7 million in each of the years ended May 31, 1991 through 1994. The Company recorded additional interest and amortization of debt discount and expense of $141.4 million related to the consummation of the Plan of Reorganization in fiscal 1995.



(3) The ratio of earnings from continuing operations to fixed charges is computed by dividing the sum of income (loss) from continuing operations and fixed charges by fixed charges. Fixed charges consist of interest expense, amortization of debt discount and expense and the portion (one-third) of rent expense deemed to represent interest. For the year ended May 31, 1995, the loss from continuing operations plus fixed charges was inadequate to cover fixed charges. The coverage deficiency was $530.3 million. On a pro forma basis for the fiscal year ended May 31, 1995, after giving effect to the Plan of Reorganization and the related transactions as if they had occurred as of June 1, 1994, the loss from continuing operations plus fixed charges would have been inadequate to cover fixed charges. The coverage deficiency would have been $14.2 million. See "Prospectus Summary -- Summary Pro Forma Consolidated Statement of Operations."


(4) The Company adopted Statement of Financial Accounting Standards No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("FAS 106") and Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("FAS 109") during fiscal year 1993.

             Summary Pro Forma Consolidated Statement of Operations



     The following unaudited summary pro forma consolidated statement of operations was prepared to illustrate the estimated effects of the Plan of Reorganization and related financings and the application of the proceeds thereof as if they had occurred for statement of operations purposes as of June 1, 1994.



     The pro forma consolidated statement of operations does not purport to be indicative of the results of operations that would actually have been reported had such transactions in fact been consummated on such date or of the results of operations that may be reported by the Company in the future. The unaudited pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable. All of the information presented below should be read in conjunction with the Consolidated Financial Statements and the notes thereto, the Pro Forma Consolidated Statement of Operations and the notes thereto and the other information contained elsewhere in this Prospectus.



                                                                                                   Year ended
                                                                                                  May 31, 1995
                                                                                            --------------------------
                                                                                              (Dollars in thousands
                                                                                            except per share amount)
                 Summary of Operations:
                 Sales and revenues  . . . . . . . . . . . . . . . . . . . . . . . . . . .        $ 1,434,694
                 Cost of sales (exclusive of depreciation) . . . . . . . . . . . . . . . .            951,381
                 Depreciation, depletion and amortization  . . . . . . . . . . . . . . . .             72,037
                 Interest and amortization of debt expense . . . . . . . . . . . . . . . .            223,184
                 Income tax expense  . . . . . . . . . . . . . . . . . . . . . . . . . . .             25,280
                 Net loss  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            (38,277)
                 Net loss per share(1) . . . . . . . . . . . . . . . . . . . . . . . . . .               (.75)



(1) Net loss per share has been computed based on the weighted average number of shares of Common Stock issuable (50,988,626, which includes 494,313 additional shares of Common Stock required to be issued on September 13, 1995 (180 days after the Effective Date of the Plan of Reorganization) pursuant to the Plan of Reorganization, but does not include up to 3,880,140 additional shares that will be issued to an escrow account on such date pursuant to the Plan of Reorganization because such issuance is contingent on future events and would be anti-dilutive; see "Description of Capital Stock -- Future Stock Issuances").




                         Contemporaneous Debt Offering


     The Company also has filed with the Commission a shelf registration statement with respect to the sale from time to time by certain selling security holders of up to $218,609,000 aggregate principal amount of Series B Notes held by such security holders. Such registration statement and the Registration Statement of which this Prospectus forms a part were filed by the Company pursuant to registration rights agreements entered into as part of the Plan of Reorganization. See "Description of Capital Stock -- Common Stock Registration Rights Agreement" and "Description of Certain Indebtedness -- Series B Senior Notes -- Senior Note Registration Rights Agreement." The Company will not receive any proceeds from the contemporaneous offering of the Series B Notes, all of which will be received by the selling holders thereof.

                              CERTAIN RISK FACTORS

     Set forth below are certain significant risks involved in investing in the Shares offered by this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business and Properties" for a description of other factors affecting the Company's businesses generally.


Leverage


     Upon completion of the Plan of Reorganization, the Company continued to have significant indebtedness. At May 31, 1995, the Company had total consolidated debt of approximately $2,220,370,000 and a ratio of total consolidated debt to stockholders' equity of approximately 6.2 to 1.0. As a result of the Plan of Reorganization, the Company will have substantially higher interest expense. On a pro forma basis after giving effect to the Plan of Reorganization and related transactions, the Company would have reported a loss of $38.3 million for the year ended May 31, 1995. See "Pro Forma Consolidated Statement of Operations" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."



     The ability of the Company to meet its debt service obligations will be dependent upon the future performance of the Company, which, in turn, will be subject to general economic conditions and to financial, competitive, business and other factors, including factors beyond the Company's control. The level of the Company's indebtedness could restrict its flexibility in responding to changing business and economic conditions. The Company believes that the Mid-State Trust V Variable Funding Loan Agreement, a three-year $500 million credit facility described under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition," will provide Mid-State Homes, Inc. ("Mid-State Homes") with the funds needed to purchase the instalment notes and mortgages generated by Jim Walter Homes, Inc. ("Jim Walter Homes"). See "Business and Properties -- Mid-State Homes." The Company also believes that under present operating conditions sufficient operating cash flow will be generated through fiscal year 1999 to make all required interest and principal payments and planned capital expenditures and meet substantially all operating needs and that amounts available under the Bank Revolving Credit Facility described herein will be sufficient to meet peak operating needs. However, it is currently anticipated that sufficient operating cash flow will not be generated to repay at maturity the principal amount of the Series B Notes without refinancing a portion of such debt or selling assets. No assurance can be given that any refinancing will take place or that such sales of assets can be consummated. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".



     The degree to which the Company is leveraged and the terms governing the Company's debt instruments, including restrictive covenants and events of default, could have important consequences to holders of the Shares, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to service its indebtedness; (iii) terms of the Company's debt instruments will restrict the Company's ability to pay dividends and will impose other operating and financial restrictions; (iv) the Company may be more leveraged than other providers of similar products and services, which may place the Company at a competitive disadvantage; and (v) the Company's significant degree of leverage could make it more vulnerable to changes in general economic conditions. Following the Plan of Reorganization, the Company believes that it will be able through fiscal year 1999 to make its principal and interest payments as and when required with funds derived from its operations. However, unexpected declines in the Company's future business, increases in interest rates or the inability to borrow additional funds for its operations if and when required could impair the Company's ability to meet its debt service obligations and, therefore, have a material adverse effect on the Company's business and future prospects. No assurance can be given that additional debt or equity funds will be available when needed or, if available, on terms which are favorable to the Company. Moreover, the terms of the Company's indebtedness contain change in control provisions which may have the effect of discouraging a potential takeover of the Company. See "Capitalization," "Pro Forma Consolidated Statement of Operations," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition" and " -- Liquidity and Capital Resources" and "Description of Certain Indebtedness."

     Borrowings under the Company's $150 million Bank Revolving Credit Facility bear interest at rates that fluctuate. As of May 31, 1995, there were no borrowings under this facility; however there were $22,727,000 face amount of letters of credit outstanding thereunder. See "Description of Certain Indebtedness -- Bank Revolving Credit Facility."


Accounting Presentation


     The Company emerged from bankruptcy on March 17, 1995. Accordingly, the Company's Consolidated Balance Sheets at and after May 31, 1995 and its Consolidated Statements of Operations and Retained Earnings (Deficit) for May 31, 1995 and periods thereafter will not be comparable to the Consolidated Financial Statements for prior periods included elsewhere herein. Furthermore, the Company's Consolidated Statement of Operations and Retained Earnings (Deficit) for May 31, 1995 will not be comparable to the Company's consolidated statements of operations and retained earnings (deficit) for periods thereafter. Among other things, the Consolidated Statement of Operations and Retained Earnings (Deficit) for the year ended May 31, 1995 includes numerous adjustments required by the Plan of Reorganization, including adjustments to interest expense, payment of substantial professional expenses related to the bankruptcy and payment of $390 million pursuant to the Veil Piercing Settlement described herein. See "Business and Properties -- Legal Proceedings -- Asbestos-Related Litigation Settlements." Similarly, the Company's Consolidated Balance Sheet as of May 31, 1995 reflects consummation of the Plan of Reorganization, and therefore is not comparable to the Company's Consolidated Balance Sheets at May 31, 1994 or dates prior thereto.


Dividend Policy;
Restrictions on Payment of Dividends

     The Company has never paid dividends on its common stock and has no present intention of paying any dividends on the Common Stock. In addition, the covenants in certain debt instruments to which the Company is a party restrict the ability of the Company to pay dividends. Under the Bank Revolving Credit Facility, the Company may pay cash dividends only after August 31, 1995 in an amount during any twelve-month period not to exceed the lesser of $5,500,000 and the Company's Available Cash Flow (as defined in the Bank Revolving Credit Facility) during the four most recently completed fiscal quarters, and only provided that the Company has met or exceeded certain financial ratio tests and that no default under the Bank Revolving Credit Facility has occurred or would result from the payment of such dividends. In addition, the Indenture prohibits the Company from making Restricted Payments (defined to include cash dividends); provided, however, the Company is permitted to declare and pay a regular quarterly cash dividend not to exceed $.025 per share on its Common Stock and to pay additional cash dividends in limited amounts (as determined under the Indenture), in each case, so long as no default under the Indenture has occurred or would result from the payment of such cash dividend and certain other conditions are satisfied. See "Dividend Policy" and "Description of Certain Indebtedness -- Series B Senior Notes -- Covenants" and "-- Bank Revolving Credit Facility."

Holding Company Structure


     The Company has no business operations other than (i) holding the capital stock of its operating subsidiaries and intermediate holding companies, (ii) holding cash, cash equivalents and marketable securities and (iii) advancing funds to, and receiving funds from, its subsidiaries. In repaying its indebtedness the Company relies primarily on cash flows from its subsidiaries, including debt service and dividends. The ability of the Company's subsidiaries to make payments with respect to advances from the Company will be affected by the obligations of such subsidiaries to their creditors. Claims of holders of indebtedness of the Company against the cash flows and assets of the Company's subsidiaries will be effectively subordinated to claims of such creditors. The ability of such subsidiaries to pay dividends will also be subject to applicable law and, under certain circumstances, to restrictions contained in agreements entered into, or debt instruments issued, by the Company and its subsidiaries. Under the terms of the Bank Revolving Credit Facility, the subsidiaries of the Company may declare and pay dividends in cash to the Company to enable it to pay, among other things, amounts owing under the Series B Notes when such amounts become due and payable under the terms of the Indenture. See "Description of Certain Indebtedness -- Bank Revolving Credit Facility." The Series B Notes are secured by pledges of the capital stock of each of the direct and indirect subsidiaries of the Company other than Mid-State Homes and its subsidiaries and Cardem Insurance.

Restrictive Covenants


     The Indenture and the Bank Revolving Credit Facility contain a number of significant covenants that, among other things, restrict the ability of the Company and its subsidiaries to dispose of assets, incur additional indebtedness, make capital expenditures, pay dividends, create liens on assets, enter into leases, investments or acquisitions, engage in mergers or consolidations, or engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities (including change of control and asset sale transactions). In addition, under the Bank Revolving Credit Facility, the Company is required to maintain specified financial ratios and comply with certain financial tests, including interest coverage and fixed charge coverage ratios, maximum leverage ratios and minimum earnings before interest, taxes, depreciation and amortization expense, some of which become more restrictive over time. A substantial portion of the Company's indebtedness is secured by the capital stock or assets of certain subsidiaries of the Company.


     The Company currently is in compliance with the covenants and restrictions contained in its existing debt instruments. However, its ability to continue to so comply may be affected by events beyond its control. The breach of any of these covenants or restrictions could result in a default under those debt instruments, which would permit the lenders or other creditors thereunder to declare all amounts borrowed thereunder to be due and payable together with accrued and unpaid interest, would result in the termination of the commitments of the lenders under the Bank Revolving Credit Facility to make further loans and issue letters of credit and could permit such lenders and other creditors to proceed against the collateral securing the obligations owing to them. Any such default could have a significant adverse effect on the market value and the marketability of the Shares. See "Description of Certain Indebtedness."

Risks of Business Downturn


     Certain of the Company's businesses are affected by general economic or other factors outside their control. The sales of United States Pipe and Foundry Company ("U.S. Pipe") are dependent to some extent upon the rate of residential and non-residential building construction and other forms of construction activity, and are thus subject to certain economic factors such as general economic conditions, the underlying need for construction projects, interest rates and governmental incentives provided to building projects. The cyclical nature of U.S. Pipe's business is offset to some extent by U.S. Pipe's sales to the replacement market. The replacement market generally fluctuates less than the rate of new construction and therefore tends to have a stabilizing influence during a period of depressed construction activity. Jim Walter Homes is also sensitive to certain general economic and other factors. Its business has tended to be countercyclical to national home construction activity. In times of high interest rates or lack of availability of mortgage funds, and thus limited new home construction, Jim Walter Homes' volume of home sales tends to increase due to the terms of the financing it offers. However, in times of low interest rates and increased availability of mortgage funds, Jim Walter Homes' volume of home sales tends to decrease. Also, in times of low interest rates and high availability of mortgage funds, additional competition is able to enter the market. A significant portion of the sales of Jim Walter Resources, Inc. ("Jim Walter Resources") are made pursuant to long-term contracts, which tend to stabilize the results of its operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business and Properties."


Asbestos-Related Litigation Settlements

     As discussed more fully under "Recent History" and "Business and Properties -- Legal Proceedings -- Asbestos-Related Litigation Settlements," the Company and the Indemnitees were defendants in the Veil Piercing Litigation and are beneficiaries of the Veil Piercing Settlement.


     In order for a holder of a Veil Piercing Claim or any claim related to the LBO which is held by any person who has asserted or may in the future assert Veil Piercing Claims (such claims and Veil Piercing Claims, whether asserted in the past or in the future, collectively, the "Settlement Claims") to assert that Settlement Claim against the Company or any of the Indemnitees, such holder would have to attack the Plan of Reorganization, the approval of the Class (as defined under "Business and Properties -- Legal Proceedings -- Asbestos-Related Litigation Settlements"), the approval of the Veil Piercing Settlement and all of the actions taken under the Veil Piercing Settlement. Because there were no objections to the Plan of Reorganization or the

Veil Piercing Settlement (apart from an objection of the United States Environmental Protection Agency (the "EPA") concerning the scope of certain releases affecting government environmental claims; see "Business and Properties -- Legal Proceedings -- Plan of Reorganization"), such an attack would have to be based upon an alleged failure to provide due process under the United States Constitution. The Company believes, and the Bankruptcy Court has found, that due process requirements have been met. Should such an attack be sustained, however, the Company, the Indemnitees and the other Released Parties (as defined under "Business and Properties -- Legal Proceedings -- Asbestos-Related Litigation Settlements") could be exposed to additional liabilities in the future of an indeterminate, but possibly substantial, amount.



     Future holders of Settlement Claims may also attack the injunctions discussed under "Business and Properties -- Legal Proceedings -- Asbestos-Related Litigation Settlements" on the grounds that the Bankruptcy Court did not have jurisdiction over their future claims. The Company believes that the Bankruptcy Court and the Celotex bankruptcy court have jurisdiction to issue "channelling" injunctions barring such future claims. In addition, the provisions of Section 524(g) of the Bankruptcy Code explicitly authorize an injunction barring claims by future claimants asserting asbestos-related diseases. Accordingly, if the Celotex bankruptcy court confirms a plan of reorganization containing such an injunction, as contemplated by the Veil Piercing Settlement, and such plan of reorganization is consummated, Section 524(g) of the Bankruptcy Code would be an additional basis for preventing future Settlement Claims from being asserted against the Company, the Indemnitees and the other Released Parties. However, there can be no assurance that such a plan of reorganization will be confirmed and consummated. In addition, a future holder of a Settlement Claim may try to attack Section 524(g) as unconstitutional or try to preclude its application to the Company's case. Should that happen, the Company, the Indemnitees and the other Released Parties could be exposed to additional liabilities in the future of an indeterminate, but possibly substantial, amount.


     It is also possible that some constituencies might seek to have the terms of the Veil Piercing Settlement altered. In the National Gypsum reorganization, the trust established to settle asbestos claims has sought an order requiring the reorganized debtor in that case to make additional payments to the trust. The Company believes that should not happen in its case because the settlement amount is being paid into another reorganization pursuant to final court orders in both cases. Any such request would have to be made to the Bankruptcy Court, which has previously approved the settlement payment as fair. However, should such a request be made and granted, the Company, the Indemnitees and the other Released Parties could be exposed to additional liabilities in the future of an indeterminate, but possible substantial, amount.

Liquidity; Absence of Public Market


     Through the date hereof, there has been no established public trading market for the Common Stock. Pursuant to the Plan of Reorganization the Common Stock was issued to a limited number of investors. Application will be made to list the Common Stock on NASDAQ/NMS. There can be no assurance that any active trading market will develop or will be sustained for the Common Stock or as to the price at which the Common Stock may trade or that the market for the Common Stock will not be subject to disruptions that will make it difficult or impossible for the holders of Common Stock to sell shares in a timely manner, if at all, or to recoup their investment in the Common Stock.


     The prices at which the Shares may be sold will be determined by the Selling Security Holders or by agreement between Selling Security Holders and underwriters or dealers, if any. See "Plan of Distribution."

Effect of Future Sales of Common Stock


     No prediction can be made as to the effect, if any, that future sales of Shares, or the availability of Common Stock for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. Pursuant to the Plan of Reorganization, an aggregate of 50,494,313 shares of Common Stock were issued on the Effective Date of the Plan of Reorganization. Pursuant to Section 1145 of the Bankruptcy Code, all of the issued and outstanding shares of Common Stock are freely tradeable without registration under the Securities Act, except for shares issued to an "underwriter" (as defined in Section 1145(b) of the Bankruptcy Code) or subsequently acquired by an "affiliate" of the Company. Except in limited circumstances, none of the holders of such shares has agreed to restrict or otherwise limit in any way such holder's ability to dispose of such shares of Common Stock. See "Description of Capital Stock -- Common Stock Registration Rights Agreement." No assurance can be given that sales of substantial amounts of Common Stock will not occur in the foreseeable future or as to the effect that any such sales, or the perception that such sales may occur, will have on the market or the market price of the Common Stock. See "Market for the Common Stock."


Tax Considerations


     A substantial controversy exists with regard to federal income taxes allegedly owed by the Company. Proofs of claim have been filed by the Internal Revenue Service (the "IRS") in the aggregate amount of $110,560,883 with respect to fiscal years ended August 31, 1980 and August 31, 1983 through August 31, 1987, $31,468,189 with respect to fiscal years ended May 31, 1988 (nine months) and May 31, 1989 and $44,837,693 with respect to fiscal years ended May 31, 1990 and May 31, 1991. Objections to the proofs of claim have been filed by the Company and the various issues are being litigated in the Bankruptcy Court. The Company believes that such proofs of claim are substantially without merit and intends to defend such claims against the Company vigorously, but there can be no assurance as to the ultimate outcome.


     Set forth under "Certain Federal Income Tax Consequences" is a description of certain United States federal income tax consequences to prospective purchasers expected to result from the purchase, ownership and sale or other disposition of the Shares under currently applicable law.

Disputed Claims Reserves

     The total face amount of prepetition claims against the Company and certain of its subsidiaries which are still being disputed by the Company, including the Federal Income Tax Claims (see "Description of Capital Stock -- Future Stock Issuances"), is substantial. If the Company or any of its subsidiaries is unable to pay any claims which ultimately are allowed against it by the Bankruptcy Court, under the Plan of Reorganization the holders of such allowed claims would have recourse to the Company or any such subsidiary as applicable. Management does not expect that any allowed claims will have a material adverse effect on the Company's financial position.

Certain Corporate Governance Matters; Antitakeover Legislation


     The Restated Certificate of Incorporation of the Company (the "Charter") and the Plan of Reorganization provide that until March 17, 1998 the Board of Directors of the Company shall have nine members, two of whom must be Independent Directors (as defined under "Management -- Board of Directors"), three of whom must be senior officers of the Company, one of whom must be designated by KKR, an affiliate of certain principal stockholders of the Company, and three of whom must be designated by Lehman Brothers Inc. ("Lehman"), whose affiliate Lehman Brothers Holdings, Inc. ("Lehman Holdings") is another principal stockholder of the Company (except that (i) in certain circumstances KKR will have the right to compel the resignation of one or two of Lehman's designees and designate the successor(s), (ii) if more than one director is a designee of KKR, in certain circumstances Lehman will have the right to compel the resignation of one of KKR's designees and designate the successor and (iii) Lehman's or KKR's designees must resign if Lehman or KKR, as the case may be, cease to beneficially own a specified equity interest in the Company). See "Management -- Board of Directors" and "Security Ownership of Management and Principal Stockholders." As a result of this provision, stockholders of the Company other than Lehman and KKR will not have the ability to elect any of the Company's directors prior to March 17, 1998.


     In addition, the Charter and the Company's By-laws provide that until March 17, 1998 each committee of the Board of Directors (other than the Tax Oversight Committee) must include a number of directors designated by KKR and Lehman, respectively, so that each of KKR and Lehman has representation on the committee proportionate to its representation on the Board. The Charter provides that the foregoing provision and certain other provisions of the By-laws cannot be amended by the Board of Directors prior to March 17, 1998 unless 67% of the whole Board of Directors votes in favor of the amendment. See "Management -- Committees of the Board of Directors."

     The foregoing provisions would, among other things, impede the ability of a third party to acquire control of the Company by seeking election of its nominees to the Board of Directors.

     In addition, Section 203 ("Section 203") of the Delaware General Corporation Law (the "DGCL") provides that, subject to certain exceptions specified therein, an "interested stockholder" of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the date on which such stockholder becomes an "interested stockholder" unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder," (ii) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares), or (iii) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the "interested stockholder." Except as otherwise specified in
Section 203, an "interested stockholder" is defined to include (x) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date and (y) the affiliates and associates of any such person. For purposes of Section 203, the Board has approved the transaction (the consummation of the Plan of Reorganization) which resulted in Lehman and the Celotex Settlement Fund Recipient becoming "interested stockholders" and, accordingly, the Company believes that neither of them will be subject to the restrictions of Section 203 unless it ceases to be the owner of 15% or more of the outstanding voting stock of the Company and seeks to reattain such level of ownership. The Board also approved the purchase of Common Stock by Channel One Associates, L.P., a limited partnership the general partner of which is KKR Associates, L.P. ("Channel One"), and its affiliates and associates of 15% or more of the outstanding voting stock of the Company through open market purchases or otherwise. Accordingly, the Company believes that none of Channel One and its affiliates and associates (including the KKR Investors referred to in "Security Ownership of Management and Principal Stockholders") will be subject to the restrictions of Section 203. In connection with the above-described Board approval, Channel One and the KKR Investors agreed with the Company that they will not, and will not permit any of their affiliates to, vote any shares of Common Stock of the Company or otherwise take any other action to modify the composition of the Board of Directors of the Company prior to April 6, 1998 other than as expressly provided for in the Company's Charter and the Plan of Reorganization and that during such period they will not participate in the solicitation of proxies to vote, or seek to advise or influence any person with respect to, voting securities of the Company to modify the composition of the Board of Directors, or propose, assist in or encourage any person in connection with any of the foregoing. See "Description of Capital Stock -- Antitakeover Legislation."

     Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. The Charter does not exclude the Company from the restrictions imposed under Section 203. The provisions of Section 203 may encourage companies interested in acquiring the Company to negotiate in advance with the Board of Directors because the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Such provisions also may have the effect of preventing changes in the management of the Company. It is possible that such provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.



                                  THE COMPANY


     The Company, through its direct and indirect subsidiaries currently offers a diversified line of products and services for homebuilding, water and waste water transmission, residential and non-residential construction, and industrial markets. A brief description of the Company's four major operating groups follows.

     The Homebuilding and Related Financing Group sells, constructs on the customer's site, and finances standardized partially-finished homes. Sales are made in approximately 23 states, primarily in the southern part of the United States. Substantially all of the sales are made on credit provided by the Group. A credit purchaser must provide his own land and give a first mortgage or deed of trust to secure payment of the purchase price of the home.



     The Water and Waste Water Transmission Products Group is one of the largest domestic manufacturers of ductile iron pressure pipe and fittings. The Group also manufactures valves and hydrants, fittings and castings.



     The Natural Resources Group engages in coal mining and a related degasification program. The Group owns four coal mines in Alabama and has the capacity to produce a total of 9.5 million tons of coal annually. The Group produced 7.6 million tons of coal in fiscal 1995. A substantial portion of this output is under long-term contracts and the balance will be used internally to produce furnace and foundry coke or sold to other customers on a short-term contract or spot market basis. The Company does not consider itself to be a significant factor in the domestic or international coal markets.



     The Industrial and Other Products Group produces furnace and foundry grades of coke, industrial chemicals, slag wool products, aluminum sheet, aluminum foil, window and door screens, window balances, fireplace inserts, fireplaces and accessories, municipal and original equipment manufacturer castings, patterns and tooling and resin coated sand. See "Business and Properties."


     The Company's executive offices are located at 1500 North Dale Mabry Highway, Tampa, Florida 33607. The Company's telephone number is (813) 871-4811.


                                 RECENT HISTORY

     The Company was organized in August 1987 by a group of investors led by KKR for the purpose of acquiring Original Jim Walter, pursuant to the LBO. Following its organization, the Company organized and acquired all of the outstanding shares of capital stock of a group of direct and indirect wholly owned subsidiaries, including HAC. On September 18, 1987, HAC acquired approximately 95% of the outstanding shares of common stock of Original Jim Walter pursuant to the Tender Offer. On January 7, 1988, (i) Original Jim Walter merged into HAC (which changed its name to Jim Walter Corporation), (ii) HAC distributed substantially all of its assets (principally excluding the stock of Celotex and several other subsidiaries of Original Jim Walter) to a parent corporation of HAC (which was merged into the Company on April 1, 1991) in redemption of all of the shares of capital stock of HAC owned by such parent corporation, (iii) HAC merged into its other stockholder, another indirect wholly owned subsidiary of the Company, and (iv) the surviving corporation of such merger changed its name to Jim Walter Corporation.

     Following the Merger and prior to the commencement of the Chapter 11 Cases, the Company undertook a program of corporate reorganizations and asset dispositions, which were contemplated by all of the debt agreements entered into in connection with the Tender Offer and the Merger. Pursuant to this program the Company restructured and/or disposed of certain of the businesses of Original Jim Walter, including the disposition in April, 1988 of all of the stock of the parent corporation of J-II.


     Also during this time, the Company, certain of its subsidiaries and the Indemnitees were named as co-defendants in the Veil Piercing Litigation brought by or on behalf of the Asbestos Claimants against Celotex alleging, among other things, that (i) Original Jim Walter, its successors and other entities, including the Company and certain of its subsidiaries, were liable for all damages, including asbestos-related damages, caused by products manufactured, sold and distributed by a predecessor of Celotex by reason of the Veil Piercing Claims, and (ii) the aforementioned distribution by HAC of substantially all of its assets pursuant to the LBO constituted a fraudulent conveyance. See "Business and Properties -- Legal Proceedings -- Asbestos-Related Litigation Settlements."



     On December 27, 1989, the Company and 31 of its subsidiaries each filed a voluntary petition for reorganization under Chapter 11 with the Bankruptcy Court; one additional subsidiary also filed a voluntary petition for reorganization under Chapter 11 with the Bankruptcy Court on December 3, 1990. Two other subsidiaries, Cardem Insurance and J.W. Railroad, did not file petitions for reorganization under Chapter 11. The filing of the voluntary petitions resulted from a sequence of events stemming primarily from an inability of the Company's interest reset advisors to reset interest rates on approximately $624 million of outstanding indebtedness, which indebtedness by its terms required that the interest rates thereon be reset to the rate per annum such indebtedness should bear in order to have a bid value of 101% of the principal amount thereof as of December 2, 1989. The reset advisors' inability to reset the interest rates was primarily attributable to two factors: (i) uncertainties arising from the pending Veil Piercing Litigation, including the possibility either that such litigation would lead to the prohibition of further asset sales and debt repayment or that substantial new asbestos-related claims might become assertible against the Company, which uncertainties materially hindered the ability of the Company and its subsidiaries to pursue a refinancing or sell assets to reduce debt, and (ii) general turmoil in the high yield bond markets at such time, both of which depressed the bid value of such indebtedness.


     On January 2, 1990, the Company and each of its subsidiaries party to the Chapter 11 Cases filed the Adversary Proceeding against all known Asbestos Claimants who had filed Veil Piercing Claims, Celotex and Jim Walter Corporation seeking a declaration, among other things, that (i) the corporate veil between Celotex and Original Jim Walter could not be pierced, (ii) the Company could not be held liable for the asbestos-related liabilities of either Celotex or Jim Walter Corporation on any grounds and (iii) the LBO could not be deemed a fraudulent conveyance.

     In January 1994, the indenture trustees for certain pre-LBO debentures of Original Jim Walter assumed by the Company brought the Fraudulent Conveyance Lawsuit for the benefit of the Company's estate and its creditors, which alleged that the issuance of debt in connection with the LBO constituted a fraudulent conveyance under New York and Florida law. The plaintiffs sought to avoid the obligations incurred by the Company and its subsidiaries in the LBO.


     On the Effective Date of the Plan of Reorganization, the Company and its subsidiaries emerged from bankruptcy pursuant to the Plan of Reorganization. Pursuant to the Plan of Reorganization, 50,494,313 shares of Common Stock were issued to certain former creditors and stockholders of the Company and its subsidiaries and $490,000,000 aggregate principal amount of Series B Notes were issued to certain former creditors of the Company and its subsidiaries.



     Also pursuant to the Plan of Reorganization, (i) the Veil Piercing Claims, the Veil Piercing Litigation and the Adversary Proceeding, among other things, were settled after a ruling by the Bankruptcy Court (which was confirmed on appeal by the United States District Court for the Middle District of Florida) finding in favor of the Company on every claim in the Adversary Proceeding and
(ii) the Fraudulent Conveyance Lawsuit was settled. See "Business and Properties -- Legal Proceedings -- Asbestos-Related Litigation Settlements."



                                DIVIDEND POLICY

     The Company has never paid dividends on its common stock and has no present intention of paying any dividends on the Common Stock. The declaration and payment of future dividends to holders of Common Stock will be at the discretion of the Company's Board of Directors and will depend upon many factors, including the Company's financial condition, earnings, capital requirements of its operating subsidiaries, legal requirements and such other factors as the Board of Directors deems relevant.

     Under the DGCL, the Company may only declare and pay dividends out of surplus (as defined in the DGCL), or, if there is no surplus and subject to certain conditions, net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

     Under the Bank Revolving Credit Facility, the Company may pay cash dividends only after August 31, 1995 in an amount during any twelve-month period not to exceed the lesser of $5,500,000 and the Company's Available Cash Flow (as defined in the Bank Revolving Credit Facility) during the four most recently completed fiscal quarters, provided that the Company has met or exceeded certain financial ratio tests and that no default under the Bank Revolving Credit Facility has occurred or would result from the payment of such dividends. In addition, the Indenture prohibits the Company from making Restricted Payments (defined to include cash dividends); provided, however, the Company is permitted to declare and pay a regular quarterly cash dividend not to exceed $.025 per share on its Common Stock and to pay additional cash dividends in limited amounts (as determined under the Indenture), in each case, so long as no default under the Indenture has occurred or would result from the payment of such cash dividend and certain other conditions are satisfied. See "Description of Certain Indebtedness -- Series B Senior Notes -- Covenants" and "-- Bank Revolving Credit Facility."


                          MARKET FOR THE COMMON STOCK


     Through the date hereof there has been no established public trading market for the Common Stock. See "Certain Risk Factors -- Liquidity; Absence of Public Market." Pursuant to the Plan of Reorganization, an aggregate of 50,494,313 shares of Common Stock were issued on the Effective Date of the Plan of Reorganization. Beginning on September 13, 1995 (180 days after the Effective Date of the Plan of Reorganization), up to 4,374,453 additional shares of Common Stock may be issued to certain current and former stockholders of the Company pursuant to the Plan of Reorganization. See "Security Ownership of Management and Principal Stockholders" and "Description of Capital Stock -- Future Stock Issuances." In reliance on the exemption provided by Section 1145 of the Bankruptcy Code, none of the Common Stock was or will be registered under the Securities Act in connection with its issuance pursuant to the Plan of Reorganization; however, 31,446,414 of those shares are being registered hereby for resale by the Selling Security Holders pursuant to certain registration rights. See "Description of Capital Stock -- Common Stock Registration Rights Agreement." The remaining shares of Common Stock are or will be freely tradeable without registration under the Securities Act, except for shares issued to an "underwriter" (as defined in Section 1145(b) of the Bankruptcy Code) or subsequently acquired by an "affiliate" of the Company, all of which shares will be "restricted securities" within the meaning of Rule 144 under the Securities Act ("Rule 144"). Shares of Common Stock which are "restricted securities" within the meaning of Rule 144 may not be resold in absence of registration under the Securities Act other than in accordance with Rule 144 or another exemption from registration. See "Description of Capital Stock -- Common Stock Registration Rights Agreement" for a discussion of the rights of certain stockholders of the Company to request registration of sales of their shares of Common Stock. As of July 11, 1995, there were approximately 89 holders of record of Common Stock and there were no outstanding options or warrants to purchase, or securities convertible into, Common Stock.

                                 CAPITALIZATION


     The following table sets forth the consolidated capitalization of the Company and its subsidiaries as of May 31, 1995. This table should be read in conjunction with the Company's Consolidated Financial Statements and the notes thereto.

                                                             May 31, 1995
                                                         --------------------
                                                        (Dollars in thousands)

        Long-Term Senior Debt:
          Mid-State Trust II Mortgage-Backed Notes  . .      $   584,000
          Mid-State Trust III Asset Backed Notes  . . .          173,527
          Mid-State Trust IV Asset Backed Notes . . . .          953,843
          Mid-State Trust V Variable Funding Loan(1)  .           15,000
          12.19% Series B Senior Notes Due 2000 . . . .          490,000
          Bank Revolving Credit Facility(2) . . . . . .               --
          Other Senior Debt . . . . . . . . . . . . . .            4,000
                                                             -----------
                                                             $ 2,220,370
                                                             ===========

        Stockholders Equity:
          Common Stock (par value $.01 per share,
           200,000,000 shares authorized, 50,494,313
           shares issued and outstanding) . . . . . . .      $      505
          Capital in Excess of Par Value  . . . . . . .        1,159,384
          Retained Earnings (Deficit) . . . . . . . . .         (793,165)
          Excess of Additional Pension Liability
           over Unrecognized Prior Years Service Cost .           (5,950)
                                                             -----------
                                                             $   360,774
                                                             ===========


(1) The Mid-State Trust V Variable Funding Loan is available to provide temporary financing to Mid-State Homes for its current purchases of instalment notes and mortgages from Jim Walter Homes. The agreement provides for a three-year $500 million credit facility secured by the instalment notes and mortgages Mid-State Trust V purchases from Mid-State Homes. See "Business and Properties -- Mid-State Homes."

(2) The Bank Revolving Credit Facility is available to provide up to $150 million at any time outstanding for working capital needs with a sublimit for trade and standby letters of credit in an amount not in excess of $40 million and a sub-facility for swingline advances in an amount not in excess of $15 million. See "Description of Certain Indebtedness -- Bank Revolving Credit Facility."

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

     The following unaudited pro forma consolidated statement of operations was prepared to illustrate the estimated effects of the Plan of Reorganization and related financings and the application of the proceeds thereof as if they had occurred as of June 1, 1994.

     The following unaudited pro forma consolidated statement of operations does not purport to be indicative of the results of operations that would actually have been reported had such transactions in fact been consummated on such date or of the results of operations that may be reported by the Company in the future. The unaudited pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable. All of the information presented below should be read in conjunction with the Company's Consolidated Financial Statements and the notes thereto and the other information contained elsewhere in this Prospectus.



                                        Pro Forma Consolidated Statement of Operations
                                                          (Unaudited)

                                                                                 For the year ended May 31, 1995
                                                                    ----------------------------------------------------------
                                                                       As Reported         Adjustments          Pro Forma
                                                                    ------------------- --------------------------------------
                                                                         (Dollars in thousands except per share amounts)

        Sales and revenues:
          Net sales . . . . . . . . . . . . . . . . . . . . . . .        $1,181,635                               $1,181,635
          Time charges  . . . . . . . . . . . . . . . . . . . . .           222,221                                  222,221
          Miscellaneous . . . . . . . . . . . . . . . . . . . . .            30,838                                   30,838
          Interest income from Chapter 11 proceedings . . . . . .             7,628          $   (7,628)(1)               --
                                                                         ----------          ----------           ----------
                                                                          1,442,322              (7,628)           1,434,694
                                                                         ----------          ----------           ----------

        Costs and expenses:
          Cost of sales . . . . . . . . . . . . . . . . . . . . .           951,381                                  951,381
          Depreciation, depletion and amortization  . . . . . . .            72,037                                   72,037
          Selling, general and administrative . . . . . . . . . .           130,616                                  130,616
          Postretirement health benefits  . . . . . . . . . . . .            25,961                                   25,961
          Provision for possible losses . . . . . . . . . . . . .             4,485                                    4,485
          Chapter 11 costs  . . . . . . . . . . . . . . . . . . .           442,362            (442,362)(2)               --
          Interest and amortization of debt discount and expense            304,548             (81,364)(3)          223,184
          Amortization of excess of purchase price over net assets
           acquired   . . . . . . . . . . . . . . . . . . . . . .            40,027                                   40,027
                                                                         ----------          ----------           ----------
                                                                          1,971,417            (523,726)           1,447,691
                                                                         ----------          ----------           ----------
                                                                           (529,095)            516,098              (12,997)


        Income tax benefit (expense)  . . . . . . . . . . . . . .           170,450            (195,730)(4)          (25,280)
                                                                         ----------          ----------           ----------
        Net income (loss) . . . . . . . . . . . . . . . . . . . .        $ (358,645)         $  320,368           $  (38,277)
                                                                         ==========          ==========           ==========
        Net loss per share  . . . . . . . . . . . . . . . . . . .                                                 $    (0.75)(5)
                                                                                                                  ==========
        Weighted average shares outstanding(5)  . . . . . . . . .                                                 50,988,626(5)



   Changes from historical financial statements in the pro forma consolidated statement of operations consist of the following adjustments (all amounts in thousands):

(1) Interest income from Chapter 11 proceedings of $7,628, which would not have been realized assuming the Plan of Reorganization became effective June 1, 1994, has been eliminated.

(2) Chapter 11 costs of $442,362, which would not have been incurred assuming the Plan of Reorganization became effective June 1, 1994, have been eliminated.

(3) Interest and amortization of debt discount and expense has been reduced by $81,364 to give retroactive effect as if all indebtedness to be repaid pursuant to the Plan of Reorganization was so done as of June 1, 1994 and the $490 million of Series B Notes had been outstanding for the full year ended May 31, 1995. Borrowings under the Mid-State Trust IV Asset Backed Notes were assumed to increase during the period June 1, 1994 through November 30, 1994 proportionately with the comparable period increase in the outstanding economic balance of the instalment notes sold by Mid-State Homes to Mid-State Trust IV on March 16, 1995. Borrowings under the Mid-State Trust V Variable Funding Loan Agreement were based on 78%
     of Jim Walter Homes' credit sales during the six-month period commencing on December 1, 1994 and ending on May 31, 1995. This time period is subsequent to the Mid-State Trust IV cut-off date for purchases of instalment notes from Mid-State Homes. See "Business and Properties -- Mid-State Homes." No working capital borrowings were assumed under the Bank Revolving Credit Facility. Pro forma interest expense, however, includes letter of credit fees and unused working capital commitment fees.

(4) The income tax benefit has been adjusted at the applicable statutory rates to give effect to the pro forma adjustments described above.

(5) Net loss per share has been computed based on the weighted average number of shares of Common Stock issuable (50,988,626, which includes 494,313 additional shares of Common Stock required to be issued on September 13, 1995 (180 days after the Effective Date of the Plan of Reorganization) pursuant to the Plan of Reorganization, but does not include up to 3,880,140 additional shares that will be issued to an escrow account on such date pursuant to the Plan of Reorganization because such issuance is contingent on future events and would be anti-dilutive; see "Description of Capital Stock -- Future Stock Issuances").

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA


     The following data, insofar as it relates to each of the fiscal years 1991 through 1995, has been derived from annual financial statements, including the consolidated balance sheets at May 31, 1995 and 1994 and the related consolidated statements of operations and retained earnings (deficit) and of cash flows for the three years ended May 31, 1995 and the notes thereto appearing elsewhere herein. All of the information presented below should be read in conjunction with the Company's Consolidated Financial Statements and the notes thereto, the Pro Forma Consolidated Statement of Operations and the notes thereto and the other information contained elsewhere in this Prospectus.





                                                                             Years ended May 31,
                                                ----------------------------------------------------------------------------
                                                    1991(1)          1992          1993(4)          1994           1995
                                                --------------  --------------  --------------  --------------  ------------
                                                                                   (Dollars in thousands)

            Summary of Operations:
              Sales and revenues  . . . . . . .  $ 1,326,397    $ 1,366,581     $ 1,318,986    $ 1,328,524    $ 1,442,322
              Cost of sales (exclusive of
               depreciation)  . . . . . . . . .      826,455        891,882         804,411        845,061        951,381
              Depreciation, depletion and
               amortization   . . . . . . . . .       75,099         82,801          70,483         71,035         72,037
              Interest and amortization of debt
               discount and expense(2)  . . . .      209,511        177,060         171,581        155,470        304,548
              Income tax expense (benefit)  . .       19,454         12,463          24,328         28,917       (170,450)
              Income (loss) before discontinued
               operations and cumulative
               effect of accounting
               change(1)(4)   . . . . . . . . .       20,632         22,342          46,594          7,175       (358,645)
              Net income (loss) . . . . . . . .       14,462         22,342         (58,014)         7,175       (358,645)
              Ratio of earnings from continuing
               operations to fixed charges(3)           1.19           1.18            1.39           1.22              --

            Additional Financial Data:
              Gross capital expenditures  . . .    $  69,046      $  68,349       $  71,708      $  69,831      $  91,317
              Net property, plant and equipment
                                                     683,777        664,622         663,040        657,863        662,792
              Total assets  . . . . . . . . . .    3,276,211      3,171,266       3,223,234      3,140,892      3,245,153
              Long term senior debt . . . . . .    1,073,919        948,782       1,046,971        871,970      2,220,370
              Liabilities subject to Chapter 11
               proceedings  . . . . . . . . . .    1,883,704      1,845,328       1,725,631      1,727,684              --
              Stockholders equity (deficit) . .     (253,282)      (230,119)       (287,737)      (282,353)       360,774

              Employees at end of year  . . . .        8,104          7,645           7,545          7,676          7,888



(1) The selected financial data reflects operations sold as discontinued operations.

(2) Interest on unsecured obligations not accrued since December 27, 1989 amounted to $163.7 million in each of the years ended May 31, 1991 through 1994. The Company recorded additional interest and amortization of debt discount and expense of $141.4 million related to the consummation of the Plan of Reorganization in fiscal 1995.

(3) The ratio of earnings from continuing operations to fixed charges is computed by dividing the sum of income (loss) from continuing operations and fixed charges by fixed charges. Fixed charges consist of interest expense, amortization of debt discount and expense and the portion (one-third) of rent expense deemed to represent interest. For the year ended May 31, 1995, the loss from continuing operations plus fixed charges was inadequate to cover fixed charges. The coverage deficiency was $530.3 million. On a pro forma basis for the fiscal year ended May 31, 1995, after giving effect to the Plan of Reorganization and the related transactions as if they had occurred as of June 1, 1994, the loss from continuing operations plus fixed charges would have been inadequate to cover fixed charges. The coverage deficiency would have been $14.2 million. See "Pro Forma Consolidated Statement of Operations."

(4)  The Company adopted FAS 106 and FAS 109 during fiscal year 1993.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction


     This discussion should be read in conjunction with the Company's Consolidated Financial Statements and the notes thereto, particularly the "Segment Information" on pages F-25 and F-26 which presents sales and operating income by operating group.



     Pursuant to the Plan of Reorganization, the Company emerged from bankruptcy on March 17, 1995. Accordingly, the Company's Consolidated Balance Sheets at and after May 31, 1995 and its Consolidated Statements of Operations and Retained Earnings (Deficit) for May 31, 1995 and periods thereafter will not be comparable to the Consolidated Financial Statements for prior periods included elsewhere herein. Furthermore, the Company's Consolidated Statement of Operations and Retained Earnings (Deficit) for May 31, 1995 will not be comparable to the Company's consolidated statements of operations and retained earnings (deficit) for periods thereafter.


Results of Operations


     Years ended May 31, 1995 and 1994. Net sales and revenues for the year ended May 31, 1995 were $113.8 million, or 8.6%, greater than the prior year, with a 7.0% increase in volume and a 1.6% increase in pricing and/or product mix. The increase in net sales and revenues was the result of improved sales and revenues in all operating groups except Homebuilding and Related Financing.



     Industrial and Other Products Group sales and revenues were $59.6 million, or 26.5%, greater than the prior year. Increased sales volumes of aluminum foil and sheet products, foundry coke, chemicals, patterns and tooling, resin coated sand, window components and metal building and foundry products, combined with higher selling prices for aluminum foil and sheet products, furnace coke, window components and metal building and foundry products and a $3.6 million gain from the sale of JW Window Components, Inc.'s ("JW Window Components") Hialeah, Florida facility were partially offset by reduced sales volumes of furnace coke and slag wool. The Group's operating income of $11.9 million was $1.9 million lower than the prior year. The decrease was the result of higher manufacturing costs in the window components business due to increased raw material costs, especially aluminum, a major raw material component, startup costs associated with the consolidation and relocation during 1995 of JW Window Components' Hialeah, Florida and Columbus, Ohio operations to Elizabethton, Tennessee and reduced operating efficiencies, including startup problems associated with relocation of Vestal Manufacturing Company's ("Vestal Manufacturing") steel fabrication operation in May 1994. These decreases were partially offset by increased income for aluminum foil and sheet, foundry coke, chemicals, patterns and tooling and resin coated sand due to the sales increases, improved gross profit margins for furnace coke and the gain from the Hialeah facility sale.



     Water and Waste Water Transmission Products Group sales and revenues were $55.0 million, or 15.4%, ahead of the prior year. The increase was the result of higher sales volumes and prices for ductile iron pressure pipe, valves and hydrants and castings. The order backlog for pressure pipe at May 31, 1995 was 121,548 tons, which represents approximately three months' shipments, compared to 111,907 tons at May 31, 1994. Operating income of $28.5 million exceeded the prior year by $2.8 million. The improved performance resulted from the increased sales prices and volumes, partially offset by higher raw material costs, especially scrap, a major raw material component.



     Natural Resources Group sales and revenues were $12.8 million, or 4.0%, greater than the prior year. The increase resulted from greater sales volumes for coal and a $6.1 million gain from the sale of excess real estate, partially offset by lower sale prices for coal and methane gas and lower outside coal and gas royalty income. A total of 7.20 million tons of coal was sold in 1995 versus 6.56 million tons in 1994, a 9.8% increase. The increase in tonnage sold was the result of increased shipments to Alabama Power Company ("Alabama Power") and certain export customers, partially offset by lower shipments to Japanese steel mills. Increased shipments to Alabama Power were the result of a new agreement signed May 10, 1994 (the "New Alabama Power Contract") for the sale and purchase of coal, replacing the 1979 contract and the 1988 amendment thereto. See "Business and Properties -- Jim Walter Resources." Under the New Alabama Power Contract, Alabama Power will purchase 4.0 million tons of coal per year from Jim Walter Resources during the period July 1, 1994 through August 31, 1999. In addition, Jim Walter Resources will have the option to extend the New Alabama

Power Contract through August 31, 2004, subject to mutual agreement on the market pricing mechanism and certain other terms and conditions of such extension. The New Alabama Power Contract has a fixed price subject to an escalation based on the Consumer Price Index or another appropriate published index and adjustments for government impositions and quality. The New Alabama Power Contract includes favorable modifications of specification, shipping deviations and changes in transportation arrangements. The average price per ton of coal sold decreased $2.79 from $44.13 in 1994 to $41.34 in 1995 due to lower prices realized on shipments to Alabama Power, the Japanese steel mills and certain export customers. Blue Creek Mine No. 5 ("Mine No. 5") was shut down from November 17, 1993 through December 16, 1993 and from early April 1994 until May 16, 1994 as a result of a fire due to spontaneous combustion heatings. Representatives of Jim Walter Resources, the Mine Safety and Health Administration ("MSHA"), Alabama State Mine Inspectors and the United Mine Workers of America ("UMWA") agreed that the longwall coal panel being mined in Mine No. 5 at the time the fire recurred in April 1994 would be abandoned and sealed off. Development mining for the two remaining longwall coal panels in this section of the mine resumed on May 16, 1994 and mining on the first longwall panel resumed on January 17, 1995. Production was adversely impacted until such date; however, a portion of the increased costs is expected to be recovered from business interruption insurance and the Company has commenced litigation seeking to enforce such insurance. See "Business and Properties -- Legal Proceedings -- Jim Walter Resources" and Note 11 of Notes to Financial Statements. Operating income of $20.1 million exceeded the prior year by $21.2 million. The improved performance principally resulted from the increased sales volumes of coal, lower costs per ton of coal produced ($37.13 in 1995 versus $38.29 in 1994) and the gain on the sale of certain excess real estate, partially offset by decreases in selling prices for coal and methane gas and lower outside coal and gas royalty income.



     Homebuilding and Related Financing Group sales and revenues were $17.4 million, or 4.1%, below the prior year. This performance reflects a 4.7% decrease in the number of homes sold, from 4,331 units in 1994 to 4,126 units in 1995, partially offset by an increase in the average selling price per home sold, from $38,300 in 1994 to $40,200 in 1995. The decrease in unit sales reflects continuing strong competition in virtually every Jim Walter Homes sales region. The higher average selling price in 1995 principally reflects a smaller percentage of the lower priced Affordable line homes sold. Jim Walter Homes' backlog at May 31, 1995 was 1,529 units (all of which are expected to be completed prior to the end of fiscal 1996) compared to 2,065 units at May 31, 1994. Time charge income (revenues received from Mid-State Homes' instalment note portfolio) decreased from $238.1 million in 1994 to $222.2 million in 1995. The decrease in time charge income is attributable to a reduction in the total number of accounts and lower payoffs received in advance of maturity, partially offset by an increase in the average balance per account in the portfolio. The Group's operating income of $76.5 million (net of interest expense) was $25.4 million below the prior year. This decrease resulted from the lower number of homes sold, reduced homebuilding gross profit margins resulting from discounts related to sales promotions on certain models, the decrease in time charge income and higher interest expense in 1995 ($131.6 million) as compared to that incurred in 1994 ($128.8 million), partially offset by the increase in the average selling price per home sold.



     Cost of sales, exclusive of depreciation, of $951.4 million was 80.5% of net sales versus $845.1 million and 79.1% in 1994. The cost of sales percentage increase was primarily the result of lower gross profit margins on home sales, pipe products, window components and metal building and foundry products.

     Selling, general and administrative expenses (exclusive of postretirement health benefits) of $130.6 million were 9.1% of net sales and revenues in 1995 versus $127.9 million and 9.6% in 1994.

     Chapter 11 costs of $442.4 million in 1995 include $390 million in settlement of all asbestos-related veil piercing claims and related legal fees and $52.4 million for professional fees, settlement of various disputed claims and other bankruptcy expenses. See "Business Properties -- Legal Proceedings -- Asbestos-Related Litigation Settlements."



     Interest and amortization of debt discount and expense increased $149.1 million principally due to $141.4 million of additional interest and amortization of debt expense related to consummation of the Plan of Reorganization. The average rate of interest in 1995 was 10.19% (such rate calculated excluding $141.4 million additional interest and amortization of debt discount and expense related to the consummation of the Plan of Reorganization) versus 9.58% in 1994. The prime interest rate ranged from 7.25% to 9.0% in 1995 compared to a range of 6.0% to 7.25% in 1994. During the pendency of the Chapter 11 Cases, the Company did not accrue interest on its pre-filing date unsecured debt obligations.

     Amortization of excess of purchase price over net assets acquired (goodwill) decreased $8.5 million primarily due to lower payoffs received in advance of maturity on the instalment note portfolio.

     The income tax benefit for 1995 was $170.5 million, which included recognition of tax benefits resulting from $583.8 million of additional expenses related to consummation of the Plan of Reorganization previously mentioned, compared to income tax expense of $28.9 million in 1994. On August 10, 1993, the Omnibus Budget Reconciliation Act of 1993 was signed into law raising the federal corporate income tax rate to 35% from 34% retroactive to January 1, 1993. The effect of the rate change resulted in a $2.8 million charge to deferred tax expense in 1994. See Note 8 of Notes to Financial Statements for further discussion of income taxes.

     The net loss for 1995 and the net income for 1994 reflect all of the previously mentioned factors as well as the impact of slightly higher postretirement health benefits, partially offset by greater interest income from Chapter 11 proceedings.

     Years ended May 31, 1994 and 1993. Net sales and revenues for the year ended May 31, 1994 were $9.5 million, or .7%, greater than the prior year. The improved performance was the result of increased pricing and/or product mix as sales volumes were level with the prior year. The increase in net sales and revenues was the result of improved sales and revenues in all operating groups except the Natural Resources Group.



     Homebuilding and Related Financing Group sales and revenues were $5.2 million, or 1.2%, greater than the prior year. This performance reflects a 3.5% increase in the average selling price per home sold, from $37,000 in 1993 to $38,300 in 1994, which was more than offset by a 9.5% decrease in the number of homes sold, from 4,784 units in 1993 to 4,331 units in 1994. The higher average selling price in 1994 reflects a price increase instituted on April 1, 1993 to compensate for higher lumber costs and a greater percentage of "90% complete" homes sold in 1994 versus the prior year. The decrease in unit sales resulted from strong competition in virtually every Jim Walter Homes sales region. Jim Walter Homes' backlog at May 31, 1994 was 2,065 units compared to 1,831 units at May 31, 1993. Time charge income (revenues received from Mid-State Homes's instalment note portfolio) increased from $218.7 million in 1993 to $238.1 million in 1994. The increase in time charge income is attributable to increased payoffs received in advance of maturity and to an increase in the average balance per account in the portfolio. The Group's operating income of $102.0 million (net of interest expense) exceeded the prior year by $13.1 million. This improvement resulted from the increase in the average selling price per home sold, the higher time charge income and lower interest expense in 1994 ($128.8 million) compared to that incurred in 1993 ($137.9 million), partially offset by the lower number of homes sold, reduced homebuilding gross profit margins and higher selling, general and administrative expenses. The lower gross profit margins were the result of higher average lumber prices, the effect of discounts relating to sales promotions on certain models instituted during the period February 1994 through May 1994 and the decision in October 1992 to reduce gross profit margins on five smaller basic shelter homes to generate additional sales.

     Industrial and Other Products Group sales and revenues were $12.1 million, or 5.7%, ahead of the prior year. Increased sales volumes of aluminum foil, foundry coke, window components, metal building and foundry products, resin coated sand and chemicals, combined with higher selling prices for furnace coke and window components, were partially offset by lower sales volumes of slag wool and patterns and tooling and lower selling prices for aluminum foil and sheet products. The Group's operating income of $13.9 million was $2.6 million greater than the prior year. The improved performance resulted from the sales increases and higher gross profit margins for furnace coke and slag wool, partially offset by reduced margins for chemicals, foundry coke, window components, metal building and foundry products, resin coated sand and patterns and tooling.

     Water and Waste Water Transmission Products Group sales and revenues were $26.0 million, or 7.8%, ahead of the prior year. The increase was the result of higher selling prices and volumes for ductile iron pressure pipe and valves and hydrants, greater castings sales volume and increased selling prices for fittings, partially offset by lower fittings volume. The order backlog of pressure pipe at May 31, 1994 was 111,907 tons compared to 121,173 tons at May 31, 1993. Operating income of $25.6 million exceeded the prior year period by $9.6 million. The improved performance resulted from the increased sales prices and volumes, partially offset by higher raw material costs, especially scrap (a major raw material component) and lower gross profit margins for castings.



     Natural Resources Group sales and revenues were $31.6 million, or 9.0%, below the prior year. The decrease resulted from lower sales volumes and prices for coal and reduced methane gas selling prices, partially offset by increased methane gas sales volume and an increase in outside gas and timber royalty income. A total of 6.56 million tons of coal was sold in 1994 versus 7.18 million tons in 1993, an 8.6% decrease. The decrease in tonnage sold was the result of lower shipments to Alabama Power and Japanese steel mills. Reduced shipments to Alabama Power were the result of an agreement reached with Alabama Power to ship reduced tonnage for the contract year ending June 30, 1994 (see "Business and Properties -- Jim Walter Resources"). The average price per ton of coal decreased 1.6%, from $44.84 in 1993 to $44.13 in 1994, due to lower prices realized on shipments to Japanese steel mills and other export customers. As previously mentioned, Mine No. 5 was shut down from November 17, 1993 through December 16, 1993 and from early April 1994 until May 16, 1994 as a result of a fire due to spontaneous combustion heatings. Representatives of Jim Walter Resources, MSHA, Alabama State Mine Inspectors and the UMWA investigated the problem. Because the area of the suspected fire was inaccessible, a decision was made to drill vertical holes from the surface and flood the area with combinations of water, carbon dioxide, foam and cementitious mixtures to neutralize the fire. MSHA approved the resumption of operations at the mine on December 17, 1993. In early April 1994, the fire recurred and the mine was shut down. Representatives of Jim Walter Resources, MSHA, Alabama State Mine Inspectors and the UMWA agreed that the longwall coal panel being mined at the time the fire recurred would be abandoned and sealed off. Development mining for the two remaining longwall coal panels in this section of the mine resumed on May 16, 1994 and mining on the first longwall panel resumed on January 17, 1995. Production was adversely impacted until January 17, 1995; however, a portion of the increased costs is expected to be recovered from business interruption insurance and the Company has commenced litigation seeking to enforce such insurance. See "Business and Properties -- Legal Proceedings -- Jim Walter Resources" and Note 11 of Notes to Financial Statements. The Group incurred an operating loss of $1.2 million in 1994 compared to operating income of $50.8 million in 1993. The lower performance reflects the decrease in sales volumes and prices for coal, lower methane gas selling prices, reduced coal mining productivity as a result of various geological problems in all mines during portions of the year which resulted in higher costs per ton of coal produced ($38.29 in 1994 versus $33.45 in 1993) and idle plant costs of $5.7 million associated with the Mine No. 5 shut downs, all of which more than offset the effect of increased methane gas sales volume and greater outside gas and timber royalty income.



     Cost of sales in fiscal 1994, exclusive of depreciation, of $845.1 million was 79.1% of net sales versus $804.4 million and 75.0% in fiscal 1993. The cost of sales percentage increase was primarily the result of lower gross profit margins on home sales, coal, chemicals, foundry coke, castings, resin coated sand, patterns and tooling, window components and metal building and foundry products, partially offset by improved margins on furnace coke, slag wool and pipe products.


     Selling, general and administrative expenses (exclusive of postretirement health benefits) of $127.9 million were 9.6% of net sales and revenues in 1994 versus $124.6 million and 9.4% in 1993.


     The Company adopted Statement of FAS 106 in 1993 (see Note 12 of Notes to Financial Statements). Upon adoption the Company elected to record the transition obligation of $166.4 million pre-tax ($104.6 million after tax) as a one time charge against earnings rather than amortize it over a longer period. The annual accrual for postretirement health benefit costs in 1994 was $25.6 million versus $23.5 million in 1993.



     Interest and amortization of debt discount and expense decreased $16.1 million. The decrease was principally the result of reductions in the outstanding debt balances on the Mid-State Trust II Mortgaged-Backed Notes and Mid-State Trust III Asset Backed Notes (see "Business and Properties -- Mid-State Homes" and Note 7 of Notes to Financial Statements) and lower amortization of debt discount and expense, partially offset by higher interest rates. The average interest rate in 1994 was 9.58% versus 9.44% in 1993. The prime interest rate ranged from 6.0% to 7.25% in 1994 compared to a range of 6.0% to 6.5% in 1993. Interest in the amount of $724.3 million ($163.7 million in each of the years 1994 and 1993) on unsecured obligations was not accrued in the Consolidated Financial Statements since the date of the filing of petitions for reorganization. This amount was based on the balances of the unsecured debt obligations and their interest rates as of December 27, 1989 and did not consider fluctuations in the level of short-term debt and interest rates and the issuance of commercial paper that would have occurred to meet the working capital requirements of the Homebuilding and Related Financing Group.



     Amortization of excess of purchase price over net assets acquired (goodwill) increased $9.1 million. The increase primarily resulted from adjustments to amortization of the goodwill due to greater payoffs received in advance of maturity on the instalment note portfolio.

     On August 10, 1993, the Omnibus Budget Reconciliation Act of 1993 was signed into law raising the federal corporate income tax rate to 35% from 34%, retroactive to January 1, 1993. The effect of the rate change resulted in a $2.8 million charge to deferred tax expense. The rate change effect combined with reduced percentage depletion and increased amortization of goodwill (both permanent book/tax differences) resulted in an effective tax rate of 80.1% in 1994 versus an effective tax rate of 34.3% in 1993.


     The net income for fiscal 1994 and the net loss for fiscal 1993 reflects all of the previously mentioned factors as well as the $4.5 million increase in Chapter 11 costs, partially offset by slightly higher interest income from Chapter 11 proceedings. The increase in Chapter 11 costs was due to the Veil Piercing Litigation (see Note 11 of Notes to Financial Statements) and the filing of two amended plans of reorganization.


     Years ended May 31, 1993 and 1992. As previously mentioned, the Company adopted FAS 106 in 1993. Accordingly, operating income presented in the "Segment Information" includes postretirement health benefits of $23.5 million in 1993. However, for purposes of the following discussion of results of operations for the years ended May 31, 1993 and 1992, the fiscal 1993 operating income referred to in each business segment excludes such postretirement health benefits expenses (hereinafter referred to as "1993 adjusted operating income").


     Net sales and revenues for the year ended May 31, 1993 decreased $47.6 million, or 3.5%. A 5.9% decrease in volume was partially offset by a 2.4% increase in price and/or product mix. The decrease in net sales and revenues resulted from lower sales and revenues in the Water and Waste Water Transmission Products and Natural Resources Groups, partially offset by improved sales in the Homebuilding and Related Financing and Industrial and Other Products Groups.



     Water and Waste Water Transmission Products Group sales and revenues were $953,000, or .3%, below the prior year. The decrease was basically the result of lower ductile iron pressure pipe sales volume due to weak construction activity and rehabilitation work, partially offset by improved selling prices and greater castings sales volume. The order backlog of pressure pipe at May 31, 1993 was 121,173 tons compared to 121,956 tons at May 31, 1992. The 1993 adjusted operating income of $20.2 million was $3.2 million below the prior year. The effect of lower ductile iron pressure pipe sales volume on this highly capital intensive product group was the primary reason for the decline in operating profit, which was partially offset by lower scrap costs (a major raw material component), improved selling prices, higher castings profit margins and reduced selling, general and administrative expenses (due principally to legal and settlement costs in 1992 associated with a lawsuit filed by the City of Atlanta).



     Natural Resources Group sales and revenues were $68.3 million, or 16.3%, below the prior year. The decrease was the result of lower coal shipments and a decrease in outside coal royalties, partially offset by higher average selling prices for coal and methane gas and greater methane gas sales volume. A total of 7.18 million tons of coal was sold in 1993 versus 9.18 million tons in 1992, a 21.8% decrease. On June 17, 1992 a major production hoist accident occurred at Blue Creek Mine No. 3 ("Mine No. 3") causing extensive damage. The mine did not resume production until August 31, 1992. The hoist accident resulted in a mutually agreed postponement of shipments of 400,000 tons to Alabama Power from the period July through September 1992 to the period January through June 1993. Fiscal 1992 tonnage shipments to Alabama Power were favorably impacted by a separate lower selling price short-term contract for 964,000 tons. Shipments to Japanese steel mills and other export customers were also below the prior year due to the hoist accident and an April 1992 workforce reduction which reduced production tonnage available for sale. The average price per ton of coal sold increased 4.9%, from $42.76 in 1992 to $44.84 in 1993. The higher price realization in 1993 was the result of coal shipped to Alabama Power in 1992 under the previously mentioned separate lower selling price short-term contract, partially offset by lower selling prices to the Japanese steel mills and other export customers in 1993. The Group's 1993 adjusted operating income of $64.2 million exceeded the prior year by $48.2 million. The improved performance resulted from the increased coal and methane gas selling prices, higher methane gas sales volume, lower selling, general and administrative expenses and improved mining productivity, including the effect of the April 1992 workforce reduction, which resulted in lower costs per ton of coal produced ($33.45 in 1993 versus $36.03 in 1992), partially offset by the reduced coal sales volume and the decrease in outside coal royalties. Prior year results were also adversely impacted by severance, vacation pay and ongoing medical benefits associated with the April 1992 workforce reduction ($6.2 million), accelerated depreciation on the remaining assets at a previously closed small coal mine ($5.6 million) and idle plant costs associated with a three-week shutdown of Blue Creek Mine No. 4 ("Mine No. 4") due to an accident which damaged the production hoist ($4.4 million) and wildcat strikes by the UMWA ($2.4 million) in August 1991.

     Homebuilding and Related Financing Group sales and revenues were $10.3 million, or 2.5%, greater than 1992. This performance reflects a 6.9% increase in the average selling price per home sold, from $34,600 in 1992 to $37,000 in 1993, which was more than offset by a 9.8% decrease in the number of homes sold, from 5,305 units in 1992 to 4,784 units in 1993. The increase in average selling price in 1993 was attributable to higher average prices realized on both the Standard line and the larger sized Regency homes combined with a greater percentage of Regency homes sold. The decrease in unit sales reflected strong competition in virtually every Jim Walter Homes sales region and 1993 having one-week shorter sales period than 1992. Jim Walter Homes' backlog at May 31, 1993 was 1,831 units compared to 1,637 units at May 31, 1992. Time charge income (revenues received from Mid-State Homes' instalment note portfolio) increased from $195.0 million in 1992 to $218.7 million in 1993. The increase in time charge income was attributable to the growth of the mortgage portfolio, increased payoffs received in advance of maturity and new mortgages having a higher yield than the older mortgages paying out. The Group's 1993 adjusted operating income of $90.9 million (net of interest expense) exceeded the prior year by $8.2 million. This improvement resulted from the increase in average selling price per home sold, the higher time charge income and lower selling, general and administrative expenses, partially offset by the lower number of homes sold, reduced homebuilding gross profit margins (due principally to the sales of the larger sized, lower margin Regency homes and increased lumber prices) and slightly higher interest expense in 1993 ($137.9 million) as compared to that incurred in 1992 ($137.0 million). Lumber prices rose from $259 per thousand board feet in June 1992 to a high of $506 in March 1993 and ended the year at $325. A price increase was instituted effective April 1, 1993 to compensate for these increased costs.



     Industrial and Other Products Group sales and revenues were $8.5 million, or 4.2%, greater than the prior year. Increased sales volumes of foundry coke, chemicals and aluminum foil were partially offset by lower sales volumes of aluminum sheet, resin coated sand, patterns and tooling, furnace coke and slag wool and lower selling prices for aluminum foil and sheet, furnace coke, resin coated sand and patterns and tooling. The Group's 1993 adjusted operating income of $14.6 million was $120,000 below the prior year. The decrease was the result of lower margins for chemicals, resin coated sand and patterns and tooling.



     Cost of sales, exclusive of depreciation, of $804.4 million was 75.0% of net sales versus $891.9 million and 78.3% in 1992. The cost of sales percentage decrease was primarily the result of improved gross profit margins on coal, metal building and foundry products and castings, partially offset by lower margins on home sales, ductile iron pressure pipe, chemicals, resin coated sand and patterns and tooling. Results in 1992 were adversely affected by the impact of charges resulting from the previously mentioned Jim Walter Resources mining operations workforce reduction and idle plant costs associated with the wildcat strikes by the UMWA.


     Selling, general and administrative expenses of $124.6 million were 9.4% of net sales and revenues in 1993 as compared to $129.4 million and 9.5% in 1992. Expenses in 1992 were adversely impacted by legal and settlement costs associated with a lawsuit filed by the City of Atlanta.


     As previously mentioned, the Company adopted FAS 106 in 1993. Upon adoption, the Company elected to record the transition obligation of $166.4 million pre-tax ($104.6 million after tax) as a one time charge against earnings rather than amortize it over a longer period. The annual accrual under the new accounting method amounted to $23.5 million in the year ended May 31, 1993. See Note 12 of the Notes to Financial Statements.



     Interest and amortization of debt discount and expense decreased $5.5 million. The decrease was the result of lower outstanding debt balances on secured obligations and lower interest rates, partially offset by greater amortization of debt discount and expense. The average interest rate in 1993 was 9.44% versus 9.62% in 1992. The prime interest rate ranged from 6.0% to 6.5% in 1993 compared to a range of 6.25% to 8.5% in 1992. Interest in the amount of $560.6 million ($163.7 million in each of the years 1993 and 1992) on unsecured obligations was not accrued in the Company's Consolidated Financial Statements since the date of the filing of petitions for reorganization. This amount is based on the balances of the unsecured debt obligations and their interest rates as of December 27, 1989 and did not consider fluctuations in the level of short-term debt and interest rates and the issuance of commercial paper that would have occurred to meet the working capital requirements of the Homebuilding and Related Financing Group.



     The net loss for 1993 and the net income for 1992 reflects all of the previously mentioned factors as well as the impact of a slightly lower effective income tax rate and slightly higher interest income from Chapter 11 proceedings, partially offset by a $4.6 million increase in Chapter 11 costs.

Financial Condition


     On December 27, 1989, the Company and 31 of its subsidiaries each filed a voluntary petition for reorganization under Chapter 11 with the Bankruptcy Court. On December 3, 1990, one additional subsidiary also filed a voluntary petition for reorganization under Chapter 11 with the Bankruptcy Court. Two other small subsidiaries, Cardem Insurance and J.W. Railroad, did not file petitions for reorganization under Chapter 11. The filing of the voluntary petitions resulted from a sequence of events stemming primarily from an inability of the Company's interest reset advisors to reset interest rates on approximately $624 million of outstanding indebtedness, which indebtedness by its terms required that the interest rates thereon be reset to the rate per annum such indebtedness should bear in order to have a bid value of 101% of the principal amount thereof as of December 2, 1989. The reset advisors' inability to reset the interest rates was primarily attributable to two factors: (i) uncertainties arising from the then pending asbestos-related Veil Piercing Litigation, including the possibility either that such litigation would lead to the prohibition of further asset sales and debt repayment or that substantial new asbestos-related claims might become assertible against the Company, which uncertainties materially hindered the ability of the Company and its subsidiaries to pursue a refinancing or sell assets to reduce debt, and (ii) general turmoil in the high yield bond markets at such time, both of which depressed the bid value of such notes.



     On March 17, 1995, the Company and 32 of its subsidiaries emerged from bankruptcy. In summary, pursuant to the Plan of Reorganization (the actual terms of which govern and should be consulted), the Company has repaid or will repay substantially all of its unsecured claims and senior and subordinated indebtedness subject to the Chapter 11 Cases as follows:

  - Trade creditors received 75% of their allowed claims plus interest in cash following the Effective Date of the Plan of Reorganization and are entitled to receive the remaining 25% six months following the Effective Date of the Plan of Reorganization with additional interest for such period at the prime rate. At May 31, 1995, the remaining amount to be distributed to trade creditors approximated $23.5 million;


  - Revolving Credit and Working Capital bank claims and Series B and C Senior Note claims received a combination of cash and Common Stock following the Effective Date of the Plan of Reorganization;


  - Unsecured bondholders received or are entitled to receive following the Effective Date of the Plan of Reorganization, depending on elections made, either shares of Common Stock or a combination of cash, Series B Notes and shares of Common Stock, in either case having an aggregate reorganization value equal to their prepetition claims. In addition, pre-LBO bondholders received shares of Common Stock having an aggregate reorganization value equal to $11.3 million in settlement of the Fraudulent Conveyance Lawsuit commenced by the indenture trustees for the pre-LBO bondholders;

  - The Veil-Piercing Claimants (as defined in the Veil Piercing Settlement) received cash, Series B Notes and shares of Common Stock with an aggregate reorganization value of $375 million in settlement of all claims. In addition, the attorneys for the Veil-Piercing Claimants (as defined in the Veil Piercing Settlement) received a cash payment of $15 million.



     A substantial controversy exists with regard to federal income taxes allegedly owed by the Company. Proofs of claim have been filed by the IRS in the aggregate amount of $110,560,883 with respect to fiscal years ended August 31, 1980 and August 31, 1983 through August 31, 1987, $31,468,189 with respect to fiscal years ended May 31, 1988 (nine months) and May 31, 1989 and $44,837,693 with respect to fiscal years ended May 31, 1990 and May 31, 1991. Objections to the proofs of claim have been filed by the Company and the various issues are being litigated in the Bankruptcy Court. The Company believes that such proofs of claim are substantially without merit and intends to defend such claims against the Company vigorously, but there can be no assurance as to the ultimate outcome.

     See "Capitalization" for the consolidated capitalization of the Company and its subsidiaries as of May 31, 1995, as adjusted in March 1995 and all of the distributions and adjustments required by the Plan of Reorganization.


     For a description of Mid-State Trusts II, III and IV, see "Business and Properties -- Mid-State Homes."

     The assets of Mid-State Trusts II, III and IV are not available to satisfy claims of general creditors of Mid-State Homes or the Company and its other subsidiaries. The liabilities of Mid-State Trusts II, III and IV for their publicly issued debt are to be satisfied solely from proceeds of the underlying instalment notes and are nonrecourse to Mid-State Homes and the Company and its other subsidiaries.


     In connection with the Plan of Reorganization, on March 16, 1995, pursuant to approval by the Bankruptcy Court, Mid-State Homes sold mortgage instalment notes having a gross amount of $2,020,258,000 and an economic balance of $826,671,000 to Mid-State Trust IV. In addition, on such date Mid-State Homes sold its beneficial interest in Mid-State Trust II to Mid-State Trust IV. At such date, Mid-State Trust II had a total collateral value of $910,468,000 with $605,750,000 of Mid-State Trust II Mortgage-Backed Notes outstanding. These sales were in exchange for the net proceeds from the public issuance by Mid-State Trust IV of $959,450,000 of Mid-State Trust IV Asset Backed Notes. See "Business and Properties -- Mid-State Homes" and Notes 1 and 7 of Notes to Financial Statements.



     On February 27, 1995, Mid-State Homes established Mid-State Trust V to provide funds to Mid-State Homes for its current purchases of instalment notes receivable from Jim Walter Homes. On March 3, 1995, Mid-State Trust V entered into a Variable Funding Loan Agreement (the "Mid-State Trust V Variable Funding Loan Agreement") with Enterprise Funding Corporation, an affiliate of NationsBank N.A., as lender, and NationsBank N.A. (Carolinas), as
Administrative Agent. This agreement provides for a three-year $500 million credit facility secured by the instalment notes and mortgages Mid-State Trust V purchases from Mid-State Homes. See "Business and Properties -- Mid-State Homes" and Notes 1 and 7 of Notes to Financial Statements.



     The Series B Notes were issued by the Company pursuant to the Plan of Reorganization as part of the distribution made in payment of claims of holders of certain unsecured indebtedness of the Company and certain of its subsidiaries. See "Description of Indebtedness -- Series B Senior Notes" and Notes 1 and 7 of Notes to Financial Statements.



     The Company and certain of its subsidiaries have entered into the Bank Revolving Credit Facility, providing up to $150 million at any time outstanding for working capital needs with a sub-limit for trade and standby letters of credit in an amount not in excess of $40 million at any time outstanding and a sub-facility for swingline advances in an amount not in excess of $15 million at any time outstanding. See "Description of Certain Indebtedness -- Bank Revolving Credit Facility" and Notes 1 and 7 of Notes to Financial Statements.



     The Series B Notes, the Bank Revolving Credit Facility and the Mid-State Trust V Variable Funding Loan Agreement contain a number of significant covenants that, among other things, restrict the ability of the Company and its subsidiaries to dispose of assets, incur additional indebtedness, make capital expenditures, pay dividends, create liens on assets, enter into leases, investments or acquisitions, engage in mergers or consolidations, or engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities (including change of control and asset sale transactions). In addition, under the Bank Revolving Credit Facility, the Company is required to maintain specified financial ratios and comply with certain financial tests, including interest coverage and fixed charge coverage ratios, maximum leverage ratios and minimum earnings before interest, taxes, depreciation and amortization expense, some of which become more restrictive over time. See "Description of Certain Indebtedness -- Bank Revolving Credit Facility". The Company believes it will meet these financial tests over the terms of these debt agreements.


Liquidity and Capital Resources


     At May 31, 1995, cash and short-term investments were approximately $128 million. Principal sources of cash in 1995 were $959.5 million of proceeds from the issuance of the Mid-State Trust IV Asset Backed Notes and cash flows from operations, which were used, together with the issuance of Series B Notes and shares of Common Stock, to repay Chapter 11 claimants pursuant to the terms of the Plan of Reorganization. Operating cash flows were also used for working capital requirements; for capital expenditures for business expansion, productivity improvement, cost reduction and replacements necessary to maintain the business; to retire long-term senior debt; and to provide a return to lenders. Borrowings under the Mid-State Trust V Variable Funding Loan Agreement totaled $15 million at May 31, 1995.

     Working capital is required to fund adequate levels of inventories and accounts receivable. Commitments for capital expenditures at May 31, 1995 are not material; however, it is estimated that gross capital expenditures of the Company and its subsidiaries for the year ending May 31, 1996 will approximate $80 million.



     Because the Company's operating cash flow is significantly influenced by the general economy and, in particular, the level of construction, prior years' results should not necessarily be used to predict the Company's liquidity, capital expenditures, investment in instalment notes receivable or results of operations. The Company believes that the Mid-State Trust V Variable Funding Loan Agreement will provide Mid-State Homes with the funds needed to purchase the instalment notes and mortgages generated by Jim Walter Homes. It is contemplated that one or more permanent financings similar to the Mid-State Trust II, III and IV financings will be required over the next four years in order to repay borrowings under the Mid-State Trust V Variable Funding Loan Agreement. The Company also believes that under present operating conditions sufficient operating cash flow will be generated through fiscal year 1999 to make all required interest and principal payments and planned capital expenditures and meet substantially all operating needs and that amounts available under the Bank Revolving Credit Facility will be sufficient to meet peak operating needs. However, it is currently anticipated that sufficient operating cash flow will not be generated to repay at maturity the principal amount of the Series B Notes without refinancing a portion of such debt or selling assets. No assurance can be given that any refinancing will take place or that such sales of assets can be consummated.


Selected Quarterly Data


     The following tables set forth quarterly unaudited financial data for fiscal years 1993, 1994 and 1995:


                                                                                    Fiscal Year 1993
                                                                                 For the quarters ended
                                                             ---------------------------------------------------------------
                                                             Aug. 31, 1992    Nov. 30, 1992   Feb. 28, 1993    May 31, 1993
                                                             --------------- --------------- --------------- ---------------
                                                                                 (Dollars in thousands)
                                                                                       (Unaudited)
            Summary of Operations:
              Sales and revenues  . . . . . . . . . . . . .    $ 326,839        $ 338,268       $ 306,002       $ 347,877
              Cost of sales (exclusive of depreciation) . .      198,959          211,307         186,451         207,694
              Depreciation, depletion and amortization  . .       16,479           17,709          17,587          18,708
              Interest and amortization of debt discount
               and expense  . . . . . . . . . . . . . . . .       42,802           42,507          41,930          44,342
              Income tax expense  . . . . . . . . . . . . .        9,739            8,305           4,223           2,061
              Income before cumulative effect of
               accounting change(1)   . . . . . . . . . . .        8,455            6,133           6,030          25,976
              Net income (loss) . . . . . . . . . . . . . .      (96,153)           6,133           6,030          25,976

            Additional Financial Data:
              Total assets  . . . . . . . . . . . . . . . .   $3,254,952       $3,229,182      $3,219,923      $3,223,234
              Long-term senior debt . . . . . . . . . . . .    1,157,964        1,118,696       1,077,694       1,046,971
              Liabilities subject to Chapter 11
               proceedings  . . . . . . . . . . . . . . . .    1,724,616        1,724,868       1,725,014       1,725,631
              Stockholders equity (deficit) . . . . . . . .     (326,272)        (320,139)       (314,109)       (287,737)

                                                                                    Fiscal Year 1994
                                                                                 For the quarters ended
                                                             ---------------------------------------------------------------
                                                             Aug. 31, 1993    Nov. 30, 1993   Feb. 28, 1994    May 31, 1994
                                                             --------------- --------------- --------------- ---------------
                                                                                 (Dollars in thousands)
                                                                                       (Unaudited)
            Summary of Operations:
              Sales and revenues  . . . . . . . . . . . . .    $ 333,770        $ 341,768       $ 309,492       $ 343,494
              Cost of sales (exclusive of depreciation) . .      212,716          213,010         197,631         221,704
              Depreciation, depletion and amortization  . .       16,386           17,334          17,751          19,564
              Interest and amortization of debt discount
               and expense  . . . . . . . . . . . . . . . .       40,112           40,375          37,642          37,341
              Income tax expense  . . . . . . . . . . . . .       10,390            9,659           5,323           3,545
              Net income (loss) . . . . . . . . . . . . . .        1,392            6,817             857          (1,891)(2)

            Additional Financial Data:
              Total assets  . . . . . . . . . . . . . . . .   $3,198,288       $3,193,505      $3,162,660      $3,140,892
              Long-term senior debt . . . . . . . . . . . .    1,003,240          958,670         907,504         871,970
              Liabilities subject to Chapter 11
               proceedings  . . . . . . . . . . . . . . . .    1,725,952        1,726,421       1,727,345       1,727,684
              Stockholders equity (deficit) . . . . . . . .     (286,345)        (279,528)       (278,671)       (282,353)

                                                                                    Fiscal Year 1995
                                                                                 For the quarters ended
                                                             ---------------------------------------------------------------
                                                             Aug. 31, 1994    Nov. 30, 1994   Feb. 28, 1995    May 31, 1995
                                                             --------------- --------------- --------------- ---------------
                                                                                 (Dollars in thousands)
                                                                                       (Unaudited)
            Summary of Operations:
              Sales and revenues  . . . . . . . . . . . . .    $ 340,640        $ 363,330       $ 338,691       $ 399,661
              Cost of sales (exclusive of depreciation) . .      224,119          237,737         221,074         268,451
              Depreciation, depletion and amortization  . .       16,757           17,930          18,407          18,943
              Interest and amortization of debt discount
               and expense  . . . . . . . . . . . . . . . .       36,463           36,290          34,994         196,801(3)
              Income tax expense (benefit)  . . . . . . . .        6,857            9,109           6,022        (192,438)
              Net income (loss) . . . . . . . . . . . . . .        1,433            4,920            (233)       (364,765)(4)

            Additional Financial Data:
              Total assets  . . . . . . . . . . . . . . . .   $3,107,659       $3,009,803      $3,098,947       $3,245,153
              Long-term senior debt . . . . . . . . . . . .      841,254          812,547         784,815        2,220,370(5)
              Liabilities subject to Chapter 11
               proceedings  . . . . . . . . . . . . . . . .    1,727,889        1,727,279       1,728,215               --(5)
              Stockholders equity (deficit) . . . . . . . .     (280,920)        (276,000)       (276,233)         360,774(5)

(1) The Company adopted FAS 106 and FAS 109 during the first quarter of fiscal year 1993.

(2) The net loss is primarily attributable to adjustments to amortization of goodwill and the temporary shutdown of the Natural Resources Group's Mine No. 5 in early April 1994. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Years ended May 31, 1995 and 1994."
(3) Includes additional interest and amortization of debt expense of $141.4 million related to the consummation of the Plan of Reorganization.
(4) The net loss includes $583.8 million of additional expenses related to the consummation of the Plan of Reorganization.
(5)  Reflects the consummation of the Plan of Reorganization.



                            BUSINESS AND PROPERTIES

General


     The Company, through its direct and indirect subsidiaries, currently offers a diversified line of products and services for homebuilding, water and waste water transmission, residential and non-residential construction, and industrial markets. The operations of the Company are carried out by its operating subsidiaries, the business and properties of which are described below. For financial information relating to the industry segments of the Company and its subsidiaries, see "Segment Information" on pages F-25 and F-26.



Jim Walter Homes


     Jim Walter Homes, headquartered in the Walter Industries building in Tampa, Florida, is in the business of marketing and supervising the construction of standardized, partially-finished and shell, detached, single family residential homes, primarily in the southern region of the United States where the weather permits year-round construction. Jim Walter Homes has concentrated on the low to moderately priced segment of the housing market. Over 300,000 homes have been completed by Jim Walter Homes and its predecessor since 1955.



     Jim Walter Homes' products consist of 35 models of conventionally built homes, built of wood on concrete foundations or wood pilings, and ranging in size from approximately 640 to 2,214 square feet. Each home is completely finished on the outside and is unfinished on the inside except for rough floors, ceiling joists, partition studding and closet framing. The buyer may elect to purchase optional interior components, including installation thereof, such as plumbing and electrical materials, heating and air conditioning, wallboard, interior doors, interior trim and floor finishing. A buyer selecting all options receives a home considered to be "90 percent complete," excluding only floor covering, inside paint, and water and sewer hookups. Shell homes are those which are completely finished on the outside with the inside containing only rough floors, partition studding and closet framing, but not interior walls, floor finishing, plumbing, electrical wiring and fixtures, doors and cabinetry. The remaining units are sold at varying "in-between" stages of interior finishing. Jim Walter Homes builds all of its homes "on site," and only against firm orders. The following chart shows the sales volume of Jim Walter Homes and the percent of homes sold in the three stages of completion for fiscal years ended May 31, 1995, 1994 and 1993:



                                                                                    Percent of Unit Sales
                                                                          --------------------------------------------
                     Fiscal Year Ended May 31,               Units Sold       Shell     Various Stages    90% Complete
                     -------------------------------------- ------------- ------------- -------------- ---------------
                     1995  . . . . . . . . . . . . . . . .     4,126           25%             9%           66%
                     1994  . . . . . . . . . . . . . . . .     4,331           23             10            67
                     1993  . . . . . . . . . . . . . . . .     4,784           26             12            62

     During the fiscal years 1995, 1994 and 1993 the average net sales price of a home was $40,200, $38,300 and $37,000, respectively.

     Jim Walter Homes' backlog as of May 31, 1995 was 1,529 units, compared to 2,065 units at May 31, 1994. The average time to construct a home ranges from four to twelve weeks.

     Jim Walter Homes currently operates 105 branch offices located in 17 states, serving 23 states, primarily in the southern region of the United States. Of such branch offices, approximately 82% are owned, with the balance on leased land. These branch offices serve as "display parks," which are designed to allow customers to view actual models completed to the various stages of interior finishing available. Jim Walter Homes does not own or acquire land for purposes of its operations and is not a real estate developer. Accordingly, these operations are not subject to significant concentrations of credit risks. The actual construction of all homes sold by Jim Walter Homes is done by local building contractors with their own crews, pursuant to subcontracts executed in connection with each home, and inspected by Jim Walter Homes' supervisory personnel. Jim Walter Homes maintains warehouses near each of its district offices from which a portion of the necessary building materials may be obtained; the balance of the building materials is purchased locally.


     Approximately 96% of the homes Jim Walter Homes sells are purchased with financing it arranges. In order to qualify for a credit sale the purchaser of a home must own his property free and clear of all encumbrances. In addition to owning the land, the purchaser must perform certain steps to complete the home and obtain a certificate of occupancy. Depending on the degree of completion of the home purchased, these steps can cost a significant amount of money. The credit terms offered by Jim Walter Homes have a maximum 30-year term, are usually for 100% of the purchase price of the home, and carry a 10% "annual percentage rate", without points or closing costs. To qualify for financing a potential customer must also provide information concerning his or her monthly income and employment history as well as a legal description of and evidence that the customer owns the land on which the home is to be built. A customer's income and employment usually are verified through telephone conversations with such customer's employer and by examining his or her pay stubs, W2 forms or, if the customer is self-employed, income tax returns. An applicant must have a minimum of one year's continuous employment or, if he or she has changed jobs, the new job must be in the same field of work. Only a small percentage of secondary income (second job or part-time work) is utilized in qualifying applicants. Ownership of the land is verified by examining the title record. In addition, Jim Walter Homes' credit department obtains a credit report. If a favorable report is obtained and the required monthly payment does not exceed 25% of the customer's monthly gross income, the application usually is approved and a building or instalment sales contract is executed, a title report is ordered and frequently a survey of the property is made. Surveys are performed by independent registered surveyors when, in the opinion of Jim Walter Homes, additional information beyond examination of the title record in needed. Such additional information is primarily concerned with verification of legal description, ownership of land and existence of any encroachments. Jim Walter Homes does not use a point or grade credit scoring system. Particular attention is paid to the credit information for the most recent three to five years. Attention is also given to the customer's total indebtedness and total other monthly payments on a judgmental basis by the credit department. The customer's credit standing is considered favorable if the employment history, income and credit report meet the aforementioned criteria. The contract is subject to (i) executing a promissory note which is secured by a first lien on the land and the home to be built, (ii) executing a mortgage, deed of trust or other security instrument, (iii) receiving a satisfactory title report, (iv) inspecting the land to determine that it is suitable for building and (v) obtaining required permits. Although the mortgages, deeds of trust and similar security instruments constitute a first lien on the land and the home to be built, such security instruments are not insured by the Federal Housing Administration or guaranteed by the Veterans Administration or otherwise insured or guaranteed.


     Jim Walter Homes does not obtain appraisals or title insurance. Although consideration is given to the ratio of the amount financed to the estimated value of the home and the land securing such amount, there is no explicit appraisal-based loan-to-value test. However, there is a requirement that the value of the lot on which the home is to be built, as estimated solely on the basis of Jim Walter Homes' mortgage servicing division employees' experience and knowledge, be at least equal to 10% of the principal amount of the loan. Before occupying a new home, the customer must complete the utility and sewer hook-ups and any of the other components not purchased from Jim Walter Homes, arrange for the building inspection and, if required, obtain a certificate of occupancy. The costs to complete a new home depend on the stage of completion of the home purchased and whether public water and sewer systems are available or wells and septic tanks must be installed. Such costs could range from $2,000-$3,000 to $30,000-$40,000. Upon construction of a new home to the agreed-upon percentage of completion, Jim Walter Homes sells the building and instalment sales contract, the note, and the related mortgage, deed of trust or other security instrument to Mid-State Homes in the ordinary course of business pursuant to an Agreement of Purchase and Sale of Instalment Obligations and Servicing of Delinquent Accounts. Pursuant to this agreement, Jim Walter Homes provides field servicing on all delinquent accounts, including collection of delinquent accounts, recommendations of foreclosure, foreclosure and resale of foreclosed properties.



     The favorable financing offered by Jim Walter Homes normally has tended to increase unit volume in times of high interest rates and limited availability of mortgage financing funds. As a result, Jim Walter Homes' business has tended to be counter-cyclical to national home construction activity. However, in times of low interest rates and high availability of mortgage funds, Jim Walter Homes' volume of home sales has tended to decrease. Also, in times of low interest rates and high availability of mortgage funds, additional competition is able to enter the market.


     For the calendar year 1994, Jim Walter Homes was the fifth largest builder of detached single-family homes in the United States after having been the sixth largest builder in 1993, the fourth largest builder in 1992 and 1991, the third largest builder in 1990, the fourth largest builder in 1988 and 1989, the second largest builder in 1986 and 1987 and the largest builder in 1984 and 1985.


     In the three years ended May 31, 1995, 1994 and 1993, Jim Walter Homes' net sales and revenues amounted to $165.8 million, $166.0 million and $177.2 million, respectively.


Mid-State Homes

     Mid-State Homes, headquartered in the Walter Industries building in Tampa, Florida, was established in 1958 to purchase mortgage instalment notes from Jim Walter Homes on homes constructed and sold by Jim Walter Homes and to service such mortgage instalment notes. Mid-State Trust II, Mid-State Trust III and Mid-State Trust IV are business trusts organized by Mid-State Homes, which owns all of the beneficial interests in Mid-State Trust III and Mid-State Trust IV. Mid-State Trust IV owns all of the beneficial interest in Mid-State Trust II.


     In April 1988, Mid-State Homes sold to Mid-State Trust II instalment notes and mortgages which it had acquired from Jim Walter Homes through February 29, 1988 with a gross amount of approximately $3,376,000,000 and an aggregate outstanding economic balance of approximately $1,750,000,000, pursuant to a purchase and sale agreement, in exchange for a purchase price of $1,326,665,600, representing the net cash proceeds from the public offering of $1,450,000,000 aggregate face amount of mortgage-backed notes ("Mid-State Trust II Mortgage-Backed Notes") of Mid-State Trust II after paying the expenses associated with the sale of such Mid-State Trust II Mortgage-Backed Notes. The outstanding balance at May 31, 1995 of such Mid-State Trust II Mortgage-Backed Notes was $584,000,000. At May 31, 1995 such Mid-State Trust II instalment notes and mortgages had a gross book value of $1,396,138,000 and an economic balance of approximately $846,481,000.



     Under the Mid-State Trust II indenture for the Mid-State Trust II Mortgage-Backed Notes, if certain criteria as to performance of the pledged instalment notes are met, Mid-State Trust II is allowed to make distributions of cash to Mid-State Trust IV, its sole beneficial owner, to the extent that cash collections on such instalment notes exceed Mid-State Trust II's cash expenditures for its operating expenses, interest expense and mandatory debt payments on the Mid-State Trust II Mortgage-Backed Notes. In addition to the performance-based distributions, the indenture permits distribution of additional excess funds, if any, provided such distributions are consented to by Financial Security Assurance Inc., a monoline property and casualty insurance company and the guarantor of the Mid-State Trust II Mortgage-Backed Notes. The guarantor has not approved any additional distributions since the January 1, 1995 distribution and such excess funds remain on deposit with Mid-State Trust II.



     On July 1, 1992, pursuant to approval by the Bankruptcy Court, mortgage instalment notes having a gross amount of $638,078,000 and an economic balance of $296,160,000 were sold by Mid-State Homes to Mid-State Trust III in exchange for the net proceeds from the public issuance by Mid-State Trust III of $249,864,000 of asset backed notes ("Mid-State Trust III Asset Backed Notes"). Net proceeds were used to repay in full all outstanding indebtedness due under a revolving credit facility, with the excess cash used to fund the ongoing operations of the Company and its subsidiaries. The outstanding balance at May 31, 1995 of such Mid-State Trust III Asset Backed Notes was $173,527,000. At May 31, 1995, such Mid-State Trust III instalment notes and mortgages had a gross book value of $472,980,000 and an economic balance of $239,200,000.



     On March 16, 1995, pursuant to approval by the Bankruptcy Court, mortgage instalment notes having a gross amount of $2,020,258,000 and an economic balance of $826,671,000 were sold by Mid-State Homes to Mid-State Trust IV. In addition, on such date, Mid-State Homes sold its beneficial interest in Mid-State Trust II to Mid-State Trust IV. Mid-State Trust II had a total collateral value of $910,468,000 with $605,750,000 of Mid-State Trust II Mortgage-Backed Notes outstanding. These sales were in exchange for the net proceeds from the public issuance by Mid-State Trust IV of $959,450,000 of asset backed notes ("Mid-State Trust IV Asset Backed Notes"). The outstanding balance at May 31, 1995 of such Mid-State Trust IV Asset Backed Notes was

$953,843,000. At May 31, 1995, such Mid-State Trust IV instalment notes and mortgages had a gross book value of $1,970,887,000 and an economic balance of $814,182,000.



     The instalment notes sold by Mid-State Homes to Mid-State Trusts II, III and IV are serviced by Mid-State Homes pursuant to servicing agreements entered into with each trust. Mid-State Homes in connection with such servicing agreements has entered into sub-servicing agreements with Jim Walter Homes to provide field servicing activities such as collections, repossessions and resale.

     The assets of Mid-State Trusts II, III and IV are not available to satisfy claims of general creditors of Mid-State Homes or the Company and its other subsidiaries. The liabilities of Mid-State Trusts II, III and IV for their publicly issued debt are to be satisfied solely from proceeds of the underlying instalment notes and are nonrecourse to Mid-State Homes and the Company and its other subsidiaries.



     On February 27, 1995 Mid-State Homes established Mid-State Trust V, a business trust in which Mid-State Homes owns all the beneficial interests, to provide temporary financing to Mid-State Homes for its current purchases of instalment notes and mortgages from Jim Walter Homes. On March 3, 1995 Mid-State Trust V entered into the Mid-State Trust V Variable Funding Loan Agreement with Enterprise Funding Corporation, an affiliate of NationsBank N.A., as lender, and NationsBank N.A. (Carolinas), as Administrative Agent. The agreement provides for a three-year $500,000,000 credit facility (the "Mid-State Trust V Variable Funding Loan") secured by the instalment notes and mortgages Mid-State Trust V purchases from Mid-State Homes. It is contemplated that the facility will be an evergreen three-year facility with periodic paydowns from the proceeds of permanent financings similar to those done by Mid-State Trusts II, III and IV. The outstanding Mid-State Trust V Variable Funding Loan balance at May 31, 1995 was $15 million. At May 31, 1995, such Mid-State Trust V instalment notes and mortgages had a gross book value of $254,871,000 and an economic balance of $92,466,000.



     The revenues of Mid-State Trusts II, III, IV and V are required by generally accepted accounting principles to be consolidated as part of Mid-State Homes' revenues for financial statement purposes. In the three years ended May 31, 1995, 1994 and 1993, Mid-State Homes' revenues amounted to $237.1 million, $255.3 million and $235.7 million, respectively, including revenues of Mid-State Trust II of $141.5 million, $164.5 million and $161.8 million, respectively, and revenues of Mid-State Trust III of $24.1 million, $27.5 million and $23.2 million, respectively. Revenues of Mid-State Trusts IV and V in the year ended May 31, 1995 amounted to $22.5 million and $.5 million, respectively.


Jim Walter Resources


     The operations of Jim Walter Resources are conducted through its Mining Division, which mines and sells coal from four deep shaft mines in Alabama, and its De-Gas Division, which extracts and sells methane gas from the coal seams owned or leased by Jim Walter Resources.


  Mining Division

     The Mining Division, headquartered in Brookwood, Alabama, has approximately 9.5 million tons of rated annual coal production capacity from four deep shaft mines. These mines extract coal from Alabama's Blue Creek seam, from which a high quality metallurgical coal is obtained. This coal can be used as coking coal as well as steam coal because it meets current environmental compliance specifications. The Blue Creek coal has a low/medium volatility and high BTU and low sulfur content. The mines are located in west central Alabama between the cities of Birmingham and Tuscaloosa.

     The majority of the coal is mined using longwall technology, complemented by the more standard continuous mining method. Since the late 1970's, by replacing the traditional methods of underground mining with the longwall technique, the Mining Division has achieved greater production efficiency, improved safety, generated superior coal recovery results and lowered production costs. There are approximately 80 longwall mining systems in use in the United States, of which the Mining Division operates six. The Mining Division's normal operating plan is a longwall/continuous ratio of about 75%/25%, which is the long-term sustainable ratio.


     Recoverable reserves as of May 31, 1995 were estimated to be approximately 249 million tons, of which 224 million tons relate to the four Blue Creek mines.

     A summary of the reserves is as follows:


                                   ESTIMATED RECOVERABLE(1) COAL RESERVES AS OF MAY 31, 1995
                                                    (In Thousands of Tons)

                                                                           JWR's
                     Reserves(2)         Classifications(3)  Type(4)       Interest           Quality(6)          Production(7)
             --------------------------- ------------------  -------   -----------------  -------------------  ------------------

                                                             Steam(S)
                                                                or
 Mining                                                      Metallur-
Property       Total  Assigned Unassigned Measured Indicated gical(M)   Owned  Leased(5)  Ash   Sulf.  BTU/lb   1993   1994  1995
----------    ------- -------- ---------- -------- --------- --------- ------  --------- -----  -----  ------  -----  -----  -----
No. 3 Mine     62,159  62,159       --     45,763   16,396     S/M      1,446   60,713    8.2   0.56   14,469  1,564  1,347  1,730
No. 4 Mine     73,405  73,405       --     43,435   29,970     S/M      4,328   69,077    9.4   0.69   14,240  2,417  2,257  2,448
No. 5 Mine     29,552  29,552       --     24,566    4,986     S/M     27,217    2,335    8.8   0.66   14,334  1,326  1,074    948
No. 7 Mine     58,979  58,979       --     33,471   25,508     S/M     16,261   42,718    8.0   0.65   14,499  2,012  1,849  2,501
              ------- -------  -------    -------  -------             ------  -------                         -----  -----  -----
              224,095 224,095       --    147,235   76,860             49,252  174,843                         7,319  6,527  7,627
Bessie(8)      24,919      --   24,919     14,880   10,039     S/M        658   24,261   11.0   1.30   13,655     --     --     --
              ------- -------  -------    -------  -------             ------  -------                         -----  -----  -----
TOTAL         249,014 224,095   24,919    162,115   86,899             49,910  199,104                         7,319  6,527  7,627
              ======= =======  =======    =======  =======             ======  =======                         =====  =====  =====


(1) "Recoverable" reserves are defined as tons of mineable coal in the Blue Creek and Mary Lee seams which can be extracted and marketed after deduction for coal to be left in pillars, etc. and adjusted for reasonable preparation and handling losses.
(2) "Assigned" reserves represent coal which has been committed by Jim Walter Resources to its operating mines and plant facilities. "Unassigned" reserves represent coal which is not committed to an operating mine and would require additional expenditure to recover. The division of reserves into these two categories is based upon current mining plans, projections, and techniques.
(3) The recoverable reserves (demonstrated resources) are the sum of "Measured" and "Indicated" resources. Measured coal extends 1/4 mile from any point of observation or measurement. Indicated coal is projected to extend from 1/4 mile to 3/4 mile from any point of observation or measurement. Inferred coal extends from 3/4 mile to 3 miles from any point of observation or measurement. Inferred reserves are not included in recoverable reserves.
(4) All of the coal in the Blue Creek and Mary Lee seams is suitable for metallurgical purposes although, for marketing reasons, some is sold as compliance steam coal.
(5) The leases are either renewable until the reserves are mined to exhaustion or are of sufficient duration to permit mining of all of the reserves before the expiration of the term.
(6) Values shown are weighted averages of all reserves and are calculated on a dry basis. Bessie Mine reserves are equivalent to preparation at a 1.60 specific gravity whereas the others are at a 1.40 specific gravity.

(7)  Production for 1995, 1994 and 1993 is for the fiscal years ended May 31.

(8)  The Bessie Mine was closed in August 1988.

     Environmental expenditures imposed by laws relating to deep shaft mining have been insignificant to date and no substantial expenditures are expected in the future. The Mining Division does not engage in any surface (strip) mining.

     The facilities of the Mining Division are summarized as follows:

                           Facility                                        Location                      Sq. Footage
 ------------------------------------------------------------   -----------------------------   -----------------------------
 Administration headquarters . . . . . . . . . . . . . . . .            Brookwood, AL                       41,500

 Central shop, supply center and training center . . . . . .            Brookwood, AL                      128,400

                                                                                                           Current
 Operating Mines                                                           Location                     Rated Capacity
 ------------------------------------------------------------   -----------------------------   -----------------------------
 Blue Creek No. 3  . . . . . . . . . . . . . . . . . . . . .            Adger, AL                       2,500,000 tons

 Blue Creek No. 4  . . . . . . . . . . . . . . . . . . . . .            Brookwood, AL                   2,800,000 tons

 Blue Creek No. 5  . . . . . . . . . . . . . . . . . . . . .            Brookwood, AL                   1,600,000 tons

 Blue Creek No. 7  . . . . . . . . . . . . . . . . . . . . .            Brookwood, AL                   2,600,000 tons


     Of the Mining Division's approximately 9.5 million tons of current rated annual production capacity, 4.88 to 5.10 million tons are sold under long-term contracts, leaving 4.40 to 4.62 million tons to be sold under short-term contracts or on the spot market.


     Jim Walter Resources' supply contract with Alabama Power that had been in effect since January 1, 1979, as amended, was superseded by the New Alabama Power Contract executed on May 10, 1994. Under the

New Alabama Power Contract, Alabama Power will purchase 4.0 million tons of coal per year from Jim Walter Resources during the period from July 1, 1994 through August 31, 1999. In addition, Jim Walter Resources will have the option to extend the New Alabama Power Contract through August 31, 2004, subject to mutual agreement on the market pricing mechanism and other terms and conditions of such extension. The New Alabama Power Contract has a fixed price subject to an escalation based on the Consumer Price Index and adjustments for governmental impositions and quality. The New Alabama Power Contract includes favorable modifications of specifications and shipping deviations and changes in transportation arrangements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."


     Jim Walter Resources' long-term contracts with six Japanese steel mills for 2.75 to 3.0 million tons annually, depending on the level of steel production in Japan, expired on March 31, 1994. The pricing mechanisms in such contracts were market driven and reflected changes in the prices of four specific coal indices. The composite change in market prices of these coal indices from the base point was then reflected in the billing price to the steel mills. Jim Walter Resources has negotiated one-year market-based contracts to sell approximately 1.5 million tons of coal to a group of Japanese steel mills previously served under the long-term contract. In addition, approximately 300,000 tons of coal not previously shipped under terms of the long-term contracts will be shipped during fiscal 1996 at the long-term contract price, which is substantially higher than the current market price.


     Jim Walter Resources and Carcoke, S.A. are parties to a long-term contract which expires on December 31, 1996. The contract provides for the sale of approximately 880,000 tons annually, with an option on approximately 220,000 additional tons annually. The pricing mechanism is market driven and reflects changes in prices of three specific coals or coal indices.


     Mine No. 5 was shut down for a substantial portion of the period from July 9, 1990 through September 16, 1990 as a result of safety concerns arising from spontaneous combustion heatings which were a result of pyritic sulfur concentrations occurring in the coal seam in the southern part of the mine being exposed to the air by the mining process. The exposure of the sulfur deposits and its reaction with oxygen contained in the ventilation air currents caused the heatings to occur. Throughout this period, Jim Walter Resources was engaged in discussions with MSHA regarding a new ventilating arrangement, designed to reduce the contact between oxygen and sulfur, for the longwall faces at Mine No. 5. Idle plant expenses associated with the shutdown were $6.5 million. Although MSHA approved the resumption of operations at the mine on September 14, 1990, providing for a modified conventional ventilation system, productivity was poor and costs were therefore high. In February 1991, the mine's one longwall unit was moved from the southern part of the mine to a longwall coal panel in the northern area and productivity improved. The southwestern area of the mine was subsequently abandoned and sealed off as efforts to design a ventilation arrangement acceptable to MSHA which properly controlled the spontaneous combustion heatings and provided acceptable productivity and costs of operation were not successful.



     Mine No. 5 also was shut down from November 17, 1993 through December 16, 1993 and from early April 1994 until May 16, 1994 as a result of a fire due to spontaneous combustion heatings. Representatives of Jim Walter Resources, MSHA, Alabama State Mine Inspectors and the UMWA investigated the problem. Because the area of the suspected fire was inaccessible, a decision was made to drill vertical holes from the surface and flood the area with combinations of water, carbon dioxide, foam and cementitious mixtures to neutralize the fire. MSHA approved the resumption of operations at the mine on December 17, 1993. In early April 1994, the fire recurred at Mine No. 5 and the mine was shut down. Jim Walter Resources, MSHA, Alabama State Mine Inspectors and the UMWA agreed that the longwall coal panel being mined at the time the fire recurred would be abandoned and sealed off. Development mining for the two remaining longwall coal panels in this section of the mine resumed on May 16, 1994 and the mining on the first longwall panel resumed on January 17, 1995.



     Production was adversely impacted until January 17, 1995; however, a portion of the increased costs is expected to be recovered from business interruption insurance. On May 31, 1995, the Company commenced a lawsuit in the Circuit Court for Tuscaloosa County, Alabama against a group of insurance companies with which the Company has such business interruption insurance seeking damages in excess of $25 million for loss from interruption to Jim Walter Resources' business resulting from the shut down of Mine No. 5. The lawsuit is in its initial stages, but the Company and Jim Walter Resources believe their claim is meritorious and intend to pursue it vigorously. See "Legal Proceedings -- Jim Walter Resources" below and Note 11 of Notes to Financial Statements.



     In the three years ended May 31, 1995, 1994 and 1993, the Mining Division's net sales and revenues were $299.4 million, $290.3 million and $324.4 million, respectively, including $5.4 million, $5.7 million and $7.1 million, respectively, to Sloss Industries, Inc., a wholly owned subsidiary of the Company ("Sloss Industries").


             De-Gas Division

     The De-Gas Division, through a joint venture headquartered in Brookwood, Alabama, extracts and sells methane gas from the coal seams owned or leased by Jim Walter Resources.


     The original motivation for the joint venture was to increase safety in Jim Walter Resources' Blue Creek mines by reducing the level of methane gas through wells drilled in conjunction with the mining operations. As of May 1995, there were 268 wells producing approximately 33 million cubic feet of gas per day. As many as 250 additional wells are planned for development over the next several years. The degasification operation, as had originally been expected, has had the effect of improving mining operations and safety by reducing methane gas levels in the mines, as well as becoming a profitable operation.



     The gas is transported through a 20-mile pipeline (owned and operated by Black Warrior Transmission Corp. ("Black Warrior Transmission"), a corporation the stock of which is owned on a 50-50 basis by the De-Gas Division and Sonat Exploration Company, an affiliate of Southern Natural Gas Company ("SNG")), directly to SNG's pipeline.



     The De-Gas Division began operations in 1981 with the formation of an equal joint venture with Kaneb Services, Inc. ("Kaneb") to capture and market methane gas from the Blue Creek seam. SNG is the joint venture's exclusive customer for all output of methane gas, all of which was originally at a price tied to the price of fuel oil in New York. Kaneb subsequently sold its 50% interest in the degasification operation to an indirect wholly-owned subsidiary of Sonat, Inc. In connection with such sale, additional areas were added to the gas sales contract. This gas was priced at a market price nominated by SNG which was not to be lower than the published price for spot purchases for SNG - South Louisiana for the applicable month. Effective January 1, 1994, the gas sales contract was amended. The price to be paid for gas delivered to SNG is now equal to the average of two published spot prices; provided, however, that the price will not be less than $2.00 per MMBTU (approximately $1.96 per MCF) on a weighted annual average basis, calculated cumulatively each month. Beginning in January 1994 and ending in December 2001, SNG will pay Jim Walter Resources a reservation fee of $675,000 per month if certain minimum quantities of gas are delivered. Black Warrior Methane Corp. ("Black Warrior Methane"), a corporation the stock of which is owned on a 50-50 basis by the De-Gas Division and Sonat Exploration Company, manages the operational activities of the joint venture.



     In the three years ended May 31, 1995, 1994 and 1993, the De-Gas Division's net sales and revenues amounted to $20.8 million, $23.0 million and $22.5 million, respectively.


U.S. Pipe


     U.S. Pipe, headquartered in Birmingham, Alabama, conducts its business through its Pressure Pipe Division and Castings Division. The Pressure Pipe Division manufactures and sells a broad line of ductile iron pressure pipe, pipe fittings and valves and hydrants. It is one of the nation's largest producers of ductile iron pressure pipe. The Castings Division produces and sells a wide variety of gray and ductile iron castings.

     In the three years ended May 31, 1995, 1994 and 1993, U.S. Pipe's net sales and revenues amounted to $412.2 million, $357.2 million and $331.2 million, respectively.


             Pressure Pipe Division

     The Pressure Pipe Division manufactures and sells a complete line of ductile iron pipe ranging from 4" to 64" in diameter as well as most equivalent metric sizes. In addition, this division produces and sells a full line of fittings, valves and hydrants of various configurations to meet various municipal specifications. Approximately

70%-75% of the ductile iron pressure pipe produced by this division is used in the transmission and distribution of potable water and the remaining 25%-30% is used in the transmission of waste water and industrial applications. The majority of ductile iron pressure pipe and related fittings, valves and hydrants are for new distribution systems. However, the market for rehabilitation, upgrading and replacement of pipe systems has grown significantly in recent years as major municipalities have initiated programs to rehabilitate aging water and waste water transmission systems, and is currently estimated to represent approximately 30% of ductile iron pressure pipe sales. Fittings, valves and hydrants produced by this division account for approximately 20% of sales.

     Ductile iron pressure pipe is manufactured by the deLavaud centrifugal casting process and is typically classified into three size categories. Small pipe, ranging from 4" to 12" in diameter (approximately 54% of the Pressure Pipe Division's pipe production), is used primarily for potable water distribution systems and small water system grids. Medium pipe ranging from 14" to 24" in diameter (approximately 29% of the Pressure Division's pipe production) is used primarily in reinforcing distribution systems, including looping grids and supply lines. Large pipe, 30" to 64" in diameter, which accounts for the remaining 17% of pipe production, is used for major water and waste water transmission and collection systems.

     The ductile iron pressure pipe industry is highly competitive, with a small number of manufacturers of ductile iron pressure pipe, fittings, valves and hydrants as well as a larger number of manufacturers which produce substitute materials, such as PVC, concrete, fiberglass, reinforced plastic and steel. U.S. Pipe is one of the nation's largest producers of ductile iron pressure pipe. Other major competitors include McWane, Inc., Griffin Ductile Iron Pipe Company and American Cast Iron Pipe Company. The division competes with other manufacturers of ductile iron pressure pipe on the basis of price, customer service and product quality.

     U.S. Pipe is also a manufacturer of ductile iron fittings. The Company believes that Tyler Corporation and McWane, Inc. have larger market shares than U.S. Pipe in this market segment. U.S. Pipe is not a major manufacturer of valves and hydrants.

     Additional competition for ductile iron pressure pipe comes from pipe composed of other materials. Although ductile iron pressure pipe is typically more expensive than competing forms of pipe, customers choose ductile iron for its quality, longevity, strength, ease of installation and lack of maintenance problems.


     Products of the Pressure Pipe Division are sold primarily to contractors, water works supply houses, municipalities and private utilities. Most ductile iron pressure pipe orders result from contracts which are bid by contractors or directly issued by municipalities or private utilities. A smaller portion of ductile iron pressure pipe sales are made through independent water works supply houses. The division maintains numerous supply depots in leased space throughout the country which are used as a source of pipe for start-up projects, to supply ongoing projects and to aid in completing projects. The Pressure Pipe Division's sales are primarily domestic, with foreign sales accounting for approximately 4% of dollar sales in 1995. U.S. Pipe has 34 sales offices in leased space in the United States. It employs a salaried sales force of approximately 70 persons.



     The order backlog of pressure pipe at May 31, 1995 was 121,548 tons, which represents approximately three months' shipments, compared to 111,907 tons at May 31, 1994.


     The Pressure Pipe Division manufactures ductile iron pressure pipe at four owned plants located in (i) Bessemer, Alabama (566,000 square feet on 169 acres of land); (ii) North Birmingham, Alabama (336,000 square feet on 61 acres of land); (iii) Union City, California (116,000 square feet on 70 acres of land); and (iv) Burlington, New Jersey (329,000 square feet on 109 acres of land). Such plants have annual rated capacities, on a one shift per day basis, of 200,000 tons, 190,000 tons, 78,000 tons and 140,000 tons, respectively, of ductile iron pressure pipe. In addition, the division manufactures fittings, valves and hydrants at its owned plant in Chattanooga, Tennessee (623,000 square feet on 80 acres of land). The general offices contain 122,000 square feet of office space on 6 acres of owned land and are located in Birmingham, Alabama.

     While the pipe business is generally sensitive to recessions because of its partial dependence on the level of new construction activity, certain aspects of Pressure Pipe's operations have in the past helped to reduce the impact on such division of the effects of a downturn in new construction.

     First, Pressure Pipe's products have experienced a strong level of demand in the replacement market. The Company believes that the growth of the replacement market will continue as a result of major expenditures by governmental entities in an effort to rebuild the nation's infrastructure, such as the replacement and upgrading of water and waste water transmission systems. In addition, legislation such as the Clean Water Act and the Safe Drinking Water Act may force utilities and cities to upgrade and/or replace their pipe systems.

     Second, Pressure Pipe's facilities are located in regions of the country which have exhibited consistent economic strength. The Burlington, New Jersey plant is adjacent to the northeastern market with its significant replacement potential and the division's operations in the South are located in areas of steady economic growth. The West Coast, served by the Union City, California plant, has a critical shortage of water for many of the large metropolitan areas which will require major transmission pipelines in the future. Because freight costs for pipe are high, locations close to important markets lower transportation costs, thereby making the Pressure Pipe Division's products more competitive.

             Castings Division


     The Castings Division produces a wide variety of gray and ductile iron castings for a diversified customer base including special hardness castings for the pollution control industry. In the year ended May 31, 1995, approximately 37% of the Castings Division's sales were sales of castings to the Pressure Pipe Division, with the balance of the sales to various capital goods industries. Manufacturing operations are located in Anniston, Alabama (228,000 square feet on 21 acres of owned land).


Sloss Industries

     Sloss Industries is a diversified manufacturing operation headquartered in Birmingham, Alabama, which has four major product lines: (1) foundry coke; (2) furnace coke; (3) slag wool; and (4) specialty chemicals.


     Foundry coke is marketed to cast iron pipe plants and foundries producing castings, such as for the automotive and agricultural equipment industries. It is shipped primarily into four geographic markets: the East Coast; the Southeast; Mexico; and the West Coast. Competition comes primarily from three merchant suppliers: ABC Coke, Koppers Company, Inc., and Empire Coke Company. In the year ended May 31, 1995, approximately 60% of the foundry coke produced by Sloss Industries was sold to U.S. Pipe.



     Furnace coke is sold primarily to basic steel producers. Furnace coke sales were depressed in recent years. During fiscal 1995, 1994 and 1993, however, Sloss Industries' furnace coke production was at near capacity as a result of a contract with National Steel Corporation. Sloss Industries has only an estimated 1% of the market for furnace coke. Competition comes primarily from Koppers Company, Inc. in the southern United States, Citizens Gas & Coke Utility and steel producers with excess coking capacity in the Midwest.



     Slag wool is utilized principally by acoustical ceiling manufacturers, and is also used in fireproofing cements. A related product, Processed Mineral Fiber, is used in friction materials and phenolic molding compounds. The continued success of the slag wool business depends upon Sloss Industries' ability to produce ceiling tile fiber of consistent high quality and react to customer demands for specific "customized" fiber composition. Of the total slag wool sales in the year ended May 31, 1995, approximately 71% was sold to Armstrong World Industries and 28% to Apache Building Products Company.


     Chemical products are manufactured in plants located in Birmingham, Alabama and Ariton, Alabama. The Birmingham product line is composed primarily of aromatic sulfonic acids and sulfonyl chlorides used in the pharmaceutical, plasticizer, foundry and coatings industries, but also includes a custom manufactured specialty monomer for the plastic industry. The Ariton facility produces custom manufactured specialty products for the rubber and plastics industries.

     Sloss Industries' manufacturing facilities located in Birmingham, Alabama include 120 coke ovens with an annual rated capacity of 450,000 tons and related buildings of 148,400 square feet, a slag wool plant with an annual rated capacity of 96,000 tons in a building of 63,000 square feet and a synthetic chemicals plant in a building of 63,300 square feet, all on 521 acres of owned land. Sloss Industries also operates a specialty chemical facility in Ariton, Alabama in a building of 6,900 square feet, on 53 acres of owned land.


     In the three years ended May 31, 1995, 1994 and 1993, Sloss Industries' net sales and revenues amounted to $88.0 million, $81.7 million and $77.5 million, respectively, including $11.1 million, $9.4 million and $8.7 million, respectively, to U.S. Pipe.

JW Aluminum

     JW Aluminum Company ("JW Aluminum"), headquartered in Mt. Holly, South Carolina, is a leading producer of fin stock used in heating and air conditioning applications. Its second leading product is cable wrap used in the manufacture of communications cable. JW Aluminum's other foil products are used in a variety of convertor applications, such as lithoplate for newspapers and as a facer on foam insulation products. Aluminum sheet products are used primarily for general building applications such as siding, gutters, downspouts, trailer siding, mobile home siding and skirting, residential siding and window components.


     JW Aluminum is one of a large number of suppliers nationwide of aluminum sheet and foil. In fiscal 1995, JW Aluminum sold 120.6 million pounds of aluminum products, 32% of which were sheet products and 68% foil products. JW Aluminum has focused on directing its product mix away from building products which are price sensitive, low value added products, toward higher value added products such as fin stock, where product quality and service are relied upon more than price.



     JW Aluminum operates a single manufacturing facility in Mt. Holly, South Carolina. Such facility is in a building of 210,000 square feet on 22 acres of owned land. JW Aluminum's current rated capacity is 125 million pounds per year, based on the present product mix.



     In the three years ended May 31, 1995, 1994 and 1993, JW Aluminum's net sales and revenues amounted to $134.2 million, $87.3 million and $82.3 million, respectively, including $6.1 million, $2.1 million and $1.6 million, respectively, to JW Window Components.


JW Window Components

     JW Window Components produces a variety of screens and screen components and a full line of window components, such as extruded aluminum components, weatherstripping, sash balances and spiral balances. JW Window Components is recognized as an industry leader in the production of block and tackle sash balances. It also has the broadest product line of any supplier to the window and patio door industry. The Company estimates that approximately 60% of total sales are directed to the new construction market, approximately 30% to the renovation market and approximately 10% to the commercial sector.

     JW Window Components' products are sold through a network of independent sales agents, who cover the continental United States, the Caribbean and Central American countries.

     JW Window Components operates three plants located in Elizabethton, Tennessee (190,000 square feet on 31 acres of owned land); Sioux Falls, South Dakota (50,000 square feet on 3 acres of owned land); and Merrill, Wisconsin (54,000 square feet of leased space). The administrative offices are located in the Company's headquarters building in Tampa, Florida.


     In the three years ended May 31, 1995, 1994 and 1993, net sales and revenues for JW Window Components amounted to $45.8 million, $38.7 million and $36.4 million, respectively.


Southern Precision

     Southern Precision Corporation's ("Southern Precision") products and services include metal and wood pattern tooling, plastic and rubber mold tooling, computerized numerically controlled machining of products and resin coated sand for the foundry industry.

     Southern Precision's Irondale, Alabama manufacturing facility, which incorporates the plant, warehouse and administrative functions, is the largest of its type in the Southeast (85,000 square feet of building located on 6 acres of owned land). The facility and equipment enable the company to service larger and more sophisticated tooling programs. Competition for resin coated sand, which has been strong in recent years, is concentrated primarily in the Southeast.


     In order to expand production capacity for resin coated sand, Southern Precision entered into an agreement with Borden, Inc. in February 1994 to lease Borden, Inc.'s resin coated sand plant (together with the machinery and equipment) containing approximately 14,000 square feet of space and located in Birmingham, Alabama. The lease contained an option to purchase the plant at the end of the third year. The transaction also included the execution by Southern Precision and Borden, Inc. of a sales agreement, a license agreement and other ancillary agreements. On May 31, 1995, Southern Precision exercised its option to purchase the plant and machinery and equipment for approximately $1.5 million.



     In the three years ended May 31, 1995, 1994 and 1993, Southern Precision's net sales and revenues amounted to $14.4 million, $11.0 million and $10.7 million, respectively, including $2.4 million, $2.2 million and $1.6 million, respectively, to U.S. Pipe.


Vestal Manufacturing


     Vestal Manufacturing produces a diversified line of metal and foundry products for residential, commercial and industrial use. Vestal Manufacturing manufactures a line of energy saving fireplaces, fireplace inserts, accessories and woodburning stoves, as well as lightweight castings for municipal markets and metal building products.


     Vestal Manufacturing's products are sold through a network of independent sales agents to hardware and building materials distributors, home centers and mass merchandisers throughout the United States and Canada.

     Vestal Manufacturing's performance to a large extent is tied to residential construction. Foreign competition has also been a factor in recent years.

     Vestal Manufacturing, located in Sweetwater, Tennessee, operates a foundry with 100,000 square feet of building and has a steel fabrication plant building of 109,000 square feet, both on 32 acres of owned land. Vestal Manufacturing also owns an unused 132,000 square foot plant and warehouse on 7 acres of land. When market conditions are favorable, Vestal Manufacturing plans to sell the unused facility.


     In the three years ended May 31, 1995, 1994 and 1993, Vestal
Manufacturing's net sales and revenues amounted to $19.4 million, $17.4 million and $15.2 million, respectively.


United Land


     United Land owns approximately 56,000 acres of land and also owns approximately 125,000 acres of mineral rights and 1,800 acres of surface rights, all principally in Alabama.


     United Land receives royalties resulting from leases to strip coal miners, gas producers and timber companies. When market conditions are favorable, management expects from time to time to sell excess real estate from the holdings of United Land not utilized by any of the other subsidiaries of the Company.


     In the three years ended May 31, 1995, 1994 and 1993, United Land's net sales and revenues amounted to $15.8 million, including a gain of $6.1 million on the sale of certain excess real estate, $9.2 million and $9.3 million, respectively.


Walter Land


     Walter Land Company ("Walter Land") is a land sales operation with an inventory at May 31, 1995 of approximately 7,500 acres, primarily on the south side of Houma, Louisiana. The bulk of the commercial development in Houma is tied directly to service and support for offshore oil and gas drilling, which has been in a longer term recession. Land sales have been few and small in recent years. Presently, the majority of Walter Land's income is derived from rental income. Management and sale of the Louisiana properties are handled by local personnel on a contract basis. In the three years ended May 31, 1995, 1994 and 1993, Walter Land's net sales and revenues amounted to $196,000, $247,000 and $241,000, respectively.


Cardem Insurance


     Cardem Insurance is a Hamilton, Bermuda based offshore reinsurance company. The predominant part of its business is reinsuring 75% of the risk on fire and extended coverage insurance policies issued by Westchester Insurance Company, an unrelated insurance company. Such insurance policies are with individual owners of homes constructed by Jim Walter Homes. In the years ended May 31, 1995, 1994 and 1993, Cardem Insurance's net sales and revenues amounted to $11.8 million, $12.0 million and $14.1 million, respectively.

Seasonality

     Certain of the businesses of the Company (primarily U.S. Pipe, Jim Walter Homes, JW Window Components and Vestal Manufacturing) are subject to seasonal variations to varying degrees. However, the businesses of the Company are significantly influenced by the general economy.

Trade Names, Trademarks and Patents

     The names of each of the Company's subsidiaries are well established in the respective markets served by them, and management believes that the reputation of such trade names is of some importance. The Company's subsidiaries have numerous patents and trademarks. Management does not believe, however, that any one such patent or trademark is of material importance.

Research and Development

     Research activities conducted by each business are directed toward new products, processes and building systems development, improvement of existing products, development of new uses for existing products and cost reduction efforts. Total research and development expenditures in each of the last three fiscal years were less than 1% of net sales and revenues.

Raw Materials

     Substantially all of the raw materials needed for the operations of the Company and its subsidiaries are either produced by the Company and its subsidiaries or are purchased from domestic sources. All materials used by the various businesses of the Company are available in the quantities necessary to support their respective operations.

Environmental


     The Company and its subsidiaries are subject to a wide variety of laws and regulations concerning the protection of the environment, both with respect to the construction and operation of many of its plants, mines and other facilities, and with respect to remediating environmental conditions that may exist at its own and other properties. The Company believes that it and its subsidiaries are in substantial compliance with federal, state and local environmental laws and regulations. Expenditures for compliance of ongoing operations and for remediation of environmental conditions arising from past operations in the fiscal year ended May 31, 1995 were approximately $4.3 million. Because environmental laws and regulations on the federal, state, and local levels continue to evolve, and because conditions giving rise to obligations and liabilities under environmental laws are in some circumstances not readily identified, it is difficult to forecast the amount of such environmental expenditures or the effects of changing standards on business operations, and the Company can give no assurance that such expenditures will not, in the future, be material. Capital expenditures for environmental requirements are anticipated in the next five years to average $6.0 million per year.



     U.S. Pipe is implementing an Administrative Consent Order ("ACO") for its Burlington, New Jersey plant that was required under the New Jersey Environmental Cleanup Responsibility Act (now known as the Industrial Site Recovery Act) in connection with the completion of the LBO. The ACO required soil and ground water cleanup. U.S. Pipe completed, pending final approval, the soil cleanup required by the ACO. U.S. Pipe is now treating ground water as ordered in the ACO, but it is not known how long treatment will be required in order to meet the requirements of the ACO. Management does not believe the cleanup costs will have a material adverse effect on the financial condition or results of operations of the Company and its subsidiaries.


     The federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), generally imposes liability, which may be joint and several and is without regard to fault or the legality of waste generation or disposal, on certain classes of persons, including owners and operators of sites at which hazardous substances are released into the environment (or pose a threat of such release), persons that disposed or arranged for the disposal of hazardous substances at such sites, and persons who owned or operated such sites at the time of such disposal. CERCLA authorizes the EPA, the states and, in some circumstances, private entities to take actions in response to public health or environmental threats and to seek to recover the costs they incur from the same classes of persons. Certain governmental authorities can also seek recovery for damages to natural resources. Various subsidiaries of the Company have been identified as potentially responsible parties by the

EPA under CERCLA with respect to cleanup of hazardous substances at several sites to which their wastes allegedly have been transported. The subsidiaries are in the process of preliminary investigation of their relationship to these sites, if any, to determine the nature of their potential liability and amount of remedial costs to clean up such sites. Although no assurances can be given that the Company will not be required in the future to make material expenditures relating to these sites, management does not believe at this time that the cleanup costs its subsidiaries will be called on to bear, if any, associated with these sites will have a material adverse effect on the financial condition or results of operations of the Company and its subsidiaries; management believes the extent of the subsidiaries' involvement, if any, to be minor in relation to that of other named potentially responsible parties, a significant number of which are substantial companies.

Employees


     As of May 31, 1995, the Company and its subsidiaries employed approximately 7,900 people, of whom approximately 4,900 were hourly workers and approximately 3,000 were salaried employees. Approximately 4,300 employees were represented by unions under collective bargaining agreements, of which approximately 1,750 were covered by one contract with the UMWA, which currently expires on August 1, 1998. The Company considers its relations with its employees to be satisfactory.


     The Company and its subsidiaries have various pension and profit sharing plans covering substantially all employees. In addition to its own pension plans, contributions are made to certain multi-employer plans. The funding of retirement and employee benefit plans is in accordance with the requirements of the plans and, where applicable, in sufficient amounts to satisfy the "Minimum Funding Standards" of the Employee Retirement Income Security Act of 1974 ("ERISA"). The plans provide benefits based on years of service and compensation or at stated amounts for each year of service.

Properties

     The headquarters building of the Company is a modern twin tower eight-story building of masonry and steel construction, containing approximately 200,000 square feet of office space, located on a plot of land in excess of 13 acres in Tampa, Florida.

Legal Proceedings


     Plan of Reorganization. The Plan of Reorganization was confirmed by the Bankruptcy Court on March 2, 1995. A limited appeal from the order confirming the Plan of Reorganization was filed by the United States on behalf of the EPA. Notwithstanding the filing of such appeal, the Plan of Reorganization became effective on March 17, 1995. The Company and the EPA have resolved all issues on appeal. On July 11, 1995 the Bankruptcy Court entered its Order Granting Motion to Approve Agreement of the United States and the Debtor Regarding Releases and Injunctions Under Amended Joint Plan of Reorganization Dated as of December 9, 1994. A motion to dismiss the appeal has been filed and an order dismissing the appeal will be entered shortly.



     Despite the confirmation and effectiveness of the Plan of Reorganization, the Bankruptcy Court continues to have jurisdiction to, among other things, resolve disputed prepetition claims against the Company, resolve matters related to the assumption, assumption and assignment, or rejection of executory contracts pursuant to the Plan of Reorganization, and to resolve other matters that may arise in connection with or relate to the Plan of Reorganization. (For example, see Note 11 ("Litigation Related to Chapter 11 Distributions to Certain Holders of Subordinated Notes and/or Debentures and Chapter 11 Adversary Proceeding Filed by Certain Holders of Series B & C Senior Notes") of Notes to Financial Statements.) Except as described in "Certain Risk
Factors -- Tax Considerations" and "-- Disputed Claims Reserves," provision was made under the Plan of Reorganization in respect of all prepetition liabilities of the Company.


     Asbestos-Related Litigation Settlements. As discussed more fully under "Recent History", prior to filing the Chapter 11 Cases, the Company and the Indemnitees were subject to significant and mounting Veil Piercing Litigation arising from the LBO and the activities of Celotex, a former subsidiary of the Company. Celotex filed for protection under Chapter 11 on October 12, 1990 as a result, in part, of increasingly burdensome asbestos litigation. In the Veil Piercing Litigation, the Asbestos Claimants sought (i) to pierce the corporate veil that existed between Celotex and Original Jim Walter prior to the LBO and
(ii) to unwind the LBO. According to the Asbestos Claimants, if Original Jim Walter were to be deemed responsible for Celotex's alleged multi-billion dollar asbestos liabilities, the debt issued in connection with the LBO would have rendered the Company insolvent, making the LBO a fraudulent conveyance. The Asbestos Claimants asserted at various times that the amount of Celotex's asbestos liabilities could reach $10 billion. Any finding that the Company could be liable for all or any part of these liabilities would have threatened the Company's existence.

     After the filing of the Chapter 11 Cases, the Company commenced the Adversary Proceeding. After a full trial (the "Veil Piercing Trial"), the Bankruptcy Court on April 18, 1994 found in favor of the Company on every claim asserted in the Adversary Proceeding. The United States District Court for the Middle District of Florida affirmed the Bankruptcy Court's decision on appeal on October 13, 1995. The decision of the District Court was appealed to the United States Court of Appeals for the Eleventh Circuit. On or about April 28, 1995, a stipulation of dismissal of that appeal was filed pursuant to the terms of the Veil Piercing Settlement described below.

     On April 28, 1994, the Company commenced an action (the "Celotex Action") in the Celotex bankruptcy proceeding seeking a ruling that, as a subsidiary of Jim Walter Corporation, Celotex alone had standing to assert the Veil Piercing Claims and that all creditors of Celotex were bound by the decisions in the Adversary Proceeding. If granted, the relief sought in the Celotex Action would have barred any future Veil Piercing Claims from being brought against the Company or any other entity. Counsel for the Asbestos Claimants had indicated that they would assert that only the named defendants in the Adversary Proceeding could be bound by the decisions in that action, leaving thousands of unnamed and future claimants free to relitigate the same issues raised therein. The Celotex Action was dismissed without prejudice on October 13, 1994 for lack of a case and controversy and for failure to join an indispensable party. Counsel for the Asbestos Claimants asserted that they would vigorously oppose any attempt by the Company to obtain an adjudication in any forum to the effect that the Asbestos Claimants or any other individual claimants lack standing to raise Veil Piercing Claims.


     Prior to the Veil Piercing Trial, a number of the Company's creditors reached a settlement agreement with the Asbestos Claimants and Celotex to resolve the Veil Piercing Claims, the Veil Piercing Litigation and the Adversary Proceeding (the "Initial Settlement"). The Company did not join in the Initial Settlement and filed objections in the Chapter 11 Cases thereto.


     On October 17, 1994, a hearing was commenced in the Chapter 11 Cases on the fairness of the Initial Settlement and certain other issues relating to the payment of post-petition interest to unsecured creditors of the Company and challenges to the voting process. Before the completion of that hearing, all parties conducted intensive settlement negotiations. As a result of those negotiations, the Company, the Asbestos Claimants, certain creditors of the Company, KKR, Jim Walter Corporation, Celotex and others agreed upon the terms of a global settlement, ultimately resulting in the execution of the Second Amended and Restated Veil Piercing Settlement Agreement dated as of
November 22, 1994 (the "Veil Piercing Settlement"), the terms of which are embodied in and made effective by the Plan of Reorganization.

     Under the Veil Piercing Settlement, all pending and future Settlement Claims are settled, satisfied, released, barred and discharged and all persons that have asserted or may in the future assert Settlement Claims are permanently enjoined from, among other things, (i) commencing, conducting or continuing in any manner, directly or indirectly, any proceeding of any kind in respect of Settlement Claims against, among others, the Company, KKR and any or all of their present and former parents, subsidiaries, stockholders, partners, officers, directors and employees (the "Released Parties"), (ii) enforcing, levying, attaching, collecting or otherwise recovering by any manner, directly or indirectly, any judgment, award, decree or order against any of the Released Parties in respect of Settlement Claims and (iii) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against any of the Released Parties in respect of Settlement Claims.


     The Veil Piercing Settlement was intended to resolve finally all Settlement Claims. The Veil Piercing Settlement was signed by, among others, Celotex, Jim Walter Corporation and counsel for the Asbestos Claimants, thus binding them to the terms thereof. To implement the Veil Piercing Settlement, all present and future holders of Settlement Claims other than Celotex, including Asbestos Claimants, were certified by the Bankruptcy Court as a class (for settlement purposes only) under applicable bankruptcy rules and the Federal Rules of Civil Procedure (the "Class"). A representative of the Class was appointed by the Bankruptcy Court (the "Class Representative"). All potential members of the Class who could be identified received actual notice of the terms of the Veil Piercing Settlement and the Plan of Reorganization in addition to wide publication notice. The forms of notice were approved by the Bankruptcy Court. The Class Representative and Celotex each filed proofs of claim in the Chapter 11 Cases for the Settlement Claims. The Company filed objections to those proofs of claim and the Bankruptcy Court allowed the Settlement Claims pursuant to the Veil Piercing Settlement in the aggregate amount of $375 million.



     The Plan of Reorganization established a class of all present and future holders of Settlement Claims ("Class U-7"). A bar date for the filing of Class U-7 claims was set and notice thereof was approved by the Bankruptcy Court and given by the Company to all known Veil Piercing Claimants and by publication. For voting purposes, every member of Class U-7 was temporarily allowed a $1 claim. Every Class U-7 claimant was given an opportunity to vote on the Plan of Reorganization. Class U-7 approved the Plan of Reorganization by a vote of 73,861 in favor to 16 opposed. No member of Class U-7 filed an objection to the Plan of Reorganization or to the Veil Piercing Settlement embodied therein.



     The Plan of Reorganization provides that acceptance of the Plan of Reorganization by Class U-7 binds any and all present or future holders of Settlement Claims to the terms of the Plan of Reorganization and thus bars them from bringing any Settlement Claims against the Company, the Indemnitees or any of the other Released Parties. Under the terms of the Veil Piercing Settlement, the stated amount of the settlement ($375 million) (the "Celotex Settlement Fund") was paid under the Plan of Reorganization in the form of Common Stock, cash and Series B Notes to a fund (the "Celotex Settlement Fund Recipient") that will hold the proceeds for the exclusive benefit of the Veil Piercing Claimants (as defined in the Veil Piercing Settlement). Under the Plan of Reorganization, all Settlement Claims must be channeled to the Celotex Settlement Fund Recipient to be administered under the jurisdiction of the bankruptcy court in the Celotex bankruptcy proceeding.


     On March 2, 1995, the Bankruptcy Court entered a confirmation order which, among other things, (i) provided for the satisfaction, discharge and release of the Settlement Claims, (ii) included an injunction permanently channelling all Settlement Claims to the Celotex Settlement Fund Recipient, (iii) found the Veil Piercing Settlement to be fair and reasonable and (iv) provided that the Class shall be deemed to have provided releases of all Released Parties under the Veil Piercing Settlement.

     By orders dated February 13 and 25, 1995, the Celotex bankruptcy court approved the Veil Piercing Settlement and directed Celotex to render performance in accordance with its terms. In addition, the Celotex bankruptcy court appointed a legal representative to protect the interests of unknown asbestos bodily injury claimants. After review of the Veil Piercing Settlement, that legal representative informed the Celotex bankruptcy court that the Veil Piercing Settlement should be approved as being in the best interests of such claimants.

     On March 17, 1995, the Celotex bankruptcy court issued an order authorizing the Celotex Settlement Fund Recipient to receive the Celotex Settlement Fund for the exclusive benefit of the Veil Piercing Claimants (as defined in the Veil Piercing Settlement). The Celotex bankruptcy court also ordered that "all claims of the type settled by the Veil Piercing Settlement
 . . . shall attach solely to the [Celotex] Settlement Fund and all persons and entities are enjoined from commencing or continuing any suit, arbitration or other proceeding of any type against any and all of the Released Parties . . . arising out of any such claims." The Celotex bankruptcy court also enjoined anyone from taking any action against the Celotex Settlement Fund without the prior approval of the Celotex bankruptcy court.


     Under the terms of the Veil Piercing Settlement, all parties thereto have agreed to use their best efforts to obtain a confirmation of a plan of reorganization in the Celotex bankruptcy proceeding that includes a provision for and injunction pursuant to Section 524(g) of the Bankruptcy Code. Section 524(g) is part of the 1994 amendments to the Bankruptcy Code. It provides for permanent supplemental injunctions, such as the ones contemplated in the Veil Piercing Settlement, to protect third parties who are not debtors in bankruptcy. Thus, a supplemental injunction under Section 524(g) would operate to bar future Settlement Claims against the Company, the Indemnitees and the other Released Parties. There had been some disputes about the statutory authorization of such injunctions under caselaw before the enactment of Section 524(g). Under Section 524(g), the Celotex bankruptcy court may (i) bind all present and future holders of Settlement Claims to the terms of the Veil Piercing Settlement and (ii) enjoin such holders from bringing Settlement Claims against any Released Party in the future.



     The Plan of Reorganization does not provide for a Section 524(g) injunction. However, as discussed above, under the terms of the Veil Piercing Settlement the parties to the Celotex bankruptcy proceeding are required to seek in good faith the confirmation of a plan of reorganization that contains such a provision. A plan of reorganization has already been proposed in the Celotex bankruptcy proceeding which provides for an injunction under Section 524(g). Although there is no assurance that it will be confirmed and consummated, if a Celotex plan of reorganization is confirmed and consummated and it contains a Section 524(g) injunction, it would provide additional protection for the Released Parties, including the Company.

     Jim Walter Homes/Mid-State Homes. Jim Walter Homes and Mid-State Homes, together with Mid-State Trust II and certain other parties, are involved in litigation, primarily in the Bankruptcy Court, with approximately 750 owners of houses constructed by Jim Walter Homes in south Texas. The homeowners seek damages based upon alleged construction defects, common law fraud, and violations of the Texas Deceptive Trade Practices Act, the Texas Consumer Credit Code, federal and state debt collections statutes and the Racketeering Influence Corruptions and Practices Act. Although Jim Walter Homes and Mid-State Homes believe that the litigation is substantially without merit, a settlement agreement ("Texas Settlement Agreement") has been reached with the attorney for the homeowner claimants. The anticipated settlement amount will be approximately $3.6 million in account balance reductions (of which approximately $1.25 million represents a principal reduction), plus an approximate aggregate payment of $27,500 in cash to certain clients and $2.9 million as attorney's fees (of which $900,000 may be deferred and payable over the next five years). The consummation of the Texas Settlement Agreement is subject to various conditions, including approval by all of the parties thereto. It also contains provisions allowing claimants to "opt out" or not participate in the Texas Settlement Agreement and for the defendants to avoid the settlement in its entirety if, in their judgment, the number of claimants who opt out is so large as to make the settlement of little value. It also has a provision for the attorney for the homeowner claimants to indemnify and hold harmless the defendants from any and all claims, demands, causes of actions, lawsuits and settlements by the homeowners. Further, it provides for the Bankruptcy Court to retain jurisdiction over any claims which are not resolved by the Texas Settlement Agreement. On June 27, 1995 the Bankruptcy Court ordered a notice to be sent to creditors of the Company concerning the Texas Settlement Agreement which provided that any objections to the settlement be filed with the Bankruptcy Court by July 12, 1995. On July 13, 1995, the Bankruptcy Court entered its Order Granting Motion to Approve Compromise and Settlement Agreement and the parties have commenced implementing the Texas Settlement Agreement.



     In May 1995 Jim Walter Homes and Mid-State Homes settled a class action by purchasers of houses constructed by Jim Walter Homes in South Carolina since December 27, 1989 in which the plaintiffs contended that Jim Walter Homes violated certain provisions of the South Carolina Consumer Protection Code (the "South Carolina Statute") relating to a borrower's right to choose the borrower's attorney in certain transactions. See Note 11 ("South Carolina Class Actions") of Notes to Financial Statements for additional information concerning the settlement. Jim Walter Homes and Mid-State Homes had filed an action in the Bankruptcy Court for a declaratory judgment with respect to their liability, if any, to purchasers of houses built by Jim Walter Homes in South Carolina from July 1, 1982 (the date on which the South Carolina Statute become effective) to December 27, 1989. Jim Walter Homes, Mid-State Homes and representatives of the homeowners have negotiated a proposed settlement of that action which will require a cash payment of approximately $3 million, which after application of these settlement proceeds to pay existing arrearages on the homeowners' mortgages will result in a net cash outlay of approximately $1,050,000. In addition, legal fees of approximately $360,000 will be paid. The proposed settlement is subject to the Bankruptcy Court's approval upon submission of an appropriate motion. The proposed settlement may involve additional account classifications which are in the process of being analyzed and which may be included in an amended complaint to be filed in the above-described declaratory judgment action.

     Jim Walter Resources. On May 31, 1995 the Company and Jim Walter Resources commenced a lawsuit in the Circuit Court for Tuscaloosa County, Alabama against a group of insurance companies with which the Company has business interruption insurance seeking damages in excess of $25 million for loss from interruption of Jim Walter Resources' business resulting from a fire in November 1993 in Jim Walter Resources' Mine No. 5. See "Business and Properties -- Jim Walter Resources" and Note 11 of Notes to Financial Statements. The complaint also seeks a declaratory judgment concerning the insurers' contentions that (i) the risk which caused the loss was not insured because it was not fortuitous, but was spontaneous combustion known to occur in Jim Walter Resources' mines, and
(ii) the Company failed to disclose the risk of loss from spontaneous combustion and that the insurance policies are void or voidable because of such failure. The lawsuit is in its initial stages, but the Company and Jim Walter Resources believe their claim is meritorious and intend to pursue it vigorously.

     U.S. Pipe -- Environmental Penalty. U.S. Pipe has recently entered into an administrative consent order with the New Jersey Department of Environmental Protection pursuant to which it agreed, among other things, to pay a civil penalty of $187,000 to resolve alleged violations regarding its plant in Burlington, New Jersey. The

Company does not expect the civil penalty or any other aspect of the order to have a materially adverse effect on its consolidated financial position. See
Note 11 of Notes to Financial Statements ("Environmental Matters").

     Other. The Company and its subsidiaries are involved in various other proceedings arising in the ordinary course of their businesses. Management does not expect that any of such other proceedings will have a material adverse effect on the Company's consolidated financial position.



                                   MANAGEMENT
Directors and Executive Officers

     Set forth below is a list showing the names, ages (as of July 1, 1995) and positions of all Directors of the Company, and, where applicable, the executive office or offices held by each Director with the Company.


Name                   Age    Position
----                   ---    --------

James W. Walter        72     Chairman and Director.

G. Robert Durham       66     Director; President and Chief Executive Officer.

Kenneth J. Matlock     67     Director; Executive Vice President and Chief
                              Financial Officer.

Howard L. Clark, Jr.   51     Director.

James B. Farley        64     Director.

Eliot M. Fried         62     Director.

James L. Johnson       68     Director.

Robert I. Shapiro      45     Director.

Michael T. Tokarz      45     Director.



     James W. Walter has been the Chairman and a Director of the Company since 1988. Mr. Walter will retire as Chairman of the Company effective October 6, 1995 and therafter will be the Chariman Emeritus and a Director of the Company. Mr. Walter founded Walter Construction Co., a predecessor of Original Jim Walter, in 1948 and Original Jim Walter (incorporated in 1955). He was President and Chief Executive Officer of Original Jim Walter from 1955 to 1963, Chairman and Chief Executive Officer from 1963 to 1983 and Chairman thereafter. He is a Director of Anchor Glass Container Corporation and Contel Cellular, Inc.



     G. Robert Durham has been President and Chief Executive Officer and a Director of the Company since June 1991. Mr. Durham will also become the Chairman of the Company effective October 6, 1995. He was Chairman, President and Chief Executive Officer of Phelps Dodge Corporation, a producer of copper, truck wheels and rims, and carbon black, from 1987 to 1989, when he took early retirement. Prior to 1987 he was President and Chief Operating Officer (1985-
1987) and held other executive positions (1967-1985) with Phelps Dodge Corporation and/or its affiliated companies. He also is a Director of Homestake Mining Company, MinCorp Holdings Inc. and The FINOVA Group Inc. and a Trustee of Mutual of New York.


     Kenneth J. Matlock has been Executive Vice President and Chief Financial Officer of the Company since 1991; prior thereto he was Senior Vice President and Chief Financial Officer of the Company from 1988 to 1991. Mr. Matlock joined Original Jim Walter in 1964, became Controller in 1970, Chief Financial Officer in 1974 and Senior Vice President in 1984. Mr. Matlock has been a Director of the Company since 1988.

     Howard L. Clark, Jr. has been the Vice Chairman of Lehman, an investment-banking firm, since February 1993; prior thereto he served as Chairman and Chief Executive Officer of Shearson Lehman Brothers, Inc. Prior thereto he was an Executive Vice President and the Chief Financial Officer of American Express Company, a financial services firm. He also is a Director of Lehman, Plasti-Line, Inc., The Maytag Corporation, the Securities Industry Association and The Fund American Companies, Inc. Mr. Clark has been a Director of the Company since March 17, 1995.


     James B. Farley is the retired Chairman of the Board, and a current Trustee, of Mutual of New York, a life insurance company. He served as Chairman and Chief Executive Officer of Mutual of New York from 1989 to 1994. He also is a Director of Ashland Oil, Inc. and The Promus Companies. Mr. Farley has been a Director of the Company since March 17, 1995.


     Eliot M. Fried has been a Managing Director of Lehman or Shearson Lehman Brothers, Inc. since 1991 and is Co-chairman of Lehman's Firm Wide Investment Committee. He served as a Senior Vice President of Shearson Hayden Stone, a predecessor firm of Lehman, from 1982 to 1991. He also is a Director of American Marketing Industries, Bridgeport Machines, Inc., Energy Ventures, Inc., Lear Seating Corporation, Sun Distributors L.P. and Vernitron Corporation. Mr. Fried has been a Director of the Company since March 17, 1995.

     James L. Johnson is Chairman Emeritus of GTE Corporation, a telephone company and cellular service provider. From April 1988 to May 1992 he was Chairman and Chief Executive Officer of GTE. He also is a Director of Contel Cellular, Inc., CellStar Corporation, The FINOVA Group Inc., Harte-Hanks Communications Inc. and Valero Energy Corp. and a Trustee of Mutual of New York. Mr. Johnson has been a Director of the Company since March 17, 1995.

     Robert I. Shapiro has been a Managing Director of Lehman since 1985. He is Chairman of Lehman's Employee Benefit Plans Committee and a Trustee of the Lehman Brothers Pension Plan. Mr. Shapiro has been a Director of the Company since March 17, 1995.

     Michael T. Tokarz has been a general partner of KKR, a private investment firm, since January 1993; prior thereto he was an associate at KKR since September 1985. He also is a Director of Safeway, Inc., K-III Communications Corporation, Flagstar Companies, Inc., Flagstar Corporation, Neway Anchorlok International, Inc., KSL Recreation Corporation and IDEX Corporation. Mr. Tokarz has been a Director of the Company since 1987.

     Except as described under "Board of Directors" below, Directors of the Company are elected by the stockholders of the Company. Each Director holds office until his successor is elected and qualified. The Company is not aware of any family relationships among any of the foregoing Directors.


     Set forth below is a list showing the names, ages (as of July 1, 1995) and positions of the executive officers of the Company who are not Directors of the Company.

Name                   Age    Offices
----                   ---    -------


William Carr           64     President and Chief Operating Officer of Jim
                              Walter Resources

Frank A. Hult          44     Vice President and Controller of the Company

Donald M. Kurucz       55     Vice President and Treasurer of the Company

Robert W. Michael      53     Senior Vice President and Group Executive of the
                              Company; President and Chief Operating Officer of
                              Jim Walter Homes

Sam J. Salario         66     President of Mid-State Homes; Vice President of
                              Jim Walter Homes

William N. Temple      62     Senior Vice President and Group Executive of the
                              Company; President and Chief Operating Officer of
                              U.S. Pipe

David L. Townsend      41     Vice President-Human Resources/Public Relations
                              of the Company

John F. Turbiville     66     Vice President-Legal and Secretary of the
                              Company

William H. Weldon      63     Senior Vice President-Finance and Chief
                              Accounting Officer of the Company


     William Carr has been President and Chief Operating Officer of Jim Walter Resources since 1991; prior thereto he was a Senior Executive Vice President and Chief Operating Officer of Jim Walter Resources and President of its Mining Division since 1976. He was a Vice President of Original Jim Walter from 1976 to 1988.

     Frank A. Hult has been a Vice President of the Company since 1994 and the Controller of the Company since 1991; he was Assistant Controller and Chief Accountant (1989-1991) and Manager of Budgets (1988-1989) of the Company. Previously he was Manager of Budgets (1984-1988) and Financial Analyst (1978-
1981) of Original Jim Walter and Manager-Operations Administration (1981-1984); Plant Controller (1975-1978) and Cost Accountant (1974-1975) for Celotex.

     Donald M. Kurucz has been a Vice President and the Treasurer of the Company since 1991; he was Treasurer of the Company from 1988-1991. Previously he served as Treasurer (1977-1988) and Assistant Treasurer (1975-1977) of Original Jim Walter.

     Robert W. Michael has been a Senior Vice President and Group Executive of the Company since 1991 and President and Chief Operating Officer of Jim Walter Homes since 1984. Prior thereto, he was Vice President-Sales (1975-1984), a Regional Manager (1973-1975), an Assistant Regional Manager (1970-1973), a Main Branch Manager (1967-1970) and a Sub-Branch Manager (1966-1967) with Jim Walter Homes and held various managerial positions with Mid-State Homes (1964-1966). He was a Vice President of Original Jim Walter (1984-1988).

     Sam J. Salario has been President of Mid-State Homes since 1984, and a Vice President of Jim Walter Homes since 1972. Previously he served as an Assistant Vice President (1963-1984), a Regional Supervisor (1961-1963) and a Representative (1960-1961) with Mid-State Homes.

     William N. Temple has been a Senior Vice President and Group Executive of the Company since 1991 and President and Chief Operating Officer of U.S. Pipe since 1993; he was a Vice President of the Company from 1988 to 1991 and, from 1974, was a Vice President of Original Jim Walter. Previously he served as President of the former Fasteners and Special Products Division of U.S. Pipe and Vice President of U.S. Pipe (1972-1974), President of the former Southeastern Bolt and Screw division of U.S. Pipe (1971-1974) and Controller of U.S. Pipe (1965-1971).

     David L. Townsend has been a Vice President of the Company since 1988. Previously he served as a Vice President (since 1983), Director of Public Relations (1982-1983) and Manager of Public Relations (1980-1982) of Original Jim Walter and in various staff positions (1978-1980) with Original Jim Walter.

     John F. Turbiville has been a Vice President and the Secretary of the Company since 1988. Previously he served as Assistant Secretary of the Company
(1988) and Original Jim Walter (1981-1988) and as a staff attorney (1979-1981) with Original Jim Walter.

     William H. Weldon has been a Senior Vice President and the Chief Accounting Officer of the Company since 1991; he was Vice President, Controller and Chief Accounting Officer of the Company from 1988 to 1991. Previously he served as Vice President and Controller (1977-1988), Controller (1972-1977) and Assistant Controller (1970-1972) of Original Jim Walter.

     Executive officers serve at the pleasure of the Board of Directors. The Company is not aware of any family relationships among any of the foregoing executive officers.

Board of Directors


     Pursuant to the Plan of Reorganization and the Charter, the Board of Directors of the Company consists of nine (9) directors. For the first three years after the Effective Date of the Plan of Reorganization (the "Initial Three Year Term"), the Board will be selected as follows (subject to the exceptions discussed in the next paragraph): three directors will be senior officers of the Company (initially G. Robert Durham, James W. Walter and Kenneth J. Matlock; any successors will be selected by the remaining directors from the senior officers of the Company); one director will be a person designated by KKR (the "KKR Director") (initially Michael T. Tokarz); three directors will be persons designated by Lehman (the "Lehman Directors") (initially Howard L. Clark, Jr., Eliot M. Fried and Robert I. Shapiro); and two directors (the "Independent Directors") (initially James B. Farley and James L. Johnson) will be persons who (a) are not (i) officers, affiliates, employees, Interested Stockholders, consultants or partners of any Significant Stockholder or any affiliate of any Significant Stockholder or of any entity that was dependent upon any Significant Stockholder or any affiliate of any Significant Stockholder for more than 5% of its revenues or earnings in its most recent fiscal year, (ii) an officer, employee, consultant or partner of the Company or any of its affiliates, or an officer, employee, Interested Stockholder, consultant or partner or any entity that was dependent upon the Company or any of its affiliates for more than 5% of its revenues or earnings in its most recent fiscal year or (iii) any relative or spouse of any of the foregoing persons or a relative of a spouse of any of the foregoing persons and (b) are selected by management of the Company from a list of qualified candidates provided by an independent search firm selected by management and Lehman. For these purposes "Interested Stockholder" means, with respect to any person, any other person that together with its affiliates and associates beneficially owns (as defined in Rule 13d-3 under the Exchange Act) 5% or more of the equity securities of such person, and "Significant Stockholder" means an Interested Stockholder of the Company.


     If, at any time during the Initial Three Year Term, (i) after six months following the Effective Date of the Plan of Reorganization, Lehman notifies KKR that it has determined to transfer to KKR the right to appoint one of the three Lehman Directors or (ii) Lehman and its affiliates fail to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 8% of the outstanding Common Stock (without giving effect to shares of Common Stock held in escrow pursuant to the Plan of Reorganization; see "Security Ownership of Management and Principal Stockholders" and "Description of Capital Stock -- Future Stock Issuances") (the "Outstanding Common Stock") and KKR and its affiliates have beneficial ownership of 8% or more of the Outstanding Common Stock at such time, then, in each case, KKR shall have the right to compel one Lehman Director selected by Lehman to resign as a director and to appoint as a successor an additional KKR Director. If, at any time during the Initial Three Year Term, there are two KKR Directors and KKR and its affiliates fail to have beneficial ownership of 8% or more of the Outstanding Common Stock while Lehman and its affiliates have beneficial ownership of 8% or more of the Outstanding Common Stock, then Lehman shall have the right to compel one KKR Director selected by KKR to resign as a director and to appoint as a successor an additional Lehman Director. If, at any time during the Initial Three Year Term, either Lehman and its affiliates or KKR and its affiliates fail to have beneficial ownership of 5% or more of the Outstanding Common Stock, then the Lehman Directors or the KKR Director(s), as the case may be, shall resign and the remaining directors shall appoint their successor(s) for the remainder of the Initial Three Year Term; provided, however, that KKR shall be entitled to have one KKR Director during the Initial Three Year Term if the number of shares of Common Stock beneficially owned by KKR and its affiliates, together with shares of Common Stock held in escrow pursuant to the Plan of Reorganization that would be distributed to KKR or its affiliates upon release from escrow, constitutes 5% or more of the Outstanding Common Stock and shares held in escrow pursuant to the Plan of Reorganization.

     After the Initial Three Year Term, all the directors of the Company shall be elected by the stockholders of the Company annually for a term of one year each.


Committees of the Board of Directors

     The Board of Directors of the Company has established a Tax Oversight Committee, an Audit Committee, a Compensation Committee, a Finance Committee, a Nominating Committee and an Environmental, Health and Safety Committee. The Board may, from time to time, establish certain other committees to facilitate the management of the Company.

     The Tax Oversight Committee is responsible for (i) approving all settlements and agreements by the Company or any of its subsidiaries regarding all Federal Income Tax Claims and (ii) determining Veil Piercing Settlement Tax Savings Amounts and related responsibilities, all as more particularly described under "Description of Capital Stock -- Future Stock Issuances." The members of the Tax Oversight Committee shall consist at all times of two Independent Directors and a Director (or other person) designated by Lehman (initially Robert I. Shapiro, Chairman, James B. Farley and James L. Johnson).

     The Audit Committee is responsible for meeting with representatives of the Company's independent certified public accountants and financial management to review accounting, internal control, auditing and financial reporting matters, and is also responsible, among other things, for maintaining liaison with and exercising such supervision of the actions of said accountants in whatever manner and to whatever extent shall be deemed, at its discretion, necessary, proper and in the best interest of the Company and its stockholders. The Audit Committee consists of five Directors who are not and never have been employees of the Company (initially Eliot M. Fried, Chairman, James B. Farley, James L. Johnson, Robert I. Shapiro and Michael T. Tokarz).

     The Compensation Committee is responsible for reviewing and approving officer and executive salaries in amounts over $100,000 annually and for reviewing and recommending for approval by the Board of Directors executive and key employee compensation plans, including incentive compensation and other benefits, and consists of five Directors who are not and never have been employees of the Company (initially James L. Johnson, Chairman, Howard L. Clark, Jr., James B. Farley, Eliot M. Fried and Michael T. Tokarz).

     The Finance Committee is responsible for recommendations to the Board of Directors concerning financings, dividends, discretionary contributions by the Company under the Company's employee benefit plans and other financial matters, approval of the designation of the investment fund managers for the Company's employee benefit plans, and approval of investment of the Company's funds, by establishment of policies for investment of funds by the Company's officers. The Financing Committee consists of five Directors (initially James B. Farley, Chairman, Howard L. Clark, Jr., Eliot M. Fried, Michael T. Tokarz and James W. Walter).

     The Environmental, Health and Safety Committee is responsible for receiving environmental, health and safety reports from the Company's and its subsidiaries' environmental counsel and engineers and health and safety personnel; examining and reporting upon the Company's and its subsidiaries' compliance with environmental, reclamation, health and safety requirements and the policies pertaining thereto; reporting the same to the Board of Directors; approving the proposed scope of internal and independent environmental and health and safety audits; and periodically evaluating and recommending to the Board of Directors changes in the Company's and its subsidiaries' environmental, health and safety policies. The Environmental, Health and Safety Committee consists of three Directors (initially Michael T. Tokarz, Chairman, James L. Johnson and Robert I. Shapiro).

     The Nominating Committee is responsible for establishing the criteria for and the qualifications of persons suitable for nomination as Directors, including nominees recommended by stockholders, and reporting its recommendations to the Board of Directors. During the Initial Three Year Term, selection of Directors is subject to restrictions discussed in "Board of Directors" above. The Nominating Committee consists of five Directors (initially Howard L. Clark, Jr., Chairman, James B. Farley, Eliot M. Fried, James L. Johnson and Michael T. Tokarz).

     Pursuant to the Charter and By-laws, at all times during the Initial Three Year Term each committee of the Board of Directors (other than the Tax Oversight Committee, which shall be constituted as described above) shall include such number of directors (but in any event at least one director) designated by each of KKR and

Lehman so that each of KKR and Lehman has representation on each such committee proportionate to the representation it has on the Board of Directors. The Charter provides that the foregoing provision of the By-laws and certain other provisions of the By-laws cannot be amended by the Board of Directors during the Initial Three Year Term unless 67% of the whole Board of Directors votes in favor of the amendment. Thereafter, the affirmative vote of a majority of directors will be required to amend those provisions.

Directors' Compensation

     Non-employee Directors of the Company (Messrs. Clark, Farley, Fried, Johnson, Shapiro and Tokarz) are paid retainer fees of $25,000 per year; committee chairmen receive an additional retainer fee of $5,000 per year. Each non-employee Director also receives a fee of $1,500 for each Board or committee meeting attended. The Company and its subsidiaries do not pay fees to Directors who are employees of any of the Company and its subsidiaries.

Executive Compensation


     The following table sets forth information concerning compensation paid to or accrued for the account of the Chief Executive Officer of the Company and each of the next four (4) most highly compensated executive officers of the Company whose cash compensation exceeded $100,000 (the Chief Executive Officer and each other such executive officer, the "Named Executive Officers") during the fiscal years ended May 31, 1995 and 1994 for services rendered in all capacities:


                                                  SUMMARY COMPENSATION TABLE

                                                                      Annual Compensation
                                                           -----------------------------------------
            Name and                        Year ended                                                      All Other
            Principal Position               May 31,(1)             Salary           Bonus(2)            Compensation(3)
            --------------------------- -----------------  -------------------- -------------------- -----------------------

            G. Robert Durham,                  1995             $466,764            $1,225,000                  N/A
              President and CEO                1994              460,214               400,000              $69,275

            James W. Walter, Chairman          1995              370,366             1,225,000                  N/A
                                               1994              369,603               400,000               53,880

            Kenneth J. Matlock,                1995              258,351               840,000                  N/A
              Executive Vice President         1994              248,992               235,000               36,000
              and Chief Financial
              Officer

            William H. Weldon, Senior          1995              183,618               565,000                  N/A
              Vice President--Finance          1994              173,688               160,000               25,798
              and Chief Accounting
              Officer

            William N. Temple, Senior          1995              205,202               287,000               63,053(4)
              Vice President and Group         1994              180,608               120,000                8,815
              Executive; President of
              U.S. Pipe

(1) Disclosure is only provided as to the last two full fiscal years of the Company because prior thereto it was not a "reporting company" pursuant to
     Section 13(a) or 15(d) of the Exchange Act.

(2) For fiscal 1995, the amounts shown in this column include bonuses paid to the Named Executive Officers pursuant to the Plan of Reorganization in addition to incentive bonus compensation. At the time of filing of the Chapter 11 Cases, accounting professionals for the official committees in the Chapter 11 Cases recommended that the Company adopt a retention bonus arrangement, a common method of assuring retention of key personnel during bankruptcy proceedings. The Company decided not to adopt such a retention bonus plan, but determined instead to pay bonuses informally upon completion of the reorganization to key personnel who continued their employment with the Company and its subsidiaries during the pendency of the Chapter 11 Cases (which were initiated on December 27, 1989 and concluded on March 17, 1995) despite the unavailability of long-term incentive compensation plans and the limitations on salaries and incentive compensation imposed by the Bankruptcy Court during such time. The Company's proposal to make such informal payments was incorporated in the Plan of Reorganization and approved by the Bankruptcy Court. Such bonuses were paid upon the Effective Date of the Plan of Reorganization in the amounts of $800,000, $800,000, $600,000, $400,000 and $175,000 for Messrs.
     Durham, Walter, Matlock, Weldon and Temple, respectively.

(3) The amounts shown in this column for fiscal 1994 represent the Company's contributions for the account of each of the Named Executive Officers to the Walter Industries Profit Sharing Plan (the "Profit Sharing Plan") and accruals for the related Supplemental Profit Sharing Plan (the "Supplemental Profit Sharing Plan") which provides benefits which would have been provided under the tax-qualified Profit Sharing Plan but for restrictions on such benefits imposed by the Internal Revenue Code of 1986, as amended (the "IRC"). The Profit Sharing Plan and the Supplemental Profit Sharing Plan amounts are for the plan year ended August 31, 1994. Amounts for the plan year ending August 31, 1995 are not currently available, but are anticipated not to be materially different from amounts for the plan year ended August 31, 1994.

(4) In fiscal 1995, Mr. Temple was paid $63,053 in reimbursement of expenses he incurred in moving from Tampa, Florida, the location of the Company's headquarters, to Birmingham, Alabama, the location of U.S. Pipe's headquarters. No amount in respect of the Profit Sharing Plan or the Supplemental Profit Sharing Plan is included for fiscal 1995. See Footnote
     (3).

Pension Plans

     The table below sets forth the aggregate estimated annual retirement benefits payable under the Pension Plan for Salaried Employees of Subsidiaries, Divisions and/or Affiliates of Walter Industries (the "Pension Plan") and under the Company's unfunded, non-qualified, Supplemental Pension Plan (the "Supplemental Pension Plan" and together with the Pension Plan, the "Pension Plans") for employees retiring at normal retirement age (65) on June 1, 1995 and is based on social security covered compensation in effect on June 1, 1995:


                                                      PENSION PLAN TABLE


                                                                  Years of Service
                         Remuneration            15          20          25          30          35
                                            --------------------------------------------------------------

                          $150,000             31,244      41,658      52,073       62,487      72,902
                          $175,000             36,775      49,033      61,291       73,550      85,808
                          $200,000             42,306      56,408      70,510       84,612      98,714
                          $225,000             47,837      63,783      79,729       95,675     111,620
                          $250,000             53,369      71,158      88,948      106,737     124,527
                          $300,000             64,431      85,908     107,385      128,862     150,339
                          $350,000             76,494     100,658     125,823      150,987     176,152
                          $400,000             86,556     115,408     144,260      173,112     201,964
                          $450,000             97,619     130,158     162,698      195,237     227,777
                          $500,000            108,681     144,908     181,135      217,362     253,589
                          $550,000            119,744     159,658     199,573      239,487     279,402
                          $600,000            130,806     174,408     218,010      261,612     305,214


     Benefit payments under the Pension Plans are based on final average annual compensation (including overtime pay, incentive compensation and certain other forms of compensation reportable as wages taxable for federal income tax purposes) for the five (5) consecutive years within the final ten (10) years of employment prior to normal retirement date (65) which produce the highest average. This is equivalent to the sum of the amounts included under the Salary and Bonus column headings in the Summary Compensation Table above. Benefit amounts are shown on a straight-line annuity basis, payable annually upon retirement at age 65. No offsets are made for the value of any social security benefits earned. In the case of the Supplemental Pension Plan, the applicable company may, in its sole discretion, elect to furnish any and all benefits due by purchasing annuities, or by other means at its disposal, including payment of the present value of such benefits.


     Only employees of the Company's subsidiaries (except Jim Walter Homes, Mid-State Homes, Best Insurors, Inc. ("Best Insurors"), Best Insurors of Mississippi, Inc., JW Insurance Services, Inc., Dixie Building Supplies, Inc. ("Dixie Building Supplies") and Coast to Coast Advertising, Inc.) participate in the Pension Plans. Of the Named Executive Officers, only Messrs. Matlock (due to his past service with a subsidiary of the Company) and Temple are participants in the Pension Plans with six (6) and ten (10) years of credited service, respectively; Messrs. Durham, Walter and Weldon are not participants in the Pension Plans.

Certain Compensation Arrangements

     Durham Employment Agreement. The Company has an employment agreement with
G. Robert Durham dated June 19, 1993 (the "Durham Employment Agreement"), pursuant to which the Company agreed to employ Mr. Durham as, and Mr. Durham agreed to serve as, President and Chief Executive Officer and a member of the Board of Directors of the Company until May 31, 1995. The Durham Employment Agreement was automatically renewed on June 1, 1995 and shall be automatically renewed from year to year on each June 1 thereafter until terminated by either Mr. Durham or the Company on 60 days' written notice to the other party. The Durham Employment Agreement provides that Mr. Durham will receive a base annual salary of $450,000, with additional incentive compensation to be determined by the Company's Board of Directors in accordance with past practices. Under the Durham Employment Agreement, Mr. Durham is entitled to be indemnified for his acts as an officer of the Company, and is entitled to participate in other Company employee benefit plans, including the Profit Sharing Plan and the Supplemental Profit Sharing Plan.

     If Mr. Durham's employment is terminated, Mr. Durham shall be entitled to receive his then current base salary for the balance of the Company's fiscal year in which employment is terminated plus, if such termination is without cause, a pro rata amount of incentive compensation for that year. In the case of Mr. Durham's death during any period of renewal of the Durham Employment Agreement, his executor, administrator, testamentary trustee, legatees or beneficiaries, as the case may be, shall be entitled to receive his then current base salary during the nine-month period following the date of death.

     Profit Sharing Plans. Under the Profit Sharing Plan and the Supplemental Profit Sharing Plan, amounts contributed by the Company for the benefit of the participants become payable upon termination of employment. In the case of the Supplemental Profit Sharing Plan, accrued amounts are payable, at the discretion of the Company, in either a lump sum or in sixty (60) equal monthly installments. While the Profit Sharing Plan provides retirement benefits for all salaried employees of the Company and certain of its subsidiaries not covered by the Pension Plans, the Company makes contributions to the Supplemental Profit Sharing Plan only for such employees as to which the full contribution under the Profit Sharing Plan has been limited by the IRC. For the Supplemental Profit Sharing Plan year to end August 31, 1995, only four employees, Messrs. Walter, Durham, Matlock and Weldon, will qualify for participation in the Supplemental Profit Sharing Plan.


Compensation Committee Interlocks or Insider Participation in Compensation Decisions


     During the fiscal year ended May 31, 1995, James W. Walter, Chairman and a Director of the Company, and G. Robert Durham, President and Chief Executive Officer and a Director of the Company, participated in deliberations of the Company's Board of Directors concerning executive compensation.

Certain Related Transactions

     In July 1986, Waltsons, Inc., a family owned corporation in which James W. Walter, Chairman and a Director of the Company, has a twenty percent (20%) interest, acquired a fifty percent (50%) interest in the operations of Booker & Company, Inc. ("Booker"), a wholesale distributor of building supplies and material headquartered in Tampa, Florida. For over 30 years, Booker has been a supplier of various building supplies and materials to Dixie Building Supplies. During the fiscal year ended May 31, 1995, Booker's sales of building supplies and materials to such subsidiary totaled $5,433,513.

     In March 1995, Lehman acted as an underwriter in connection with the public issuance by Mid-State Trust IV of $959,450,000 of Mid-State Trust IV Asset Backed Notes, for which it received underwriting commissions and fees of approximately $__________. See "Business and Properties -- Mid-State Homes."

     The Company believes that the terms of the agreements between the Company and each of Booker and Lehman, respectively, are at least as favorable to the Company as those that could be obtained from unaffiliated third parties.


                      SECURITY OWNERSHIP OF MANAGEMENT AND
                             PRINCIPAL STOCKHOLDERS

     The following tables furnish information, as of July 21, 1995, as to: (i) shares of Common Stock beneficially owned by each Director and Named Executive Officer of the Company and shares of Common Stock beneficially owned by all Directors and executive officers of the Company as a group; and (ii) shares of Common Stock known by the Company to be beneficially owned by any person owning beneficially more than five percent (5%) of the outstanding shares of Common Stock, together with such person's address. (Except as indicated below, to the knowledge of the Company each person indicated in the table has sole voting and investment power as to the shares shown.)

                                         Ownership of Directors and Executive Officers
                                         ---------------------------------------------


                Name of Beneficial Owner                    Number of Shares                    Percent of Class(1)
                ------------------------                    ----------------                    -------------------

                James W. Walter,                            42,355(5)                           *
                Chairman and Director

                Howard L. Clark, Jr.                        (2)                                 (2)
                Director

                James B. Farley                             0                                   0%
                Director

                Eliot M. Fried                              (2)                                 (2)
                Director

                James L. Johnson                            0                                   0%
                Director

                Robert I. Shapiro                           (2)                                 (2)
                Director

                Michael T. Tokarz                           10,715,209(3)                       21.0(3)
                Director

                G. Robert Durham                            0                                   0%
                Director, President and Chief Executive
                Officer

                Kenneth J. Matlock                          5,573(5)                            *
                Director, Executive Vice President
                and Chief Financial Officer

                William H. Weldon,                          4,457(5)                            *
                Senior Vice President--Finance
                and Chief Accounting Officer

                William N. Temple,                          2,228(5)                            *
                Senior Vice President and
                Group Executive; President of U.S. Pipe

                All Directors and executive officers as     10,795,454(4)(5)                    21.2(4)(5)
                a group

____________________

*    Owns less than 1% of outstanding Common Stock


(1) Unless otherwise indicated, all percentages in the table and the accompanying footnotes are based on 50,988,626 shares of Common Stock being issued (which includes 494,313 shares of Common Stock required to be issued on September 13, 1995 (180 days after the Effective Date of the Plan of Reorganization) pursuant to the Plan of Reorganization, but does not include up to 3,880,140 additional shares that will be issued to an escrow account on such date pursuant to the Plan of Reorganization; see Footnote (5) and "Description of Capital Stock -- Future Stock Issuances"). As of July 21, 1995, 44,981,755 of such shares of Common Stock had been delivered, with certain former creditors and stockholders of the Company and its subsidiaries having the rights to receive delivery of the remaining 5,512,558 shares of the 50,494,313 shares issued pursuant to the Plan of Reorganization on the Effective Date of the Plan of Reorganization promptly following their tender of certain required documentation on or prior to the second anniversary of the Effective Date of the Plan of Reorganization.

(2) Messrs. Clark, Fried and Shapiro are the Vice Chairman and Managing Directors, respectively, of Lehman. See "Ownership of Principal Stockholders" below for information concerning ownership of shares by Lehman and its affiliate, Lehman Holdings.

(3) Mr. Tokarz is a general partner of KKR Associates, which is the sole general partner of each of JWC Associates, L.P., JWC Associates II, L.P. and KKR Partners II, L.P. (the "KKR Investors") and Channel One, and thus Mr. Tokarz may be deemed to be a "beneficial owner" of the shares owned by the KKR Investors and Channel One (see "Ownership of Principal Stockholders" below) within the meaning of Rule 13d-3 under the Exchange Act. Mr. Tokarz disclaims beneficial ownership of such shares.

     The number of shares of Common Stock indicated includes 452,684 shares required to be issued to the KKR Investors on September 13, 1995 (180 days after the Effective Date of the Plan of Reorganization) pursuant to the Plan of Reorganization. In addition, on September 13, 1995, up to 3,553,380 additional shares of Common Stock will be issued to an escrow account for the benefit of the KKR Investors pursuant to the Plan of Reorganization. See Footnote (4) under "Ownership of Principal Stockholders" below and "Description of Capital Stock -- Future Stock Issuances." For so long as the KKR Investors have the power to exercise voting rights with respect to all such shares, or if all such shares were distributed to the KKR Investors, Mr. Tokarz may be deemed to be a "beneficial owner" of approximately 14,268,589 shares of Common Stock, or 26.0% of the shares of Common Stock outstanding after giving effect to such issuance.

(4) Includes 10,715,209 shares of Common Stock beneficially owned by the KKR Investors and Channel One which are deemed to be beneficially owned by Mr. Tokarz. See Footnote (3). Does not include shares of Common Stock owned by Lehman Holdings. See Footnote (2).

(5) Includes 3,017, 397, 317, 158 and 458,397 additional shares of Common Stock required to be issued to Messrs. Walter, Matlock, Weldon and Temple and to all Directors and executive officers as a group (including 452,684 shares of Common Stock required to be issued to the KKR Investors; see Footnotes (3) and (4)), respectively, on September 13, 1995 (180 days after the Effective Date of the Plan of Reorganization) pursuant to the Plan of Reorganization. In addition, up to 3,880,140 additional shares of Common Stock will be issued to an escrow account on September 13, 1995 pursuant to the Plan of Reorganization. To the extent that certain contingencies regarding federal income tax claims of the Company are resolved satisfactorily, up to 23,689, 3,117, 2,493, 1,246 and 3,598,261 of the escrowed shares will be distributed to Messrs. Walter, Matlock, Weldon and Temple and to all Directors and executive officers as a group (including 3,553,380 shares to be distributed to the KKR Investors), respectively, under the Plan of Reorganization. To the extent such matters are not settled satisfactorily, the escrowed shares will be returned to the Company and cancelled. Until such matters are finally determined, such persons will have the power to exercise voting rights with respect to such respective shares of Common Stock. See "Description of Capital Stock -- Future Stock Issuances." For so long as such persons have the power to exercise voting rights with respect to all such shares, or if all such shares were distributed to such persons, such persons would beneficially own approximately 66,044, 8,690, 6,950, 3,474 and 14,393,715 shares of Common Stock, respectively, which in the case of each individual would constitute less than 1% of the shares of Common Stock then outstanding after giving effect to such issuance and in the case of all Directors and executive officers as a group would constitute approximately 26.2% of the shares of Common Stock then outstanding after giving effect to such issuance.



                                              Ownership of Principal Stockholders
                                              -----------------------------------

                Name and Complete
                Mailing Address                             Number of Shares                    Percent of Class(1)
                --------------------                        ----------------                    -------------------

                The Celotex Settlement Fund Recipient       10,941,326(2)                       21.5(2)
                1 Metro Center
                4010 Boy Scout Boulevard
                Tampa, Florida 33607

                Lehman Brothers Holdings, Inc.              7,862,639(3)(5)                     15.4(3)(5)
                3 World Financial Center
                New York, NY 10285

                The KKR Investors (JWC Associates, L.P.,    10,715,209(4)                       21.0(4)
                  JWC Associates II, L.P. and
                  KKR Partners II, L.P.) and
                  Channel One Associates, L.P.
                c/o Kohlberg Kravis Roberts & Co., L.P.
                9 West 57th Street
                New York, NY 10009

____________________


(1) Unless otherwise indicated, all percentages in the table and the accompanying footnotes are based on 50,988,626 shares of Common Stock being issued (which includes 494,313 shares of Common Stock required to be issued on September 13, 1995 (180 days after the Effective Date of the Plan of Reorganization) pursuant to the Plan of Reorganization, but does not include up to 3,880,140 additional shares that will be issued to an escrow account on such date pursuant to the Plan of Reorganization; see Footnote (4) and "Description of Capital Stock -- Future Stock Issuances"). As of July 21, 1995, 44,981,755 of such shares of Common Stock had been delivered, with certain former creditors and stockholders of the Company and its subsidiaries having the rights to receive delivery of the remaining 5,512,558 shares of the 50,494,313 shares issued pursuant to the Plan of Reorganization on the Effective Date of the Plan of Reorganization promptly following their tender of certain required documentation on or prior to the second anniversary of the Effective Date of the Plan of Reorganization.

(2) If all the additional shares of Common Stock that may be issued pursuant to the Plan of Reorganization to the KKR Investors and other former stockholders of the Company are issued (see Footnote (4)), the percentage would be reduced to approximately 19.9%.

     The Celotex Settlement Fund Recipient has agreed to vote and execute written consents with respect to the shares of Common Stock held by it in proportion to the votes cast or consents executed and delivered by all other holders of Common Stock. Identical restrictions on the voting of the Celotex Settlement Fund Recipient's Common Stock are contained in the Charter and in the Plan of Reorganization. See "Description of Capital Stock -- Stockholder's Agreement" and "-- Tag-Along and Voting Rights Agreement."

(3) Lehman transferred the shares of Common Stock which it received pursuant to the Plan of Reorganization to its affiliate, Lehman Holdings. If all the additional shares of Common Stock that may be issued pursuant to the Plan of Reorganization to the KKR Investors and other former stockholders of the Company are issued (see Footnote (4)), the percentage would be reduced to approximately 14.3%

     The Celotex Settlement Fund Recipient has agreed with Lehman that it will vote and execute written consents with respect to the shares of Common Stock held by it in proportion to the votes cast or consents executed and delivered by all other holders of Common Stock. See "Description of Capital Stock -- Tag-Along and Voting Rights Agreement" and Footnote (2) above.

(4) The shares of Common Stock are beneficially owned by the KKR Investors as follows: 6,163,165 shares are beneficially owned by JWC Associates, L.P.; 40,839 shares are beneficially owned by JWC Associates II, L.P.; and 149,405 shares are beneficially owned by KKR Partners II, L.P., including 439,130, 2,909 and 10,645 shares, respectively, required to be issued to such KKR Investors on September 13, 1995 (180 days after the Effective Date of the Plan of Reorganization) pursuant to the Plan of Reorganization. See "Description of Capital Stock -- Future Stock Issuances". The Company has been advised that as of July 21,

     1995 Channel One beneficially owned 4,361,800 shares. KKR Associates is the sole general partner of each of the KKR Investors and Channel One. The general partners of KKR Associates are Henry R. Kravis, George R. Roberts, Robert I. MacDonnell, Michael W. Michelson, Saul A. Fox, Paul E. Raether, Michael T. Tokarz, James H. Greene, Jr., Perry Golkin, Scott M. Stewart, Clifton S. Robbins and Edward A. Gilhuly.

     In addition, pursuant to the Plan of Reorganization up to 3,880,140 additional shares of Common Stock will be issued to an escrow account on September 13, 1995. To the extent that certain contingencies regarding federal income tax claims of the Company are resolved satisfactorily, up to 3,553,380 of the escrowed shares will be distributed to the KKR Investors under the Plan of Reorganization. To the extent such matters are not settled satisfactorily, the escrowed shares will be returned to the Company and cancelled. Until such matters are finally determined, the KKR Investors will have the power to exercise voting rights with respect to such shares of Common Stock. See "Description of Capital Stock -- Future Stock Issuances." For so long as the KKR Investors have the power to exercise voting rights with respect to all such shares, or if all such shares were distributed to the KKR Investors, the KKR Investors and Channel One would beneficially own approximately 14,268,589 shares of Common Stock, or 26.0% of the shares of Common Stock then outstanding after giving effect to such issuance.

(5) As a result of errors by the balloting agent in recording elections to receive cash and Series B Notes in lieu of a portion of Common Stock to be received under the Plan of Reorganization by holders of subordinated debt of the Company outstanding prior to the Effective Date of the Plan of Reorganization, the exact number of shares of Common Stock to be received by Lehman and other holders of such debt was determined by the Bankruptcy Court. Appeals have been filed to the Bankruptcy Court's decision, which appeals, if successful, could cause additional shares of Common Stock to be delivered to Lehman (in lieu of a portion of the cash and Series B Notes previously delivered to Lehman) pursuant to the Plan of Reorganization. When such appeals have been finally adjudicated, such number of shares will be finally determinable. See Note 11 ("Litigation Related to Chapter 11 Distributions to Certain Holders of Subordinate Notes and/or Debentures") of Notes to Financial Statements.


                      DESCRIPTION OF CERTAIN INDEBTEDNESS

Series B Senior Notes

     The following summary of certain provisions of the Indenture dated as of March 17, 1995 (the "Indenture") between the Company and United States Trust Company of New York, as trustee (the "Trustee"), governing the Series B Notes does not purport to be complete, and is qualified in its entirety by reference to the relevant provisions of the Indenture, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part and to which exhibit reference is hereby made. Unless otherwise defined herein, terms defined in the Indenture shall have their respective defined meanings when used herein.


     The Notes. Pursuant to the Plan of Reorganization, $490,000,000 aggregate principal amount of Series B Notes were issued to certain prepetition creditors of the Company and its subsidiaries. The Notes are secured obligations of the Company maturing on March 15, 2000 and bearing interest at 12.19% per annum. Interest is payable semi-annually on September 15 and March 15 of each year, commencing on September 15, 1995. The Notes rank senior in right of payment to certain subordinated indebtedness of the Company and pari passu with other senior indebtedness of the Company. The collateral securing the Notes is described below in "Collateral Security."

     The Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days notice, at a redemption price equal to 101% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon, if any, to the date of redemption, provided, however, that if a redemption is made from the Excess Proceeds of any Asset Sales as discussed below, the redemption price will be 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon, if any, to the date of redemption, and provided further that if there is a partial redemption, at least $150 million aggregate principal amount of Notes must remain outstanding immediately after such redemption. In addition, upon the occurrence of a Change of Control (as defined below), each Holder will have the right to require the Company to purchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the Change of Control Offer at a price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. Under the terms of the Indenture, if the Company or any one of its Subsidiaries consummates an Asset Sale and does not apply any portion of the Net Cash Proceeds of the sale to either repaying Indebtedness under the Bank Revolving Credit Facility or, in certain circumstances, investing aggregate proceeds of less than $25 million during any twelve- month period in a Related Business, then the Company will be obligated to use the Excess Proceeds to either redeem the Notes (on a pro rata basis if the available amount is less than the outstanding principal amount of the Notes plus accrued and unpaid interest, if any) at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of redemption or to offer to purchase the Notes by application of Excess Proceeds (on a pro rata basis if the amount available for such purchase is less than the outstanding principal amount of the Notes plus accrued and unpaid interest, if any, to the date of purchase) at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, provided that at least $150 million aggregate principal amount of Notes must remain outstanding immediately following such redemption or offer to repurchase. "Change of Control" is defined in the Indenture as
(i) any sale, lease or other transfer of all or substantially all of the assets of the Company to any Person (other than a Wholly Owned Subsidiary of the Company) in one transaction or a series of related transactions; (ii) the Company consolidates or merges with another Person pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transaction where (a) no Disqualified Stock is issued and (b) holders of Voting Stock of the Company immediately prior to such transaction beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the date of the Indenture), directly or indirectly, not less than a majority of the Voting Stock of the surviving corporation of such merger or consolidation outstanding immediately after such transaction; (iii) a Person or group (other than a Permitted Holder or a group consisting of one or more Permitted Holders) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the date of the Indenture) of Voting Stock of the Company representing more than 50% of the voting power of all Voting Stock of the Company then outstanding; (iv) Continuing Directors cease to constitute at least a majority of the Board of Directors of the Company; provided, however, that this clause (iv) shall not be applicable if the Continuing Directors do not constitute at least a majority of the Board of Directors as a result of the election of directors nominated by any of the Permitted Holders; or (v) the stockholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company.


     Collateral Security. Pursuant to the Indenture, the Company and certain of its Subsidiaries (defined with respect to the Company not to include Mid-State Homes and its Subsidiaries or Cardem Insurance) entered into the Pledge Agreement and the Subsidiary Pledge Agreements, respectively, which provide, among other things, that the outstanding Capital Stock of each of the Company's direct and indirect Subsidiaries, whether currently owned or hereafter acquired or created, be pledged to the Trustee by the Company or the applicable pledgor Subsidiaries. The payment and performance when due of all of the obligations of the Company under the Indenture with respect to the Notes are secured by a first priority security interest in such pledged Capital Stock.

     Events of Default. In general, the following events constitute events of default under the Indenture: (i) the failure by the Company to pay interest on the Notes for 5 Business Days after becoming due; (ii) the failure by the Company to pay principal of or premium, if any, on the Notes, whether at maturity, upon acceleration or otherwise; (iii) the failure of the Company or any of its Subsidiaries to perform certain obligations under the Pledge Agreement or any Subsidiary Pledge Agreement or the Trustee being entitled to exercise any remedies pursuant to certain provisions of the Pledge Agreement or any Subsidiary Pledge Agreement; (iv) the failure to comply with certain provisions of the Indenture regarding Change of Control, Asset Sales and mergers, consolidations and sales of assets; (v) the failure of the Company or any of its Subsidiaries to comply with certain provisions of the Indenture for 30 days after receipt of written notice thereof; (vi) with certain exceptions, the failure by the Company or any of its Subsidiaries to comply with any of its covenants or the breach of any of its representations and warranties under the Indenture, the Pledge Agreement or any Subsidiary Pledge Agreement for 60 days after receipt of written notice thereof; (vii) a default or defaults under one or more agreements or other evidence of Indebtedness under which the Company or any of its Significant Subsidiaries has an outstanding principal amount of Indebtedness in excess of $25 million individually or $50 million in the aggregate for all such issues of all such Persons and either (x) such Indebtedness is already due and payable in full or (y) such default or defaults have resulted in the acceleration of the maturity of such Indebtedness; (viii) any final judgment or order (not covered by insurance) is entered against the Company or any Significant Subsidiary in excess of $25 million individually or $50 million in the aggregate for all such final judgements or orders against all such Persons and remains undischarged or are unstayed for 60 days; (ix) certain events of bankruptcy or insolvency with respect to the Company or any of its Subsidiaries; or (x) any Lien granted or purported to be granted pursuant to the Pledge Agreement or any Subsidiary Pledge Agreement shall be or become unenforceable or invalid, or the priority thereof shall become diminished or, the Company or any Subsidiary shall contest or disaffirm any such Lien.

     Covenants. In general, the Indenture contains covenants which, among other things, restrict the ability of: (A) the Company and its Subsidiaries (defined with respect to the Company not to include Mid-State Homes and its Subsidiaries or Cardem Insurance) to (i) incur, directly or indirectly, any Indebtedness (including Acquired Indebtedness), unless, at any time after September 1, 1995,
(a) at the time of such incurrence, the ratio of Consolidated EBITDA to Consolidated Fixed Charges for the period of the four consecutive fiscal quarters then ended immediately prior to such incurrence, taken as one period and calculated on a pro forma basis as if such Indebtedness had been incurred and the proceeds therefrom applied on the first day of such four-quarter period and, in the case of Acquired Indebtedness, as if the related acquisition (whether by means of purchase, merger or otherwise) also had occurred on such date with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation, would have been, in the case of an incurrence of Subordinated Indebtedness by the Company, greater than 2.25 to 1 and, in the case of an incurrence of any other Indebtedness by the Company or of any Indebtedness by a Subsidiary, greater than 3.0 to 1 and (b) no Default or Event of Default shall have occurred and be continuing because of the incurrence of such Indebtedness,
(ii) incur any Liens, or (iii) enter into sale and leaseback transactions; (B) the Company, Mid-State Homes and their respective Subsidiaries to (i) make a Restricted Payment (defined to include dividends in respect of, and redemptions of, Capital Stock, optional prepayments of Indebtedness subordinate to the Series B Notes and the making of certain investments) unless (a) no Default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such Restricted Payment, (b) at the time of and immediately after giving effect to such Restricted Payment, at least $1.00 of additional Indebtedness could be incurred under the Consolidated EBITDA to Consolidated Fixed Charges test applicable to Indebtedness incurred by the Company (other than Subordinated Indebtedness) or a Subsidiary described in clause (A)(i) above, and (c) immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments declared or made after the Issue Date does not exceed a certain amount; except that the Company may declare or pay a regular quarterly Common Stock cash dividend at a rate not to exceed $.025 per share if no Default or Event of Default has occurred and is continuing or would result therefrom and if at the time of and immediately after giving effect to such Restricted Payment, at least $1.00 of additional indebtedness could be incurred under the Consolidated EBITDA to Consolidated Fixed Charges test applicable to Indebtedness (other than Subordinated Indebtedness) described in clause (A)(i) above, (ii) enter into transactions with Affiliates or holders of 5% or more of the Company's or Mid-State's or any of their respective Subsidiaries' Common Stock (other than with the Company, Mid-State Homes or a Wholly Owned Subsidiary of either) on terms that would be less favorable to the Company, Mid-State Homes or their respective Subsidiaries than would be the case on a transaction negotiated on an arm's-length basis or otherwise not detrimental to the Company or any Subsidiary, (iii) sell or dispose of any Capital Stock of their respective Subsidiaries; (C) the Subsidiaries of the Company to encumber, among other things, their ability to pay dividends or make any other distributions to the Company; and (D) the Company to consolidate or merge with, or dispose of all or substantially all of its assets to, any other Person unless (i) the entity formed by such consolidation, merger or conveyance is a corporation organized and existing under United States law, any state thereof, or the District of Columbia, (ii) if the Company is not the Surviving Entity, the Surviving Entity assumes by supplemental indenture all of the obligations of the Company under the Notes and the Indenture, (iii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing, (iv) immediately after giving effect to such transaction, the Consolidated Net Worth of the Surviving Entity would be at least equal to the Consolidated Net Worth of the Company immediately prior to such transaction and (iv) immediately after giving effect to such transaction, the Surviving Entity could incur at least $1.00 of additional Indebtedness under the Consolidated EBITDA to Consolidated Fixed Charges test applicable to Indebtedness incurred by the Company (other than Subordinated Indebtedness) or a subsidiary. In addition, the Indenture contains covenants requiring the Company to (i) make regular reports to Holders of Notes and to file all such reports with the Commission for public availability and (ii) with certain exceptions, to maintain its corporate existence and the corporate, partnership or other existence of its Subsidiaries and to maintain licenses and franchises of the Company and its Subsidiaries.

     Senior Note Registration Rights Agreement. The Company has entered into a Registration Rights Agreement, dated as of the Effective Date of the Plan of Reorganization (the "Senior Note Registration Rights Agreement"), with certain holders ("Series B Note Holders") of Series B Notes pursuant to which the Company agreed to file the registration statement referred to under "Prospectus Summary -- Contemporaneous Debt Offering" and use its reasonable best efforts to keep such registration statement continuously effective for up to one year. Under the Senior Note Registration Rights Agreement, the Series B Note Holders have certain demand and "piggyback" registration rights and certain other rights and obligations, all on terms substantially similar to those contained in the Common Stock Registration Rights Agreement. See "Description of Capital Stock -- Common Stock Registration Rights Agreement."

Bank Revolving Credit Facility


     The Company and certain of its subsidiaries have entered into a revolving credit facility (the "Bank Revolving Credit Facility") with Citicorp USA, Inc., NationsBank of Florida, N.A. and Merrill Lynch Capital Corporation. The Bank Revolving Credit Facility is a three-year non-amortizing senior working capital revolving credit facility pursuant to which borrowings not in excess of $150 million may be outstanding at any time, with a sublimit for trade and standby letters of credit in an amount not in excess of $40,000,000 at any time outstanding and a sub-facility for swingline advances in an amount not in excess of $15,000,000 at any time outstanding, subject to compliance with a borrowing base test comprised of eligible equipment, inventory and receivables. The facility is secured by certain collateral, including equipment of JW Aluminum, U.S. Pipe and Jim Walter Resources as well as the bank accounts, inventory and accounts receivable of all of the borrowers and inter-company indebtedness. Subject to certain exceptions, the net cash proceeds from the sale of collateral must be applied to permanently reduce the facility. Under the facility each borrower guarantees the obligations of each other borrower, subject to certain limitations. As of May 31, 1995, there were no borrowings outstanding under this facility; however, letters of credit in the aggregate face amount of $22,727,000 have been issued thereunder. The facility contains a number of covenants, including restrictions on liens, indebtedness, leases, mergers, sales or disposition of assets, investments, dividends, repurchases of shares of capital stock, prepayment of indebtedness and capital expenditures, as well as financial covenants with respect to leverage ratios, interest coverage, fixed charge coverage ratios and earnings. Mid-State Homes and Cardem Insurance are not parties to or governed by this facility. The borrowers are required to maintain a leverage ratio (the ratio of indebtedness of the borrowers to EBITDA of the borrowers) not more than a ratio ranging from 3.80 to 1 to 3.50 to 1 for measurement periods in the year ending May 31, 1996, 3.35 to 1 for each measurement period in the year ending May 31, 1997 and 3.30 to 1 thereafter. The borrowers' interest coverage ratio (the ratio of EBITDA to interest expense) for all measurement periods is required to be at least 2.40 to 1. The borrowers' fixed charge coverage ratio (the ratio of (a) EBITDA minus capital expenditures to (b) the sum of all required principal payments on outstanding indebtedness, interest expense and dividends paid) is required to be at least
1.0 to 1 for the measurement period ending August 31, 1995, 1.10 to 1 in each of the remaining measurement periods in the year ending May 31, 1996 and 1.25 to 1 thereafter. The minimum EBITDA of the borrowers is $175 million for the year ending May 31, 1996 and $180 million for the four most recently completed fiscal quarters at each measurement period thereafter.


                          DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock


     The Company's authorized capital stock consists of 200,000,000 shares of Common Stock, par value $.01 per share. At July 21, 1995 there were 50,494,313 shares of Common Stock issued and outstanding. Harris Trust and Savings Bank is the transfer agent and registrar for the Common Stock.


Common Stock

     The holders of the Common Stock are entitled to one vote for each share held of record on all matters as to which stockholders are entitled to vote. There are no cumulative voting rights in the election of directors. The quorum required at any stockholders' meeting for consideration of any matter is a majority of the issued and outstanding shares of Common Stock, represented in person or by proxy.

     Holders of the Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available for dividends. See "Certain Risk Factors -- Dividend Policy; Restrictions on Payment of Dividends" and "Dividend Policy". In the event of any liquidation, dissolution or winding up of the Company, the holders of the Common Stock are entitled to receive pro rata any assets distributable to stockholders in respect of shares held by them, after payment of all obligations of the Company.

     The outstanding shares of the Common Stock (including the Shares offered hereby) are duly authorized, validly issued, fully paid and nonassessable.

Future Stock Issuances

     Pursuant to the Plan of Reorganization, the Company may be required to issue additional Common Stock to the holders of common stock of the Company immediately prior to the Effective Date of the Plan of Reorganization ("Original Stockholders") on the dates and in the amounts described below, in each case on a pro rata basis. Solely for the purpose of calculating the number of shares to be issued in these issuances, such additional Common Stock will be valued at a price per share of $22.86 (the "Common Stock Value Per Share"). Original Stockholders will be entitled receive shares of Common Stock as follows:

          (a) On the date on which a final, non-appealable order is entered resolving the total amount of claims of the IRS against the Company or any of its subsidiaries (other than Cardem Insurance and J.W. Railroad) arising prior to the Effective Date of the Plan of Reorganization and entitled to priority under Section 507(a)(7) of the Bankruptcy Code ("Federal Income Tax Claims"), the Original Stockholders will receive Common Stock with an aggregate Common Stock Value Per Share equal to the amount by which the total amount of the Federal Income Tax Claims are reduced to below $27 million (the "Federal Income Tax Claims Differential"). Such Common Stock shall be, first, issued by the Company directly to the Original Stockholders up to a number of shares having an aggregate Common Stock Value Per Share equal to the excess, if any, of (A) $88.7 million over (B) the aggregate Common Stock Value Per Share of all shares of Common Stock theretofore issued into escrow as described in the next paragraph, and second, be satisfied by the release from such escrow of any remaining shares of Common Stock issuable to Original Stockholders pursuant to such provisions.


          (b) As soon as practicable after the Tax Oversight Committee of the Board of Directors has determined that a tax return for a tax year ending on or after May 31, 1995 or a claim for refund or deduction for a tax year ending prior to May 31, 1995 has been filed by the Company's consolidated tax group or any member thereof on which a Veil Piercing Settlement Tax Savings Amount (as defined below) is claimed (each such filing, a "Veil Piercing Settlement Tax Savings Event"), the Company will issue and place in escrow with an escrow agent selected by the Company, Lehman and AIF II, L.P., certain of its affiliates and certain accounts controlled or managed by such affiliates (AIF II, L.P., such affiliates and accounts, collectively, "Apollo") shares of Common Stock having an aggregate Common Stock Value Per Share equal to the difference between (a) the aggregate amount of federal, state and local tax payable by members of the Company's consolidated group as reported on such members' relevant tax returns and
     (b) the aggregate amount of federal, state and local income tax that would have been reported on such returns if the distribution under the Veil Piercing Settlement Agreement had not been made (the "Veil Piercing Settlement Tax Savings Amount"). This amount will be determined by the Tax Oversight Committee upon such Veil Piercing Settlement Tax Savings Event. The Company intends to deduct in full in the year of payment the payment made under the Plan of Reorganization to Celotex, in its capacity as the Celotex Settlement Fund Recipient. The Company believes that such payment is properly deductible, but there can be no assurance that the IRS will not challenge the deduction and if it does so whether such challenge will succeed. The issued shares will be released from escrow as soon as practicable after the Tax Oversight Committee determines that the applicable Veil Piercing Settlement Tax Savings Amount is no longer subject to adjustment because (i) the statutory period during which assessments (or denial of a refund claim) can be made with respect to such Veil Piercing Settlement Tax Savings Amount has passed, (ii) the Company and the IRS or other relevant taxing authority have entered into a closing or similar agreement governing the years or issues in question with respect to such Veil Piercing Settlement Tax Savings Amount, or (iii) a court decision determining the income tax liability (or the right to such refund) with respect to such Veil Piercing Settlement Tax Savings Amount has been rendered and the time period for the filing of an appeal has passed. Notwithstanding and in addition to the foregoing, the Plan of Reorganization provides that if, on or prior to August 24, 1995 (the 160th day following the Effective Date of the Plan of Reorganization), (i) one or more Veil Piercing Settlement Tax Savings Events shall not have occurred in respect of (and the Tax Oversight Committee shall not have determined) the maximum Veil Piercing Settlement Tax Savings Amount that could result from a good faith claim by the Company's consolidated tax group of both (a) a refund with respect to tax years prior to the tax year in which the Effective Date of the Plan of Reorganization occurs, and (b) a deduction with respect to the tax year in which the Effective Date of the Plan of Reorganization occurs (collectively, the "Initial Claim"), or
     (ii) the Company shall not have issued and delivered into escrow certificates representing shares of Common Stock having an aggregate Common Stock Value Per Share equal to the full amount of such maximum Veil Piercing Settlement Tax Savings Amount, then not later than September 13, 1995 (the 180th day after the Effective Date of the Plan of Reorganization) the Company shall issue and deliver into escrow certificates representing Common Stock having an aggregate Common Stock Value Per Share equal to the sum of (i) that part of the Veil Piercing Settlement Tax Savings Amount arising from the Initial Claim in respect of which shares of Common Stock had not theretofore been issued into escrow, as such Veil Piercing Settlement Tax Savings Amount (whether or not a Veil Piercing Settlement Tax Savings Event shall previously have occurred) shall be estimated in good faith by the Chief Financial Officer of the Company and set forth in a certificate delivered to the Tax Oversight Committee (and such amount shall be the Veil Piercing Settlement Tax Savings Amount for purposes of provisions described in this sentence) and
     (ii) an additional amount equal to the lesser of (A) $13 million and (B) an amount that would cause the total number of shares of Common Stock to be issued into escrow to have an aggregate Common Stock Value Per Share equal to $88.7 million. Notwithstanding and in addition to the foregoing, $11.3 million of Common Stock (using the Common Stock Value Per Share) will be issued directly to the Original Stockholders on a pro rata basis at the same time as shares of Common Stock are first issued into escrow. The Original Stockholders, on a pro rata basis, are entitled to exercise all voting rights of, and receive all dividends and other distributions on, Common Stock held in escrow. The amount of such dividends and other distributions must be returned to the Company if such shares are subsequently cancelled prior to release from escrow.


     The Plan of Reorganization limits the number of shares issuable under the provisions described in (a) and (b) above to that number of shares of Common Stock that, when added to the shares issued to the Original Stockholders on the Effective Date of the Plan of Reorganization, has an aggregate Common Stock Value Per Share of $250 million. The Plan of Reorganization contains an arbitration provision for the final determination of any dispute that may arise between KKR (the principal Original Stockholder) and the Tax Oversight Committee with respect to any determination made by the Tax Oversight Committee regarding the provisions of the Plan of Reorganization described in (b) above. The Plan of Reorganization also provides that, for purposes of the Federal Income Tax Claims Differential, the amount of Federal Income Tax Claims shall not be reduced by any Veil Piercing Settlement Tax Savings Amount and that any terms of any settlement or agreement regarding Federal Income Tax Claims shall not be agreed to by the Company or any subsidiary thereof without the prior consent of the Tax Oversight Committee.

     The Company is authorized to issue additional shares of capital stock from time to time. There are no specific restrictions upon such issuances, except that the Charter prohibits the issuance of non-voting equity securities if, and only to the extent that and so long as, Section 1123 of the Bankruptcy Code is applicable and would prohibit such issuance. The Company's stockholders will not have preemptive rights to purchase additional shares of capital stock of the Company upon any issuance of such shares authorized by the Board.

Stockholder's Agreement

     Pursuant to the Stockholder's Agreement dated as of the Effective Date of the Plan of Reorganization (the "Stockholder's Agreement") between the Company and the Celotex Settlement Fund Recipient, the Celotex Settlement Fund Recipient has agreed, in any vote or action by written consent by holders of Common Stock on any matter submitted to a vote of holders of Common Stock, to vote, and execute written consents with respect to, the shares of Common Stock held by it for and/or against such matter in proportion to the votes cast or consents executed and delivered by all other holders of Common Stock. Identical restrictions on the voting of the Celotex Settlement Fund Recipient's Common Stock are contained in the Charter and in the Plan of Reorganization. Pursuant to the Stockholder's Agreement, the Celotex Settlement Fund Recipient further agreed not to, and to cause its affiliates not to, offer, sell, assign, give, pledge, encumber or otherwise dispose of any shares of its Common Stock or any interest therein or right thereto to any person that is a successor to or creditor of the Celotex Settlement Fund Recipient or a creditor of Celotex (any such creditor, a "Celotex Settlement Fund Beneficiary"), in such person's capacity as such, unless such person executes and delivers an instrument, in form and substance reasonably satisfactory to the Company, pursuant to which it agrees to be bound by the Stockholder's Agreement to the same extent as the Celotex Settlement Fund Recipient.

Tag-Along and Voting Rights Agreement

     Pursuant to the Tag-Along and Voting Rights Agreement dated as of the Effective Date of the Plan of Reorganization (the "Tag-Along and Voting Rights Agreement") among Celotex, on behalf of the Celotex Settlement Fund Recipient, Apollo and Lehman (collectively, the "Tag-Along Stockholders") each Tag-Along Stockholder agreed that if it proposes to dispose of any Common Stock held by it on the Effective Date of the Plan of Reorganization to any third party (other than transactions described below), the other Tag-Along Stockholders will have the right to include the shares of Common Stock held by them on the Effective Date of the Plan of Reorganization in such disposition transaction on the same terms and conditions, provided, however, that if the initiating Tag-Along Stockholder is Lehman or Apollo, then Lehman or Apollo, respectively, will not be entitled to participate in such disposition transaction. If the Tag-Along Stockholders collectively desire to sell more shares of Common Stock than the proposed purchaser desires to purchase, each Tag-Along Stockholder shall sell a pro rata number of its shares. The foregoing does not apply to any transaction effected on a national securities exchange, on the National Association of Securities Dealers Automated Quotation System or through a registered-broker dealer or made pursuant to a public offering under an effective registration statement under the

Securities Act. The foregoing also does not apply to any disposition by a Tag-Along Stockholder to an affiliate or by the Celotex Settlement Fund Recipient to a successor or a Celotex Settlement Fund Beneficiary. The parties have agreed that any of their transferees which is an affiliate or, in the case of the Celotex Settlement Fund Recipient, a successor or a Celotex Settlement Fund Beneficiary must, prior to such transfer, agree in writing to be bound by the Tag-Along and Voting Rights Agreement as if it had been an original party thereto.

     The Celotex Settlement Fund Recipient also has agreed to, and to cause each of its affiliates to, vote and execute written consents with respect to their shares of Common Stock in proportion to the votes cast or consents executed and delivered by all other holders of Common Stock, in any vote or action by written consent by holders of Common Stock.

Common Stock Registration Rights Agreement

     The Company has entered into a Registration Rights Agreement, dated as of the Effective Date of the Plan of Reorganization (the "Common Stock Registration Rights Agreement"), with certain holders ("Common Stock Holders") of Common Stock pursuant to which the Company agreed to file the Registration Statement of which this Prospectus forms a part (the "Initial Common Stock Shelf Registration") and use its reasonable best efforts to keep such Common Stock Shelf Registration continuously effective for up to one year.

     After the expiration of the Initial Common Stock Shelf Registration, one or more Common Stock Holders may request to have all or part of their Common Stock as to which registration pursuant to the Securities Act is required for public sale ("Registrable Common Stock") registered under the Securities Act, and all other Common Stock Holders have the right to participate in any such registration; provided that (i) the Company is not required to effect more than two such registrations, (ii) no such registration may be requested within 180 days of the effectiveness of any such earlier registration or a registration as to which Common Stock Holders have "piggyback" registration rights (as discussed below), (iii) the Company is not required to effect any such registration unless at least 5% of the shares of Registrable Common Stock outstanding at the time of such request is to be included in such registration and (iv) if the intended method of distribution is an underwritten public offering, the Company may require the underwriting to be conducted on a "firm commitment" basis. Any such requested registration may be effected pursuant to a shelf registration statement under Rule 415 of the Securities Act (a "Shelf Registration"); any such registration (other than a Shelf Registration, which must be kept effective by the Company for up to one year, if made pursuant to the first demand under the provisions described in this paragraph or nine months otherwise) need not be kept effective by the Company for more than 90 days. If the intended method of distribution is an underwritten public offering, the underwriters must be nationally recognized, selected by Common Stock Holders owning at least a majority of the shares of Registrable Common Stock being registered (the "Majority Selling Common Stock Holders") and reasonably acceptable to the Company. In addition, if the managing underwriter advises the Company in writing that, in its opinion, the number of shares requested to be registered exceeds the number that can be sold within a price range specified by the Majority Common Stock Selling Holders, the shares requested to be included by Common Stock Holders shall be included in the registration on a pro rata basis in preference to any other shares which the Company or any person wishes to include in such registration.

     If the Company at any time following the termination of the Initial Common Stock Shelf Registration proposes to register any of its securities under the Securities Act (other than any registration of Series B Notes pursuant to the Senior Note Registration Rights Agreement or any registration of any securities on Form S-4 or Form S-8), the Common Stock Holders have the right, pursuant to a written request submitted within 20 days (10 days in certain circumstances) of receipt of notice thereof from the Company, to participate in such registration.

     Upon a request of Common Stock Holders owning at least a majority of the shares of Registrable Common Stock requested to be included in a demand or "piggyback" registration made at any time on or after March 17, 1996, the Company has agreed to use its best efforts to (i) cause the Common Stock covered by such registration to be listed on a national securities exchange or to be quoted through NASDAQ or (ii) provide for at least two market makers for the Common Stock.

     All expenses of the Company in connection with the performance of its obligations under the Common Stock Registration Rights Agreement and the reasonable fees, disbursements and other charges of one firm of counsel (per registration) selected by the Majority Selling Common Stock Holders (but excluding underwriting discounts and commissions and transfer taxes) shall be borne by the Company, except where some or all of the

Common Stock Holders withdraw or terminate their requests prior to the registration statement becoming effective, in which case such Common Stock Holders shall be required to bear some or all of such expenses, provided that if the Company elects not to proceed with a registration as to which Common Stock Holders have "piggyback" registration rights as described above or elects not to proceed with any registration as described in the second succeeding paragraph, the Company must bear all reasonable out-of-pocket costs (other than counsel fees, disbursements and other charges not specifically referred to above) incurred by a Common Stock Holder in connection with such terminated registration. In addition, pursuant to the Common Stock Registration Rights Agreement, the Company has agreed to indemnify each offeror of Registrable Common Stock covered by a registration statement filed pursuant to the Common Stock Registration Rights Agreement, each other person who participates as an underwriter in such offering, each other person who controls such offerors or underwriters and their respective directors, officers, partners, agents and affiliates against certain liabilities, including liabilities under the Securities Act.


     The Company is not obligated to file any registration statement under the Common Stock Registration Rights Agreement or any amendment or supplement thereto (other than the Registration Statement of which this Prospectus forms a part and amendments and supplements thereto) and may suspend any seller's rights to make sales pursuant to any effective registration statement (provided that the right to effect sales pursuant to the Registration Statement of which this Prospectus forms a part may not be suspended prior to the ninetieth day following the date hereof) at any time when the Company, in the good faith judgment of its Board of Directors, reasonably believes that the filing thereof at the time requested, or the offering of securities thereto, would adversely affect a pending or proposed public offering of the Company's securities, a material financing, or a material acquisition, merger, recapitalization, consolidation, reorganization or similar transaction, or negotiations, discussions or pending proposals with respect thereto. Such a deferral of the filing of a registration statement or an amendment or supplement thereto or suspension of a seller's right to effect sales may continue for no more than 10 days after the abandonment or consummation of any of the foregoing proposals or transactions or 60 days after the date of the Board's determination referred to in the preceding sentence. In the event of such a suspension, the applicable registration period will be extended by the number of days of the suspension.



     Lock-Up Agreements

     Pursuant to the Common Stock Registration Rights Agreement, each Common Stock Holder has agreed, if required by the managing underwriter of any underwritten offering and except as required otherwise under applicable law, not to sell any equity securities of the Company during the 10 days preceding or 120 days following the effective date of an underwritten registration under the Common Stock Registration Rights Agreement. The Company has agreed not to (and to cause certain other holders of equity securities acquired after the Effective Date of the Plan of Reorganization to agree not to) effect any public offering and sale of Common Stock pursuant to an effective registration statement during such period of time.



     Channel One Registration Rights Agreement

     The Company has entered into a Registration Rights Agreement dated as of August __, 1995 (the "Channel One Registration Rights Agreement") with Channel One pursuant to which the Company has agreed to include in the Initial Common Stock Shelf Registration all shares of Common Stock owned by Channel One. The Company has also agreed to include all shares of Common Stock owned by Channel One in each registration statement filed by the Company subsequent to the filing of the Initial Common Stock Shelf Registration which includes shares of Registrable Common Stock to the extent that the Company may do so without breaching any of its obligations under the Common Stock Registration Rights Agreement and otherwise on the terms and subject to the conditions of the Common Stock Registration Rights Agreement that are applicable to the holders of the shares of Registrable Common Stock included in such registration statement. The Channel One Registration Rights Agreement provides that certain provisions of the Common Stock Registration Rights Agreement are binding upon and applicable to the parties thereto, including those provisions described above relating to expenses, indemnification, postponements and suspensions.


Antitakeover Legislation

     Section 203 of the DGCL provides that, subject to certain exceptions specified therein, an "interested stockholder" of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the date on which such stockholder becomes an "interested stockholder" unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder," (ii) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares), or (iii) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the "interested stockholder." Except as otherwise specified in Section 203, an "interested stockholder" is defined to include (x) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date and (y) the affiliates and associates of any such person. For purposes of Section 203, the Board has approved the transaction (the consummation of the Plan of Reorganization) which resulted in Lehman and the Celotex Settlement Fund Recipient becoming "interested stockholders" and, accordingly, the Company believes that neither of them will be subject to the restrictions of Section 203 unless it ceases to be the owner of 15% or more of the outstanding voting stock of the Company and seeks to reattain such level of ownership. The Board also approved the purchase of Common Stock by Channel One and its affiliates and associates of 15% or more of the outstanding voting stock of the Company through open market purchases or otherwise. Accordingly, the Company believes that none of Channel One and its affiliates and associates (including the KKR Investors) will be subject to the restrictions of Section 203. In connection with the above-described Board approval, Channel One and the KKR Investors agreed with the Company that they will not, and will not permit any of their affiliates to, vote any shares of Common Stock of the Company or otherwise take any other action to modify the composition of the Board of Directors of the Company prior to April 6, 1998 other than as expressly provided for in the Company's Charter and the Plan of Reorganization and that during such period they will not participate in the solicitation of proxies to vote, or seek to advise or influence any person with respect to, voting securities of the Company to modify the composition of the Board of Directors, or propose, assist in or encourage any person in connection with any of the foregoing.

     Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. The Charter does not exclude the Company from the restrictions imposed under Section 203. The provisions of Section 203 may encourage companies interested in acquiring the Company to negotiate in advance with the Board of Directors because the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Such provisions also may have the effect of preventing changes in the management of the Company. It is possible that such provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.


                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following summary describes certain United States federal income tax consequences of the ownership of Shares by Non-United States Holders (as defined below) as of the date hereof. This discussion does not address all aspects of United States federal income taxation and does not deal with foreign, state and local consequences that may be relevant to such Non-United States Holders in light of their personal circumstances. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in federal income tax consequences different from those discussed below. Persons considering the purchase, ownership or disposition of Shares should consult their own tax advisors concerning the federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

     As used herein, a "Non-United States Holder" of Shares means a holder who is not (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Payment of Dividends

     If the Company pays dividends on its Shares, such dividends paid to a Non-United States Holder of Shares will be subject to withholding of United States federal income tax rate at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are effectively connected with the conduct of a trade or business of the Non-United States Holder within the United States. Dividends that are effectively connected with the conduct of a trade or business within the United States are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     Under current United States Treasury regulations, dividends paid to an address outside the United States are presumed to be paid to a resident of such country for purposes of the withholding discussed above, and, under the current interpretation of United States Treasury regulations, for purposes of determining the applicability of a tax treaty rate. Under proposed Treasury regulations not currently in effect, however, a Non-United States Holder of Shares who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements. Certain certification and disclosure requirements must be complied with in order to be exempt from withholding under the effectively connected income exception. A Non-United States Holder of Shares eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Sale or Exchange

     A Non-United States Holder will generally not be subject to United States federal income tax with respect to gain recognized on a sale, exchange or other disposition of Shares unless (i) the gain is effectively connected with the conduct of a trade or business of the Non-United States Holder in the United States, (ii) in the case of a Non-United States Holder who is an individual and holds the Shares as capital assets, such holder is present in the United States for 183 days or more in the taxable year of sale, exchange or other disposition and certain other conditions are met, or (iii) the Company is or has been a "U.S. real property holding corporation" for United States federal income tax purposes. The Company is not and does not anticipate becoming a "U.S. real property holding corporation" for United States federal income tax purposes.

Backup Withholding and Information Reporting

     Payments of dividends to a Non-United States Holder at an address outside the United States will generally not be subject to information reporting and backup withholding. The payment of the proceeds of the sale, exchange or other disposition of Shares to or through the United States office of a broker is subject to information reporting and backup withholding at a rate of 31% unless the owner certifies its non-United States status under penalties of perjury or otherwise establishes an exemption. Backup withholding and information reporting will not apply if a foreign office of a broker (as defined in applicable Treasury regulations) pays the proceeds of the sale of Shares to the owner thereof. If, however, such broker is, for United States federal income tax purposes, a U.S. person, a controlled foreign corporation or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, such payments will not be subject to backup withholding but will be subject to information reporting, unless (1) such broker has documentary evidence in its records that the beneficial owner is not a U.S. person and certain other conditions are met or
(2) the beneficial owner otherwise establishes an exemption. Temporary Treasury regulations provide that the Treasury is considering whether backup withholding will apply with respect to payments of dividends or the proceeds of a sale that are not subject to backup withholding under the current regulations. Under proposed Treasury regulations not currently in effect backup withholding will not apply to such payments absent actual knowledge that the payee is a United States person.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

     PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF ANY INVESTMENT IN THE SHARES, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

                            SELLING SECURITY HOLDERS


     The following table sets forth information with respect to the Shares offered hereby beneficially owned by each of the Selling Security Holders as of July 21, 1995. The Shares offered hereby may be offered in whole or in part from time to time by or on behalf of the Selling Security Holders named below.

                                                         Number of Shares of         Percentage of
                                                         Common Stock Owned          Outstanding
                      Selling Security Holder            and Registered Hereunder    Common Stock*
                      -----------------------            ------------------------    -------------

                      Lehman Brothers Holdings, Inc.          7,862,639                   15.6%
                      JWC Associates L.P.   . . . . .         5,724,035                   11.3%
                      JWC Associates II, L.P.   . . .            37,930                     **
                      KKR Partners II, L.P.   . . . .           138,760                     **
                      Channel One Associates, L.P.  .         4,361,800                    8.6%
                      William Carr  . . . . . . . . .             7,246                     **
                      Donald M. Kurucz  . . . . . . .             2,484                     **
                      Kenneth J. Matlock  . . . . . .             5,176                     **
                      Robert W. Michael . . . . . . .             7,246                     **
                      Sam J. Salario  . . . . . . . .             5,176                     **
                      William N. Temple . . . . . . .             2,070                     **
                      David L. Townsend . . . . . . .             1,656                     **
                      James W. Walter . . . . . . . .            39,338                     **
                      William H. Weldon . . . . . . .             4,140                     **
                      The Celotex Corporation, in its
                        capacity as the Celotex
                        Settlement Fund Recipient . .        10,941,326                   21.7%
                      AIF II, L.P.  . . . . . . . . .         1,152,681                    2.3%
                      Artemis America LLC . . . . . .         1,152,711                    2.3%
                                                              ---------                    ----
                        Total   . . . . . . . . . . .        31,446,414                   62.3%
                                                             ==========                   ====



* All percentages in the table are based on 50,494,313 shares of Common Stock being issued and outstanding. See "Security Ownership of Management and Principal Stockholders."

**   Owns less than 1% of outstanding Common Stock.




                              PLAN OF DISTRIBUTION

     The Company will receive no proceeds from this offering. The Shares may be sold from time to time to purchasers directly by any of the Selling Security Holders. Alternatively, any of the Selling Security Holders may from time to time offer the Shares through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Security Holders and/or the purchasers of Shares for whom they may act as agent. The Selling Security Holders and any underwriters, dealers or agents that participate in the distribution of Shares may be deemed to be underwriters, and any profit on the sale of Shares by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the Company is advised that an underwriter has been engaged with respect to the sale of any Shares offered hereby, or in the event of any other material change in the plan of distribution, the Company will cause appropriate amendments to the Registration Statement of which this Prospectus forms a part to be filed with the Commission reflecting such engagement or other change. See "Additional Information."

     At the time a particular offer of Shares is made, to the extent required, a Prospectus Supplement will be provided by the Company and distributed by the relevant Selling Security Holder which will set forth the aggregate amount and type of Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Security Holders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

     The Shares may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Security Holders or by agreement between the Selling Security Holders and underwriters or dealers.


     Through the date hereof, there has been no established public trading market for the Common Stock. Pursuant to the Plan of Reorganization the Common Stock was issued to a limited number of investors. Application will be made to list the Common Stock on NASDAQ/NMS. There can be no assurance that any active trading market will develop or will be sustained for the Common Stock or as to the price at which the Common Stock may trade or that the market for the Common Stock will not be subject to disruptions that will make it difficult or impossible for the holders of Common Stock to sell shares in a timely manner, if at all, or to recoup their investment in the Common Stock. See "Certain Risk Factors -- Liquidity; Absence of Public Market" and "-- Effect of Future Sales of Common Stock."


     Under applicable rules and regulations under the Exchange Act any person engaged in a distribution of the Shares may not simultaneously engage in market-making activities with respect to such Shares for a period of nine business days prior to the commencement of such distribution and ending upon the completion of such distribution. In addition to and without limiting the foregoing, each Selling Security Holder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation rules 10b-2, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Security Holders. All of the foregoing may affect the marketability of the Shares and the ability of any person or entity to engage in market-making activities with respect to the Shares.

     Under guidelines adopted by the National Association of Securities Dealers, Inc. (the "NASD"), the maximum commission that any NASD member firm can receive in connection with a distribution of the Shares, without further clearance from the NASD, is 8%.

     Pursuant to the Common Stock Registration Rights Agreement, the Company is obligated to pay substantially all of the expenses incident to the registration, offering and sale of the Shares to the public other than commissions and discounts of underwriters, dealers or agents, and the Selling Security Holders, and any underwriter they may utilize, and their respective controlling persons are entitled to be indemnified by the Company against certain liabilities, including liabilities under the Securities Act. See "Description of Capital Stock -- Common Stock Registration Rights Agreement".


                                 LEGAL MATTERS

     The validity of the Shares offered hereby has been passed upon for the Company by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York.


                                    EXPERTS


     The consolidated financial statements as of May 31, 1995 and 1994 and for each of the three years in the period ended May 31, 1995 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

                             INDEX TO DEFINED TERMS

                                                                          Page
Defined Term                                                             Number
------------                                                             ------

ACO . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
Adversary Proceeding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
Alabama Power . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
Apollo  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
Asbestos Claimants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
Bank Revolving Credit Facility  . . . . . . . . . . . . . . . . . . . . . .  62
Bankruptcy Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Bankruptcy Court  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
Best Insurors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
Black Warrior Methane . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
Black Warrior Transmission  . . . . . . . . . . . . . . . . . . . . . . . .  39
Booker  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
Cardem Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
Celotex . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
Celotex Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
Celotex Settlement Fund . . . . . . . . . . . . . . . . . . . . . . . . . .  47
Celotex Settlement Fund Beneficiary . . . . . . . . . . . . . . . . . . . .  65
Celotex Settlement Fund Recipient . . . . . . . . . . . . . . . . . . . . .  47
CERCLA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
Change of Control . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
Channel One . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Channel One Registration Rights Agreement . . . . . . . . . . . . . . . . .  67
Chapter 11  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
Chapter 11 Cases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
Charter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Class . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
Class Representative  . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
Class U-7 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
Commission  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Common Stock Holders  . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
Common Stock Registration Rights Agreement  . . . . . . . . . . . . . . . .  66
Common Stock Value Per Share  . . . . . . . . . . . . . . . . . . . . . . .  63
Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Consolidated Financial Statements . . . . . . . . . . . . . . . . . . . . . . 5
DGCL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Dixie Building Supplies . . . . . . . . . . . . . . . . . . . . . . . . . .  56
Durham Employment Agreement . . . . . . . . . . . . . . . . . . . . . . . .  56
Effective Date of the Plan of Reorganization  . . . . . . . . . . . . . . . . 1
EPA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
Exchange Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
FAS 106 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
FAS 109 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
Federal Income Tax Claims . . . . . . . . . . . . . . . . . . . . . . . . .  64
Federal Income Tax Claims Differential  . . . . . . . . . . . . . . . . . .  64
Fraudulent Conveyance Lawsuit . . . . . . . . . . . . . . . . . . . . . . . . 6
HAC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
Indemnitees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
Indenture . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
Independent Directors . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
Initial Claim . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
Initial Common Stock Shelf Registration . . . . . . . . . . . . . . . . . .  66

                                                                           Page
Defined Term                                                             Number
------------                                                             ------

Initial Settlement  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
Initial Three Year Term . . . . . . . . . . . . . . . . . . . . . . . . . .  52
Interested Stockholder  . . . . . . . . . . . . . . . . . . . . . . . . . .  52
IRC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
IRS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
J.W. Railroad . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
J-II  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
Jim Walter Corporation  . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
Jim Walter Homes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Jim Walter Resources  . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
JW Aluminum . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
JW Window Components  . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
Kaneb . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
KKR . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
KKR Director  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
KKR Investors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
LBO . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
Lehman  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Lehman Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
Lehman Holdings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Majority Selling Common Stock Holders . . . . . . . . . . . . . . . . . . .  66
Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
Mid-State Homes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Mid-State Trust II Mortgage-Backed Notes  . . . . . . . . . . . . . . . . .  35
Mid-State Trust III Asset Backed Notes  . . . . . . . . . . . . . . . . . .  35
Mid-State Trust IV Asset Backed Notes . . . . . . . . . . . . . . . . . . .  35
Mid-State Trust V Variable Funding Loan . . . . . . . . . . . . . . . . . .  36
Mid-State Trust V Variable Funding Loan Agreement . . . . . . . . . . . . .  30
Mine No. 3  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
Mine No. 4  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
Mine No. 5  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
MSHA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
Named Executive Officers  . . . . . . . . . . . . . . . . . . . . . . . . .  54
NASD  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
NASDAQ  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
NASDAQ/NMS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
New Alabama Power Contract  . . . . . . . . . . . . . . . . . . . . . . . .  23
Non-United States Holder  . . . . . . . . . . . . . . . . . . . . . . . . .  68
Original Jim Walter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
Original Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
Outstanding Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . .  52
Pension Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
Pension Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
Plan of Reorganization  . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Pro Forma Consolidated Statement of Operations  . . . . . . . . . . . . . . . 8
Profit Sharing Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
Registrable Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . .  66
Released Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
Rule 144  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Section 203 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Securities Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Selling Security Holders  . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Senior Note Registration Rights Agreement . . . . . . . . . . . . . . . . .  62
Series B Note Holders . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
Series B Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
Settlement Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

                                                                           Page
Defined Term                                                             Number
------------                                                             ------

Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Shelf Registration  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
Significant Stockholder . . . . . . . . . . . . . . . . . . . . . . . . . .  52
Sloss Industries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
SNG . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
South Carolina Statute  . . . . . . . . . . . . . . . . . . . . . . . . . .  48
Southern Precision  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
Stockholder's Agreement . . . . . . . . . . . . . . . . . . . . . . . . . .  65
Supplemental Pension Plan . . . . . . . . . . . . . . . . . . . . . . . . .  55
Supplemental Profit Sharing Plan  . . . . . . . . . . . . . . . . . . . . .  55
Tag-Along and Voting Rights Agreement . . . . . . . . . . . . . . . . . . .  65
Tag-Along Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . .  65
Tender Offer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
Texas Settlement Agreement  . . . . . . . . . . . . . . . . . . . . . . . .  48
Trustee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
U.S. Pipe . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
UMWA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
Veil Piercing Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
Veil Piercing Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . 6
Veil Piercing Settlement  . . . . . . . . . . . . . . . . . . . . . . . . .  46
Veil Piercing Settlement Tax Savings Amount . . . . . . . . . . . . . . . .  64
Veil Piercing Settlement Tax Savings Event  . . . . . . . . . . . . . . . .  64
Veil Piercing Trial . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
Vestal Manufacturing  . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
Walter Industries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Walter Land . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

                         INDEX TO FINANCIAL STATEMENTS



                                                               Pages
                                                               -----
Walter Industries, Inc. and Subsidiaries

   Report of Independent Certified Public Accountants..........F-2

   Consolidated Balance Sheet - May 31, 1995 and 1994..........F-3

   Consolidated Statement of Operations and Retained
     Earnings (Deficit) for the Three Years Ended
     May 31, 1995..............................................F-4

   Consolidated Statement of Cash Flows for the Three
     Years Ended May 31, 1995..................................F-5

   Notes To Financial Statements...............................F-6 to F-26

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Board of Directors and Stockholders
Walter Industries, Inc.



In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations and retained earnings (deficit) and of cash flows present fairly, in all material respects, the financial position of Walter Industries, Inc. and its subsidiaries at May 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended May 31, 1995 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Our report dated July 8, 1994 on the May 31, 1994 consolidated financial statements included a paragraph that raised substantial doubt about the Company's ability to continue as a going concern due to the Company and substantially all of its subsidiaries filing a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code. As discussed in Note 1, on March 2, 1995 the Bankruptcy Court confirmed the Company's Consensual Plan dated as of December 9, 1994, as modified on March 1, 1995, which resulted in the discharge of all claims against the Company that arose before December 27, 1989, other than those claims being litigated in the Bankruptcy Court, and substantially altered the rights and interests of equity security holders. The plan became effective on March 17, 1995 and the Company emerged from bankruptcy.

As discussed in Note 12 to the Financial Statements, the Company changed its method of accounting for postretirement benefits other than pensions in fiscal year 1993.



Price Waterhouse LLP
Tampa, Florida
July 12, 1995


                                           WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                                                  CONSOLIDATED BALANCE SHEET

                                                                                                         May 31,
                                                                                               --------------------------
                                                                                                   1995           1994
                                                                                               -----------    -----------
                                                                                                      (in thousands)
ASSETS
Cash (includes short-term investments of $ 84,872,000
  and $177,040,000) (Notes 3 and 13)                                                           $   128,007       $   203,303
Short-term investments, restricted (Notes 3 and 13)                                                128,002           107,552
Instalment notes receivable (Notes 1, 4, 8 and 13)                                               4,256,866         4,176,040
  Less - Provision for possible losses                                                          (   26,556)       (   26,301)
         Unearned time charges                                                                  (2,869,282)       (2,790,560)
                                                                                               -----------        ----------
         Net                                                                                     1,361,028         1,359,179

Trade receivables                                                                                  160,584           135,431
  Less - Provision for possible losses                                                          (    7,998)       (    7,392)
                                                                                               -----------        ----------
         Net                                                                                       152,586           128,039
Federal income tax receivable (Note 8)                                                              99,875              -
Other notes and accounts receivable                                                                 30,236            10,774
Inventories, at lower of cost (first in, first out or average)
  or market:
    Finished goods                                                                                 111,792            95,270
    Goods in process                                                                                29,593            27,090
    Raw materials and supplies                                                                      53,453            48,533
    Houses held for resale                                                                           1,599             1,686
                                                                                               -----------        ----------
         Total inventories                                                                         196,437           172,579

Prepaid expenses                                                                                    12,694            11,335

Property, plant and equipment, at cost (Note 5)                                                  1,186,407         1,123,939
  Less - Accumulated depreciation, depletion and amortization                                   (  523,615)       (  466,076)
                                                                                               -----------        ----------
         Net                                                                                       662,792           657,863

Investments                                                                                          6,191             5,753
Deferred income taxes (Note 8)                                                                      16,544              -
Unamortized debt expense                                                                            34,167            31,656
Other assets                                                                                        43,698            39,936
Excess of purchase price over net assets acquired (Notes 1 and 6)                                  372,896           412,923
                                                                                               -----------       -----------
                                                                                               $ 3,245,153       $ 3,140,892
                                                                                               ===========       ===========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Bank overdrafts (Note 3)                                                                       $    33,746       $    29,879
Accounts payable (Note 1)                                                                          108,137            59,468
Accrued expenses                                                                                   150,907           122,665
Income taxes payable (Note 8)                                                                       53,261            21,543
Deferred income taxes (Note 8)                                                                        -               73,152
Long-term senior debt (Notes 1, 7 and 13)                                                        2,220,370           871,970
Accrued interest (Note 7)                                                                           37,854           258,032
Accumulated postretirement health benefits obligation (Note 12)                                    228,411           209,962
Other long-term liabilities                                                                         51,693            48,890
Liabilities subject to Chapter 11 proceedings (Notes 1 and 7)                                         -            1,727,684
Stockholders' equity (deficit) (Notes 1, 7, 9 and 10):
  Common stock, $.01 par value per share:
    Authorized - 200,000,000 shares and 50,000,000 shares
    Issued - 50,494,313 shares and 31,120,773 shares                                                   505               311
  Capital in excess of par value                                                                 1,159,384           155,293
  Retained earnings (deficit), per accompanying statement                                       (  793,165)       (  434,520)
  Excess of additional pension liability over
    unrecognized prior years service cost                                                       (    5,950)       (    3,437)
                                                                                               -----------       -----------
       Total stockholders' equity (deficit)                                                        360,774        (  282,353)
                                                                                               -----------       -----------
                                                                                               $ 3,245,153       $ 3,140,892
                                                                                               ===========       ===========


                                           WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                             CONSOLIDATED STATEMENT OF OPERATIONS AND RETAINED EARNINGS (DEFICIT)


                                                                              For the years ended May 31,
                                                                      ---------------------------------------------------
                                                                          1995                1994                 1993
                                                                      -----------         -----------          ----------
                                                                                 (in thousands except
                                                                                   per share amount)

Sales and revenues:
  Net sales                                                           $ 1,181,635         $ 1,068,387          $ 1,072,615
  Time charges (Note 4)                                                   222,221             238,097              218,696
  Miscellaneous                                                            30,838              17,383               23,160
  Interest income from Chapter 11
    proceedings (Note 1)                                                    7,628               4,657                4,515
                                                                      -----------         -----------          -----------
                                                                        1,442,322           1,328,524            1,318,986
                                                                      -----------         -----------          -----------

Cost and expenses:
  Cost of sales                                                           951,381             845,061              804,411
  Depreciation, depletion and
    amortization (Note 5)                                                  72,037              71,035               70,483
  Selling, general and administrative                                     130,616             127,901              124,616
  Postretirement health benefits (Note 12)                                 25,961              25,585               23,474
  Provision for possible losses                                             4,485               4,611                4,236
  Chapter 11 costs (Note 1)                                               442,362              14,254                9,802
  Interest and amortization of debt
    discount and expense (Notes 1, 5 and 7)                               304,548             155,470              171,581
  Amortization of excess of purchase price
    over net assets acquired (Note 6)                                      40,027              48,515               39,461
                                                                      -----------         -----------          -----------
                                                                        1,971,417           1,292,432            1,248,064
                                                                      -----------         -----------          -----------
                                                                       (  529,095)             36,092               70,922

Income tax benefit (expense) (Note 8):
  Current                                                                  80,754          (   41,598)          (   48,141)
  Deferred                                                                 89,696              12,681               23,813
                                                                      -----------         -----------          -----------

Income (loss) from operations before
  cumulative effect of accounting change                               (  358,645)              7,175               46,594

Cumulative effect of change in accounting
  principle - postretirement benefits other
  than pensions (net of income tax benefit
  of $61,823,000) (Note 12)                                                 -                    -              (  104,608)
                                                                      -----------         -----------           ----------
Net income (loss)                                                      (  358,645)              7,175           (   58,014)

Retained earnings (deficit) at
  beginning of year                                                    (  434,520)         (  441,695)          (  383,681)
                                                                      -----------         -----------           ----------

Retained earnings (deficit) at end
  of year                                                             $(  793,165)        $(  434,520)         $(  441,695)
                                                                      ===========         ===========          ===========
Net loss per share (note 9):
  -  Primary                                                          $(     7.10)
                                                                      ===========

                                           WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                                             CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                   For the years ended May 31,
                                                                      ----------------------------------------------------
                                                                         1995                1994                 1993
                                                                      ----------          ----------           ----------
                                                                                         (in thousands)
OPERATIONS
    Net income (loss)                                                 $(  358,645)        $   7,175            $( 58,014)
    Charges to income not affecting cash:
      Settlement of Chapter 11 claims with
        debt and new Common Stock                                         444,752              -                    -
      Depreciation, depletion and amortization                             72,037            71,035               70,483
      Provision for deferred income taxes                              (   89,696)         ( 12,681)            ( 23,813)
      Accumulated postretirement health benefits
        obligation (Note 12)                                               18,449            20,057              189,905
      Adjustment to deferred taxes for accounting change (Note 12)           -                 -                ( 61,823)
      Provision for other long-term liabilities                               294               280             (    781)
      Amortization of excess of purchase price
        over net assets acquired (Note 6)                                  40,027            48,515               39,461
      Amortization of debt discount and expense                            11,783            17,597               22,148
                                                                      -----------         ---------            ---------
                                                                          139,001           151,978              177,566
    Decrease (increase) in:
      Short-term investments, restricted                               (   20,450)         (  1,932)               1,334
      Instalment notes receivable, net (a)                             (    1,849)           27,680             ( 23,607)
      Trade and other receivables, net                                 (   44,009)           12,747                1,429
      Federal income tax receivable                                    (   99,875)             -                    -
      Inventories                                                      (   23,858)         (  5,940)                 627
      Prepaid expenses                                                 (    1,359)         (  3,433)                 236
    Increase (decrease) in:
      Bank overdrafts (Note 3)                                              3,867            11,958             (  9,758)
      Accounts payable                                                     28,925             6,772             (  1,692)
      Accrued expenses                                                     28,242             6,427             (  1,682)
      Income taxes payable                                             (   15,348)            2,408                9,111
      Accrued interest                                                     24,156            47,833               32,605
      Liabilities subject to Chapter 11 proceedings (Note 1):
        Accounts payable                                                     -                1,438                  811
        Accrued expenses                                                     -             (    152)                   4
                                                                      -----------         ---------            ---------
            Cash flows from operations                                     17,443           257,784              186,984
                                                                      -----------         ---------            ---------

FINANCING ACTIVITIES
    Issuance of long-term
      senior debt (Notes 1 and 7)                                         974,450             2,000              256,128
    Additions to unamortized debt expense                              (   17,153)             -                (  4,794)
    Retirement of long-term senior debt (Note 7)                       (  120,250)         (178,865)            (161,959)
    Payment of liabilities subject
      to Chapter 11 proceedings                                        (  604,044)(b)          -                (121,217)
    Payment of accrued postpetition interest on
      Chapter 11 secured debt obligations                              (  244,334)             -                    -
                                                                      -----------         ---------            ---------
            Cash flows from financing activities                       (   11,331)         (176,865)            ( 31,842)
                                                                      -----------         ---------            ---------

INVESTING ACTIVITIES
    Additions to property, plant and equipment,
      net of normal retirements                                        (   76,966)         ( 65,858)            ( 68,901)
    (Increase) in investments                                          (      438)         (    185)            (    128)
    (Increase) in other assets                                         (    4,004)         (  1,943)            (  1,617)
                                                                      -----------         ---------            ---------
            Cash flows from investing activities                       (   81,408)         ( 67,986)            ( 70,646)
                                                                      -----------         ---------            ---------
    Net increase (decrease) in cash and
      cash equivalents                                                 (   75,296)           12,933               84,496
    Cash and cash equivalents at beginning of year                        203,303           190,370              105,874
                                                                      -----------         ---------            ---------
    Cash and cash equivalents at end of year (Note 3)                 $   128,007         $ 203,303            $ 190,370
                                                                      ===========         =========            =========

(a) Consists of sales and resales, net of repossessions and provision for possible losses, of $155,236,000, $153,776,000 and $172,707,000 and cash collections on account and payouts in advance of maturity of $153,387,000, $181,456,000 and $149,100,000, for the years ended May 31,
       1995, 1994 and 1993, respectively.

(b) In addition, $490 million of Series B Senior Notes and 44,050,974 shares of new Common Stock were issued to satisfy a portion of the allowed claims of holders of secured and subordinated debt and settle a portion of the asbestos-related veil piercing claims and 6,443,339 shares of new Common Stock were issued to the former shareholders in cancellation of their original holdings.

                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                         NOTES TO FINANCIAL STATEMENTS



NOTE 1 - Recent History

   Walter Industries, Inc. (formerly Hillsborough Holdings Corporation) (the "Company") was organized in August 1987 by a group of investors led by Kohlberg Kravis Roberts & Co. ("KKR") for the purpose of acquiring Jim Walter Corporation, a Florida corporation ("Original Jim Walter"). Following its organization, the Company organized and acquired all of the outstanding capital stock of a group of direct wholly-owned subsidiaries (the "First Tier Subsidiaries"). The First Tier Subsidiaries (except JWC Holdings Corporation) and the Company organized and acquired all of the outstanding capital stock of Walter Industries, Inc. ("Old Walter Industries"). JWC Holdings Corporation, a Florida corporation and a First Tier Subsidiary ("JWC Holdings"), organized and acquired all of the outstanding shares of J-II Acquisition Corporation, a Florida corporation ("J-II"). Old Walter Industries and J-II, in turn, organized and acquired all of the outstanding capital stock of Hillsborough Acquisition Corporation ("HAC").

   On September 18, 1987, HAC acquired approximately 95% of the outstanding common stock of Original Jim Walter at a price of $60 per share in cash, pursuant to an Agreement and Plan of Merger dated as of August 12, 1987 (the "Acquisition"). On January 7, 1988, the Company caused Original Jim Walter to be merged (the "Merger") into HAC (which changed its name to "Jim Walter Corporation") and the remaining 5% of its common stock was converted into the right to receive $60 in cash for each share. On that same date: (i) HAC distributed substantially all of its assets (principally excluding the stock of certain subsidiaries of Original Jim Walter engaged in building materials businesses) to Old Walter Industries in redemption of all of its shares of capital stock owned by Old Walter Industries; (ii) HAC merged into J-II; and
(iii) J-II changed its name to "Jim Walter Corporation". On April 1, 1991, Old Walter Industries merged into Hillsborough Holdings Corporation thereby completing its previously adopted plan of liquidation. The Company changed its name to Walter Industries, Inc. in connection with such merger. Prior to September 18, 1987, the Company had no significant assets or liabilities and did not engage in any activities other than those related to the Acquisition. The purchase price of the shares of Original Jim Walter was approximately $2,425,000,000 plus expenses of the Acquisition and assumption of certain outstanding indebtedness. For financial statement purposes, the Acquisition has been accounted for as a purchase as of September 1, 1987 and, accordingly, the purchase price has been allocated based upon the fair value of assets acquired and liabilities assumed (see Note 6).

   On December 27, 1989, the Company and 31 of its subsidiaries (including the subsidiary in the next sentence, the "Debtors") each filed a voluntary petition for reorganization under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Middle District of Florida, Tampa Division (the "Bankruptcy Court"). On December 3, 1990, one additional small subsidiary filed a voluntary petition for reorganization under the Bankruptcy Code. Two other small subsidiaries did not file petitions for reorganization.

   The Debtors' Chapter 11 cases resulted from a sequence of events stemming primarily from an inability of the Company's interest reset advisors to reset interest rates on approximately $624 million of outstanding Senior Extendible Reset Notes and Senior Subordinated Extendible Reset Notes on which interest rates were scheduled to be reset effective January 2, 1990. The inability to reset the interest rates was primarily attributable to two factors: (i) uncertainties arising from the then pending asbestos-related litigation, including the possibility either that such litigation would lead to the prohibition of further asset sales and debt repayment or that substantial new asbestos-related claims might become assertable against the Company, which uncertainties materially hindered the ability of the Company and its subsidiaries to pursue a refinancing or sell assets to reduce debt, and (ii) general turmoil in the high yield bond markets at such time, both of which depressed the bid value of such notes.

   On December 9, 1994, the Supplement to Disclosure Statement For Amended Joint Plan of Reorganization Dated as of December 9, 1994 (the "Consensual Plan") was filed with the Bankruptcy Court. The Consensual Plan, as modified on March 1, 1995, was confirmed by the Bankruptcy Court on March 2, 1995, and became effective on March 17, 1995 (the "Effective

                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                   NOTES TO FINANCIAL STATEMENTS (Continued)



Date"). Despite the confirmation and effectiveness of the Consensual Plan, the Bankruptcy Court continues to have jurisdiction to, among other things, resolve disputed prepetition claims against the Company and other matters that may arise in connection with or relate to the Consensual Plan (see Note 8).

   The essential terms of the Consensual Plan are as follows: Revolving Credit Bank Claims, Working Capital Bank Claims, Series B and C Senior Note Claims, and other unsecured creditors (i.e., trade creditors) received the full allowed
                               ----
amounts of their claims in cash plus interest at negotiated amounts including a portion in shares of new common stock ("Common Stock"). Subordinated Note Claims received, depending on elections made, either shares of Common Stock or a combination of cash, new debt securities and shares of Common Stock, in either case having an aggregate reorganization value equal to their prepetition claims. In addition, Pre-LBO Debenture Claims received shares of Common Stock having an aggregate reorganization value equal to $11.3 million in settlement of the fraudulent conveyance action commenced by the indenture trustees for the Pre-LBO Debentures. The asbestos-related veil piercing claimants received cash, new debt securities and Common Stock with an aggregate reorganization value of $375 million in settlement of all asbestos-related veil piercing or fraudulent conveyance claims. In addition, the attorneys for the asbestos-related veil piercing claimants received a cash payment of $15 million. The Company's former stockholders received shares of Common Stock having a reorganization value equal to $150 million. In addition, the former stockholders will receive shares of Common Stock having a reorganization value of $11.3 million and have the right to receive additional shares of Common Stock upon realization of certain future tax benefits (see Note 9).

   Pursuant to the Consensual Plan, trade creditors with prepetition allowed claims in excess of $1,000 received 75% of their allowed claims in cash following the Effective Date and are entitled to receive the remaining 25% six months following the Effective Date with additional interest for such period at the prime rate. At May 31, 1995, the remaining amount to be distributed to trade creditors approximated $23.5 million.

   In connection with the Consensual Plan, on March 16, 1995, pursuant to approval by the Bankruptcy Court, Mid-State Homes, Inc. ("Mid-State"), a wholly-owned indirect subsidiary of the Company, sold mortgage instalment notes having a gross amount of $2,020,258,000 and an economic balance of $826,671,000 to Mid-State Trust IV ("Trust IV"), a business trust in which Mid-State owns all the beneficial interest. In addition, on such date Mid-State sold its beneficial interest in Mid-State Trust II ("Trust II") to Trust IV. Trust II had a total collateral value of $910,468,000 with $605,750,000 of Mortgage-Backed Notes outstanding. These sales were in exchange for the net proceeds from the public issuance by Trust IV of $959,450,000 of Asset Backed Notes.
The assets of Trust IV are not available to satisfy claims of general creditors of Mid-State, or the Company and its subsidiaries. The liabilities of Trust IV for its publicly issued debt are to be satisfied solely from proceeds of the underlying instalment notes and are non-recourse to Mid-State and the Company and its subsidiaries.

   On February 27, 1995, Mid-State established Mid-State Trust V ("Trust V"), a business trust in which Mid-State owns all the beneficial interest, to provide funds to Mid-State for its current purchases of instalment notes receivable from Jim Walter Homes, Inc. ("Jim Walter Homes").

   As of March 3, 1995, Trust V entered into a Variable Funding Loan Agreement with Enterprise Funding Corporation, an affiliate of NationsBank N.A., as lender and NationsBank N.A. (Carolinas), as Administrative Agent. The agreement provides for a three-year $500 million credit facility secured by the instalment notes and mortgages Trust V purchases from Mid-State.

   On February 27, 1995, the Company and certain of its subsidiaries entered into a Bank Revolving Credit Facility, providing up to $150 million at any time outstanding for working capital needs with a sub-limit for trade and standby letters of credit not in

                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                   NOTES TO FINANCIAL STATEMENTS (Continued)



excess of $40 million and a sub-facility for swingline advances in an amount not in excess of $15 million.

   The Company recorded approximately $583.8 million of additional expenses related to consummation of the Consensual Plan, including approximately $141.4 million of additional interest and amortization of debt discount and expense, $390 million in settlement of all asbestos-related veil piercing claims and related legal fees and $52.4 million for professional fees, settlement of various disputed claims and other expenses, in the fiscal year ended May 31, 1995.

   The following unaudited pro forma consolidated statement of operations was prepared to illustrate the estimated effects of the Consensual Plan and related financings as if they had occurred as of June 1, 1994.

                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                   NOTES TO FINANCIAL STATEMENTS (Continued)


                                        Pro Forma Consolidated Statement of Operations
                                                          (Unaudited)

                                                                    For the year ended May 31, 1995
                                                                 -------------------------------------
                                                                 As Reported      Adjustments    Pro Forma
                                                                 -----------      -----------   -----------
                                                                          (in thousands except
                                                                            per share amount)
Sales and Revenues
  Net sales                                                      $1,181,635                      $1,181,635
  Time charges                                                      222,221                         222,221
  Miscellaneous                                                      30,838                          30,838
  Interest income from Chapter 11 proceedings                         7,628       $(  7,628)1       -
                                                                 ----------       ---------      ----------
                                                                  1,442,322        (  7,628)      1,434,694
                                                                 ----------       ---------      ----------
Cost and expenses:
  Cost of sales                                                     951,381                         951,381
  Depreciation, depletion and amortization                           72,037                          72,037
  Selling, general and administrative                               130,616                         130,616
  Postretirement health benefits                                     25,961                          25,961
  Provision for possible losses                                       4,485                           4,485
  Chapter 11 costs                                                  442,362        (442,362)2         -
  Interest and amortization of debt discount
    and expense                                                     304,548        ( 81,364)3       223,184
  Amortization of excess of purchase price
    over net assets acquired                                         40,027                          40,027
                                                                 ----------       ---------      ----------
                                                                  1,971,417        (523,726)      1,447,691
                                                                 ----------       ---------      ----------
                                                                 (  529,095)        516,098      (   12,997)

Income tax benefit (expense)                                        170,450        (195,730)4    (   25,280)
                                                                 ----------       ---------      ----------
Net income (loss)                                                $( 358,645)      $ 320,368      $(  38,277)
                                                                 ==========       =========      ==========

Net loss per share                                                                               $(     .75)5
                                                                                                 ==========

Weighted average shares outstanding                                                              50,988,626

--------------

Changes from the historical financial statement in the pro forma consolidated statement of operations consist of the following adjustments (all amounts in thousands):

(1) Interest income from Chapter 11 proceedings of $7,628, which would not have been realized assuming the Consensual Plan became effective June 1, 1994, has been eliminated.

(2) Chapter 11 costs of $442,362, which would not have been incurred assuming the Consensual Plan became effective June 1, 1994, have been eliminated.

(3) Interest and amortization of debt discount and expense has been reduced $81,364 to give retroactive effect as if all indebtedness to be repaid pursuant to the Consensual Plan was so done as of June 1, 1994 and the $490 million of Series B Senior Notes had been outstanding for the full year ended May 31, 1995. Borrowings under the Trust IV Asset Backed Notes were assumed to increase during the period June 1, 1994 through November 30, 1994 proportionately with the comparable period increase in the outstanding economic balance of the instalment notes sold by Mid-State to Trust IV on March 16, 1995.

     Borrowings under the Trust V Variable Funding Loan Agreement were based on 78% of Jim Walter Homes' credit sales during the six-month period December 1, 1994 through May 31, 1995. This time period is subsequent to the Trust IV cut-off date for purchases of instalment notes from Mid-State. No working capital borrowings were assumed under the Bank Revolving Credit Facility. Pro forma interest expense, however, includes letter of credit fees and unused working capital commitment fees.

(4) The provision for income taxes has been adjusted at the applicable statutory rates to give effect to the pro forma adjustments described above.

(5) Net loss per share has been computed based on the weighted average number of common shares outstanding (including 494,313 additional shares of Common Stock to be issued six months after the Effective Date of the Consensual Plan, but not including up to 3,880,140 additional shares that will be issued to an escrow account on September 13, 1995 pursuant to the Consensual Plan of Reorganization because such issuance is contingent on future events and would be anti- dilutive).

                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                   NOTES TO FINANCIAL STATEMENTS (Continued)



NOTE 2 - Principles of Consolidation

   The Company through its direct and indirect subsidiaries currently offers a diversified line of products and services for homebuilding, water and waste water transmission, residential and non-residential construction, and industrial markets. The consolidated financial statements include the accounts of the Company and all of its subsidiaries. All significant intercompany balances have been eliminated.



NOTE 3 - Cash and Restricted Short-Term Investments

   Cash includes short-term investments with original maturities of less than one year. These investments are readily convertible to cash and are stated at cost which approximates market. The Company's cash management system provides for the reimbursement of all major bank disbursement accounts on a daily basis. Checks issued but not yet presented to the banks for payment are classified as bank overdrafts.

   Restricted short-term investments include temporary investment of reserve funds and collections on instalment notes receivable owned by Trusts II, III, IV and V ($103,714,000). These funds are available only to pay expenses of the Trusts and principal and interest on indebtedness of the Trusts. Miscellaneous other segregated accounts restricted to specific uses ($24,288,000), are also included in restricted short-term investments.



NOTE 4 - Instalment Notes Receivable

   The instalment notes receivable arise from sales of partially-finished homes to customers for time payments primarily over periods of twelve to thirty years and are secured by first mortgages or similar security instruments. Revenue and income from the sale of homes is included in income upon completion of construction and legal transfer to the customer. The buyer's ownership of the land and the improvements necessary to complete the home constitute a significant equity investment which the Company has access to should the buyer default on payment of the instalment note obligation. Of the gross amount of $4,256,866,000 an amount of $3,955,239,000 is due after one year. Instalment payments estimated to be receivable within each of the five years from May 31, 1995 are $301,627,000, $294,808,000, $289,012,000, $283,044,000 and
$274,370,000, respectively, and $2,814,005,000 after five years. Time charges are included in equal parts in each monthly payment and are taken into income as collected. This method approximates the interest method since a much larger provision for loan losses and other expenses would be required if time charge income were accelerated. The aggregate amount of instalment notes receivable having at least one payment ninety or more days delinquent was 3.17% and 3.23% of total instalment notes receivable at May 31, 1995 and 1994, respectively.

   Mid-State purchases instalment notes from Jim Walter Homes on homes constructed and sold by Jim Walter Homes and services such instalment mortgage notes. Trust II, Trust III and Trust IV are business trusts organized by Mid-State, which owns all of the beneficial interest in Trust III and Trust IV. Trust IV owns all of the beneficial interest in Trust II. The Trusts were organized for the purpose of purchasing instalment notes receivable from Mid-State from the net proceeds from the issuance of the Trust II Mortgage-Backed Notes, the Trust III Asset Backed Notes and the Trust IV Asset Backed Notes described in Note 7. The assets of Trust II, Trust III and Trust IV, including the instalment notes receivable, are not available to satisfy claims of general creditors of the Company and its subsidiaries. The liabilities of Mid-State Trusts II, III and IV for their publicly issued debt are to be satisfied solely from the proceeds of the underlying instalment notes and are non-recourse to the Company and its subsidiaries. Of the gross amount of instalment notes receivable at May 31, 1995 of $4,256,866,000 with an economic balance of $2,057,896,000, receivables owned by Trust II had a gross book value of $1,396,138,000 and

                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                   NOTES TO FINANCIAL STATEMENTS (Continued)



an economic balance of $846,481,000, receivables owned by Trust III had a gross book value of $472,980,000 and an economic balance of $239,200,000 and receivables owned by Trust IV had a gross book value of $1,970,887,000 and an economic balance of $814,182,000. On February 27, 1995, Mid-State established Trust V (see Note 1). At May 31, 1995, receivables owned by Trust V had a gross book value of $254,871,000 and an economic balance of $92,466,000.



NOTE 5 - Property, Plant and Equipment

   Property, plant and equipment are summarized as follows (see Note 1 regarding purchase accounting):
                                                  May 31,
                                         -------------------------
                                             1995        1994
                                         ----------- -----------
                                               (in thousands)
Land and minerals                        $   196,798 $   200,337
Land improvements                             20,140      18,941
Buildings and leasehold improvements         110,758     104,999
Mine development costs                       125,903     123,761
Machinery and equipment                      703,138     663,898
Construction in progress                      29,670      12,003
                                         ----------- -----------
   Total                                 $ 1,186,407 $ 1,123,939
                                         =========== ===========


   The Company provides depreciation for financial reporting purposes principally on the straight line method over the useful lives of the assets. Assets (primarily mine development costs) extending for the full life of a coal mine are depreciated on the unit of production basis. For federal income tax purposes accelerated methods are used for substantially all eligible properties. Depletion of minerals is provided based on estimated recoverable quantities.

   The Company has capitalized interest on qualifying properties in accordance with Financial Accounting Standards Board Statement No. 34. Interest capitalized for the years ended May 31, 1995, 1994 and 1993 was immaterial. Interest paid in cash for the years ended May 31, 1995, 1994 and 1993 was $437,357,000, $91,293,000 and $117,853,000, respectively.



NOTE 6 - Goodwill

   The excess of purchase price over net assets acquired in connection with the Acquisition is being amortized over periods ranging up to twenty years. At May 31, 1995, the accumulated amortization of goodwill was approximately $402.1 million. The Company evaluates, on a regular basis, whether events and circumstances have occurred that indicate the carrying amount of goodwill may warrant revision or may not be recoverable. The Company measures impairment of goodwill based on estimated future undiscounted cash flows from operations of the related business unit. At May 31, 1995, the net unamortized balance of goodwill is not considered to be impaired.

                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                   NOTES TO FINANCIAL STATEMENTS (Continued)



NOTE 7 - Debt

   Long-term debt, in accordance with its contractual terms, consisted of the following at each year end:
                                                      May 31,
                                             ------------------------
                                                1995       1994
                                             ---------- -----------
                                                  (in thousands)
Senior debt:
  Trust II Mortgage-Backed Notes             $  584,000 $  671,000
  Trust III Asset Backed Notes                  173,527    200,970
  Trust IV Asset Backed Notes                   953,843       -
  Trust V Variable Funding Loan                  15,000       -
  Series B Senior Notes Due 2000                490,000       -
  Bank Revolving Credit Facility                   -          -
  Other                                           4,000       -
                                             ---------- ----------
                                             $2,220,370 $  871,970
                                             ========== ==========


Long-term debt included as liabilities subject to Chapter 11 Proceedings at May 31, 1994 consisted of the following (see Note 1):
                                                         (in thousands)

  Revolving Credit Agreement                            $  228,249
  Series B Senior Extendible Reset Notes                   176,300
  Series C Senior Extendible Reset Notes                     5,000
  Senior Subordinated Extendible Reset Notes               443,046
  Subordinated Notes                                       350,000
  13-1/8% Subordinated Notes                                50,000
  13-3/4% Subordinated Debentures                          100,000
  10-7/8% Subordinated Debentures
    (less unamortized discount of $7,513,000)               82,487
  Other                                                      7,080
                                                        ----------

                                                        $1,442,162
                                                        ==========

        The Trust II Mortgage-Backed Notes (see Note 4) were issued in five classes in varying principal amounts. Three of the classes have been fully repaid. The two remaining classes A3 and A4 bear interest at the rates of 9.35% and 9.625%, respectively. Interest on each class of notes is payable quarterly on each January 1, April 1, July 1 and October 1 (each a "Payment Date"). On each Payment Date, regular scheduled principal payments will be made on the Class A3 and Class A4 Notes in order of maturity. Maturities of the balance of these Mortgage-Backed Notes range from April 1, 1998 for the Class A3 Notes to April 1, 2003 for the Class A4 Notes. The Class A3 and Class A4 Notes are subject to special principal payments and the Class A4 Notes may be subject to optional redemption under specified circumstances. The scheduled principal amount of notes maturing in each of the five years from May 31, 1995 is $87,000,000, $87,000,000, $87,000,000, $64,600,000 and $64,600,000,
respectively.

        The Trust III Asset Backed Notes (see Note 4) bear interest at 7-5/8%, constitute a single class and have a final maturity date of April 1, 2022. Payments are made quarterly on January 1, April 1, July 1 and October 1, based on collections on the underlying collateral less amounts paid for interest on the notes and Trust III expenses.

        The Trust IV Asset Backed Notes (see Notes 1 and 4) bear interest at 8.33%, constitute a single class and have a final maturity of April 1, 2030. Payments are made quarterly on January 1, April 1, July 1 and October 1 based on collections on the underlying collateral less amounts paid for interest on the notes and Trust IV expenses.

        On March 3, 1995, Mid-State Trust V entered into the three-year $500 million Variable Funding Loan Agreement described in Note 1. It is contemplated that this facility will be

                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                   NOTES TO FINANCIAL STATEMENTS (Continued)



an evergreen three-year facility with periodic paydowns from the proceeds of permanent financings similar to those done by Mid-State Trusts II, III and IV. Accordingly, the $15 million of borrowings outstanding at May 31, 1995 has been classified as long-term debt. Interest is based on the cost of A-1 and P-1 rated commercial paper plus 3/4%. Commitment fees on the unused facility are
 .55%.

        The Series B Senior Notes Due 2000 ("Senior Notes") were issued by the Company pursuant to the Consensual Plan as part of the distribution made in payment of claims of holders of certain unsecured indebtedness of the Company and certain of its subsidiaries (see Note 1). Interest on the Senior Notes is payable semi-annually on September 15 and March 15 of each year at the rate of 12.19%. The Senior Notes may be redeemed at any time at the option of the Company, in whole or in part, at a redemption price of 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, provided that no partial redemption may occur which results in less than $150 million aggregate principal amount of the Senior Notes being outstanding. Additionally, the Company is obligated in certain circumstances to apply net cash proceeds from certain asset sales to either redeem or offer to purchase notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption or purchase, provided that no such redemption or purchase may occur which results in less than $150 million aggregate principal amount of Senior Notes outstanding. The Senior Notes rank pari passu with all other senior indebtedness of the Company. The Senior Notes are secured by the capital stock of most of the Company's subsidiaries.

        The Bank Revolving Credit Facility is a three-year non-amortizing senior working capital revolving credit facility pursuant to which borrowings not in excess of $150 million may be outstanding at any time, with a sub-limit for trade and standby letters of credit in an amount not in excess of $40 million at any time outstanding and a sub-facility for swingline advances in an amount not in excess of $15 million at any time outstanding. The facility is secured by assets of certain subsidiaries of the Company. Subject to certain exceptions the net cash proceeds from the sale of collateral must be applied to permanently reduce the facility. Under the facility each borrower guarantees the obligations of each other borrower, subject to certain limitations. Interest at the option of the borrowers through November 30, 1995 is at (i) the Citibank Base Rate plus 3/4% or (ii) a LIBOR rate plus 2-1/4%. The fee for outstanding letters of credit is 1-3/4%. Thereafter, interest shall be determined by the Performance Level in effect from time to time ranging from 1/4% to 1% over the Citibank Base Rate, 1-3/4% to 2-1/2% over the LIBOR rate and 1-1/4% to 2% for letters of credit. A commitment fee of 1/2 of 1% per annum is required based upon the unutilized commitment. As of May 31, 1995, there were no borrowings outstanding under this facility; however, letters of credit in the aggregate face amount of $22,727,000 have been issued thereunder.

        The Senior Notes, the Bank Revolving Credit Facility and the Trust V Variable Funding Loan Agreement contain a number of significant covenants that, among other things, restrict the ability of the Company and its subsidiaries to dispose of assets, incur additional indebtedness, make capital expenditures, pay dividends, create liens on assets, enter into leases, make investments or acquisitions, engage in mergers or consolidations, or engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities (including change of control and asset sale transactions). In addition, under the Bank Revolving Credit Facility, the Company is required to maintain specified financial ratios and comply with certain financial tests, including minimum interest coverage, fixed charge coverage ratios and maximum leverage ratios, some of which become more restrictive over time.

                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                   NOTES TO FINANCIAL STATEMENTS (Continued)




NOTE 8 - Income Taxes

        Income tax expense (benefit) is made up of the following components:

                                      May 31, 1995                   May 31, 1994                   May 31, 1993
                                ------------------------       -------------------------        ----------------------
                                Current         Deferred       Current          Deferred        Current      Deferred
                                --------        --------       --------         --------        --------     ---------
                                                   (in thousands)

United States                   $(80,445)       $(88,815)      $ 38,712       $(11,716)       $ 44,093     $(22,682)
State and local                  (   309)        (   881)         2,886        (   965)          4,048      ( 1,131)
                                --------        --------       --------       --------        --------     --------
     Total                      $(80,754)       $(89,696)      $ 41,598       $(12,681)       $ 48,141     $(23,813)
                                ========        ========       ========       ========        ========     ========

        Federal income tax paid in fiscal 1995, 1994 and 1993 was approximately $30.6 million, $37.1 million and $35.9 million. State income taxes paid in fiscal 1995, 1994 and 1993 were approximately $4.0 million, $2.1 million and $3.1 million, respectively.

        The Company complies with Statement of Financial Accounting Standards No. 109 ("FAS 109"), "Accounting for Income Taxes". FAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events which have been recognized in the Company's financial statements or tax returns. FAS 109 generally considers all expected future events other than changes in tax law or rates.

        The income tax expense (benefit) at the Company's effective tax rate differed from the statutory rate as follows:

                                                                                      For the years ended May 31,
                                                                                  -----------------------------------------
                                                                                     1995            1994            1993
                                                                                  ---------       ---------       ---------
Statutory tax rate                                                                (  35.0)%            35.0%           34.0%
Effect of:
  Adjustment to deferred taxes                                                        -                 5.3             -
  State and local income tax                                                      (    .2)              3.3             2.7
  Percentage depletion                                                            (    .5)         (    1.7)      (     8.3)
  Enacted tax rate change                                                             -                 9.4             -
  Amortization of net investment tax credit                                           -                 -         (      .3)
  Nonconventional source fuel credit                                                  -            (   10.8)      (     7.7)
  Amortization of excess of purchase price over
    net assets acquired                                                               2.7              47.1            19.0
  Benefit of capital loss carryforward                                            (   1.5)         (    8.5)      (     4.7)
  Effect of rate change and loss of credits
    on loss carryback                                                                 2.3               -               -
  Other, net                                                                          -                 1.0       (      .4)
                                                                                  ---------       ---------       ---------

Effective tax rate                                                                (  32.2)%            80.1%           34.3%
                                                                                  =========       =========       =========

                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                   NOTES TO FINANCIAL STATEMENTS (Continued)



        On August 10, 1993, the Omnibus Budget Reconciliation Act of 1993 was signed into law raising the federal corporate income tax rate to 35% from 34%, retroactive to January 1, 1993. FAS 109 requires that deferred tax liabilities and assets be adjusted in the period of enactment for the effect of an enacted change in the tax laws or rates. The effect of the change was $2,833,000 and such amount is included in the provision for deferred income taxes for the year ended May 31, 1994. Deferred tax liabilities (assets) are comprised of the following:




                                                                                        May 31,
                                                                                  --------------------------
                                                                                     1995            1994
                                                                                  ----------      ----------
                                                                                       (in thousands)

Instalment sales method for
  instalment notes receivable
  in prior years                                                                  $  43,312       $  52,549
Depreciation                                                                        116,625         117,053
Difference in basis of assets
  under purchase accounting                                                          23,894          27,269
Capital loss carryforward                                                          (  7,977)       ( 12,600)
Tax credit carryforward                                                            ( 31,488)           -
Accrued expenses                                                                   ( 81,855)       ( 43,716)
Postretirement benefits other
  than pensions                                                                    ( 87,032)       ( 80,003)
Valuation allowance                                                                   7,977          12,600
                                                                                  ---------       ---------

      Total deferred tax (asset) liability                                        $( 16,544)      $  73,152
                                                                                  =========       =========

        The Revenue Act of 1987 eliminated the instalment sales method of tax reporting for instalment sales after December 31, 1987.

        The Company has a capital loss carryforward of approximately $22.8 million which expires in fiscal 1997. The Company has established a valuation allowance of approximately $8.0 million to offset the deferred tax asset related to the carryforward since the Company cannot predict whether capital gains sufficient to offset the carryforward will be realized in the two-year carryforward period.

        As a result of the loss incurred in the 1995 fiscal year, the Company has recorded a federal income tax receivable of approximately $99.9 million. The Company has also recorded as an asset, in the deferred tax accounts, the benefit of an alternative minimum tax credit carryover of approximately $31.5 million.

        Under the Internal Revenue Code, if certain substantial changes in the Company's ownership occur, there are annual limitations on the amount of loss and credit carryforwards. The Reorganization created an ownership change; however, the Company believes that the annual limitation will not affect the realization of the capital loss carryforward and the alternative minimum tax credit carryforward.

        The Company allocates federal income tax expense (benefit) to its subsidiaries based on their separate taxable income (loss).

        A substantial controversy exists with regard to federal income taxes allegedly owed by the Company. Proofs of claim have been filed by the Internal Revenue Service in the amounts of $110,560,883 with respect to fiscal years ended August 31, 1980 and August 31, 1983 through August 31, 1987, $31,468,189 with respect to fiscal years ended May 31, 1988 (nine months) and May 31, 1989 and $44,837,693 with respect to fiscal years ended May 31, 1990 and May 31, 1991. Objections to the proofs of claim have been filed by the Company and the various issues are being litigated in the Bankruptcy Court. The Company believes that such proofs of claim are substantially without merit and intends to defend such claims against the Company vigorously.

                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                   NOTES TO FINANCIAL STATEMENTS (Continued)



NOTE 9 - Stockholders' Equity

        As of the Effective Date, the outstanding old common stock issued in connection with the Acquisition was cancelled and all stock option plans were terminated. Pursuant to the Consensual Plan, the Company is authorized to issue 200,000,000 shares of Common Stock, $.01 par value. All 50,494,313 shares outstanding at May 31, 1995 were issued in connection with the Consensual Plan.

        Pursuant to the Consensual Plan, 494,313 additional shares of Common Stock will be issued to all former stockholders as of the Effective Date six months after the Effective Date of the Consensual Plan. In addition, up to 3,880,140 additional shares of Common Stock will be issued to an escrow account six months after the Effective Date of the Consensual Plan. To the extent that certain federal income tax matters of the Company are resolved satisfactorily, up to a maximum 3,880,140 of the escrowed shares will be distributed to all former stockholders of the Company as of the Effective Date. To the extent such matters are not resolved satisfactorily, the escrowed shares will be returned to the Company and cancelled.

        Primary net loss per share has been computed using the weighted average number of common shares outstanding, assuming the new capital structure had been effective as of June 1, 1994. In management's opinion, per share information for fiscal years 1994 and 1993 is not relevant given the significant change in the Company's capital structure which occurred as a result of the Company's reorganization pursuant to the Consensual Plan (see
Note 1).

NOTE 10 - Stock Options

        The Company has reserved 3,000,000 shares of its Common Stock for issuance under the 1995 Long-Term Incentive Stock Plan of Walter Industries, Inc. This plan was established pursuant to the Consensual Plan which provided that 6% of the shares to be outstanding on the Effective Date could be so reserved. As of May 31, 1995, no options had been granted.


NOTE 11 - Litigation and Other Matters

        Veil-Piercing Suits
        -------------------

        Beginning in early 1989, the Company and certain of its officers, directors and shareholders were named as co-defendants in a number of lawsuits brought by persons ("Asbestos Claimants") claiming that the Company should be held liable for all asbestos-related liabilities of The Celotex Corporation ("Celotex") and/or its parent, Jim Walter Corporation ("JWC"). The stock of a predecessor of JWC (Original Jim Walter) was acquired by a company known as Hillsborough Acquisition Corporation ("HAC"), a former subsidiary of the
Company, pursuant to a 1988 leveraged buyout ("LBO").   Asserting a variety of
theories of derivative liability, including piercing the corporate veil, the suits alleged, among other things, that Original Jim Walter was liable for all asbestos-related liabilities of Celotex and that the distribution by HAC of substantially all of its assets to the Company pursuant to the LBO was therefore a fraudulent conveyance (the "Veil-Piercing Suits.").

        On December 27, 1989, the Company and certain of its subsidiaries filed for protection (the "Bankruptcy Case"), under Chapter 11 of Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Middle District of Florida, Tampa Division, which stayed all Veil-Piercing Suits pursuant to the automatic stay. On January 2, 1990, the Company filed a declaratory judgment action ("Adversary Proceeding") against all Asbestos Claimants who had filed Veil-Piercing Suits seeking a ruling that the Company could not be held liable for any asbestos-related liabilities of Celotex or JWC on any grounds, asserting that the corporate veil separating Original Jim Walter and Celotex was intact, and asserting that the LBO could not be deemed a fraudulent conveyance.

                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                   NOTES TO FINANCIAL STATEMENTS (Continued)



        On April 18, 1994, the Bankruptcy Court ruled in favor of the Company on all of the claims asserted in the Adversary Proceeding. The ruling was affirmed by the District Court for the Middle District of Florida on October 13, 1994. Thereafter, a settlement (the "Veil- Piercing Settlement") was entered into among the Company, certain of its creditors, Celotex, JWC and representatives of the Asbestos Claimants pursuant to which all the Veil-Piercing Suits would be dismissed and the Company and its officers, directors and relevant stockholders would be released from all liabilities relating to the LBO or associated with asbestos-related liabilities of Celotex or JWC. The Veil-Piercing Settlement is embodied in the Consensual Plan that was confirmed by the Bankruptcy Court pursuant to an order signed on March 2, 1995. The Consensual Plan binds all known and unknown claimants and enjoins such persons or entities from bringing any suits against the Company in the future for asbestos or LBO related claims. Dismissal of the Veil-Piercing Suits is in process and all of these suits will be dismissed in the near future pursuant to the terms of the Veil-Piercing Settlement and the Consensual Plan.

        South Carolina Class Actions
        ----------------------------

        On December 6, 1994, three South Carolina homeowners filed an amended petition in the United States District Court for the District of South Carolina, Columbia Division, (the "South Carolina District Court") seeking to certify a class against Jim Walter Homes and Mid-State for alleged violations of a South Carolina statute, which provided, among other things, that homeowners, under certain circumstances, were to be informed that they could employ attorneys to represent them in the closing of the purchase of their homes. The petition sought to certify a class of homeowners who purchased their homes subsequent to the filing of the Bankruptcy Case.

        On January 18, 1995, counsel for the South Carolina homeowners filed in the Bankruptcy Case a Notice of Class Demand for Recoupment or, in the Alternative, Class Claim for Administrative Expense Priority and/or Class Claim for Setoff for an estimated amount in excess of $122 million. At the same time, counsel for the South Carolina homeowners also filed an objection to the Consensual Plan asserting that payment of the Administrative Claim would render the Consensual Plan not feasible.

        Following extensive negotiations among counsel for the South Carolina homeowners, the Debtors and the various creditor committees and constituencies, a stipulation and settlement agreement (the "Homeowners Settlement Agreement") was entered into. After two noticed hearings, the Bankruptcy Court entered a preliminary order on February 28, 1995 and a final order on May 16, 1995 approving the Homeowners Settlement Agreement, as amended, and authorized the Debtors to take such action and to execute such documents as are necessary to consummate the agreement. On May 25, 1995, the South Carolina District Court held a Fairness Hearing and found that the proposed settlement as set forth in the Homeowners Settlement Agreement was fair, reasonable and adequate and in the best interests of the settlement class. The settlement, which related to the postpetition claims of the South Carolina homeowners, essentially provided for (i) a reduction in the mortgage notes covering the property owned by the homeowners in the aggregate principal amount of approximately $15.5 million (less the allocated portion of any class members who "opt out" of the class);
(ii) cash disbursements of $1,000 each (with an aggregate cap of $300,000) to certain classes of former homeowners who no longer have mortgage balances;
(iii) waiver of the first two months' mortgage payments after implementation of the settlement; and (iv) legal fees and expenses for the South Carolina homeowners' counsel in an amount as determined by the South Carolina District Court, but not to exceed $3 million. The South Carolina District Court in entering its order and final judgment on May 25, 1995, among other things, authorized and approved the consummation of the Homeowners Settlement Agreement in accordance with its terms and conditions, which included the release and satisfaction of all actions, claims and demands against the Company, its past and present directors, officers, employees, and others, including Jim Walter Homes and Mid-State (except claims for construction defects and claims for breach of express written warranties made by Jim Walter Homes), and approved payment of fees, costs and expenses in the amount of $3 million to the homeowners' South Carolina counsel.

                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                   NOTES TO FINANCIAL STATEMENTS (Continued)



        On February 28, 1995, Jim Walter Homes and Mid-State filed an adversary action for declaratory judgment against all South Carolina homeowners who purchased their homes between July 1, 1982 and December 27, 1989, and who might assert prepetition claims against Jim Walter Homes and Mid-State for alleged violation of the above mentioned South Carolina statute. The complaint seeks, among other things, a declaration that Jim Walter Homes and Mid-State did not violate the above mentioned South Carolina statute or, for other enumerated reasons, should not be responsible for any damages alleged to the South Carolina homeowners. The Debtors and homeowners have negotiated a proposed settlement with prospective counsel for the South Carolina prepetition claimants which will require a cash payment of approximately $3 million, which after application of these settlement proceeds to pay existing arrearages on the homeowners' mortgages, will result in a net cash outlay of approximately $1,050,000. In addition, legal fees of approximately $360,000 will be paid. The proposed settlement is subject to the Bankruptcy Court's approval upon submission of an appropriate motion.

        Texas Litigation
        ----------------

        Since May 1991, Jim Walter Homes and Mid-State, together with Trust II and certain other parties (collectively, the "Debtor/Mid-State Parties"), have been involved in various lawsuits, primarily in the Bankruptcy Court, with approximately 750 owners of houses constructed by Jim Walter Homes in south Texas. The homeowners seek damages based upon alleged construction defects, common law fraud, and violations of the Texas Deceptive Trade Practices Act, the Texas Consumer Credit Code, federal and state debt collections statutes and the Racketeering Influence Corruptions and Practices Act. Although Jim Walter Homes and Mid-State believe that the litigation is substantially without merit, a settlement agreement ("Settlement Agreement") has been reached with the attorney for the homeowner claimants. The anticipated settlement figure will be approximately $3,600,000 in account balance reductions (of which approximately $1,250,000 represents a principal reduction), plus an approximate aggregate of $27,500 cash to certain clients and $2,900,000 as attorney's fees (of which $900,000 may be deferred and payable over the next five years). The consummation of the Settlement Agreement is subject to various conditions, including approval by all of the parties thereto. It also contains provisions allowing claimants to "opt out" or not participate in the agreement and for the Debtor/Mid-State Parties to avoid the settlement in its entirety if, in their judgment, the number of claimants who opt out is so large as to make the settlement of little value. It also has a provision for the attorney for the homeowner claimants to indemnify and hold harmless Jim Walter Homes, Mid-State, Trust II, and the other parties, from any and all claims, demands, causes of actions, lawsuits and settlements by the homeowners. Further, it provides for the Bankruptcy Court to retain jurisdiction over any claims which are not resolved by the Settlement Agreement.

        At a hearing in the Bankruptcy Court, held on June 27, 1995, on Debtors' Motion to Approve Compromise and Settlement Agreement, the Bankruptcy Court instructed the Debtors to prepare an Order to be sent to the creditors of the Company, providing that any objections to the settlement be filed with the Bankruptcy Court by July 12, 1995.

        Suit by the Company and Jim Walter Resources, Inc. for Business
        ---------------------------------------------------------------
        Interruption Losses
        -------------------

        On May 31, 1995 the Company and Jim Walter Resources, Inc. ("JWR") commenced a lawsuit in the Circuit Court for Tuscaloosa County, Alabama (Civil Action No. CV-95-625) against certain insurers claiming damages for loss from interruption of JWR's business resulting from a fire on or about November 17, 1993 in JWR's underground coal mine No. 5, which caused the mining of coal to become impossible because of blockage of corridors and passageways resulting from efforts to extinguish or control the fire. After JWR believed that it had taken the necessary steps to extinguish or control the fire, it resumed its longwall mining. JWR learned, however, that the intensity of the fire, which it believed to have been isolated and controlled, increased substantially, making it necessary to seal off portions of the mine and to lose permanently the corridors and passageways without which the longwall panel currently being mined could not be completed. JWR's longwall mining was interrupted until another longwall panel could be prepared. In addition to the

                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                   NOTES TO FINANCIAL STATEMENTS (Continued)



mining of coal, JWR produced natural gas from wells drilled into the mine, production from which was lost because of the loss of the longwall panel. As a proximate consequence of the fire on November 17, 1993, the Company and JWR claimed losses compensable under the business interruption coverage of the policies in excess of $25 million, for which judgment was demanded, together with interest and costs.

        Additionally, the complaint is for a declaratory judgment concerning the insurers' contention that the risk which caused the loss was not insured because it was not fortuitous, but was spontaneous combustion known to occur in JWR's mines. Further, the insurers contend the Company failed to disclose the risk of loss from spontaneous combustion and that the policies are void or voidable because of such failure. Plaintiffs seek declaratory judgment in their favor on these contentions and that each defendant is liable to plaintiffs for its pro rata part of plaintiffs' business interruption loss.

        The suit is in its initial stages, but the Company and JWR believe the claim is meritorious and intend to pursue it vigorously.

        Litigation Related to Chapter 11 Distributions to Certain
        ---------------------------------------------------------
        Holders of Subordinated Notes and/or Debentures.
        ------------------------------------------------

        The Plan of Reorganization originally proposed by certain creditors and committees (the "Creditors' Plan") provided that subordinated bondholders could elect to receive "Qualified Securities" (cash and/or new senior notes) in lieu of shares of Common Stock. Such elections (the "Subordinated Note Claim Election") were to be made on the ballots used for voting on the Creditors' Plan. A balloting agent was retained to receive and separately tabulate ballots cast on the Creditors' Plan and the Debtors' Fifth Amended Joint Plan of Reorganization (the "Company's Plan"). Voting on the Company's Plan and the Creditors' Plan took place during the period August 12, 1994 through September 23, 1994.

        Subsequent to September 23, 1994, the balloting agent filed with the Bankruptcy Court two (2) separate voting certifications. The voting certification with respect to the Creditors' Plan not only set forth the voting results but also listed the names of subordinated bondholders who made the Subordinated Note Claim Election.

        The Consensual Plan ultimately confirmed by the Bankruptcy Court
(which technically constituted a modification of the Creditors' Plan), (a) kept in place the Subordinated Note Claim Election provisions and prior elections,
(b) contained as Exhibit 8 a schedule prepared by the balloting agent which set forth the names of the subordinated bondholders who made the Subordinated Note Claim Election (the "Exhibit 8 Schedule"), and (c) contained a new election (the "Class U-4 Exchange Election") which provided that those subordinated bondholders who made the Subordinated Note Claim Election were eligible to make the Class U-4 Exchange Election whereby they could essentially "exchange" shares of Common Stock for new senior notes which Lehman Brothers Inc. was otherwise entitled to receive.

        In February 1995, the balloting agent filed a voting certification with the Bankruptcy Court which listed those subordinated bondholders who made the Class U-4 Exchange Election (the "Exchange Election Schedule").

        In preparing to make distributions to subordinated bondholders, it came to the attention of the Company that the Exhibit 8 Schedule and the Exchange Election Schedule were inaccurate. As a result, the Company reviewed all ballots that the balloting agent claimed to be in its possession and determined that discrepancies existed between the Exhibit 8 Schedule and Exchange Election Schedule and certain of the ballots cast by subordinated bondholders.

        On or about April 5, 1995, the Company filed a motion with the Bankruptcy Court seeking to amend the Exhibit 8 Schedule and the Exchange Election Schedule. On April 28, 1995, an order reflecting the Bankruptcy Court's decision was entered (the "April 28 Order").

                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                   NOTES TO FINANCIAL STATEMENTS (Continued)



        Four bondholders each filed a motion with the Bankruptcy Court seeking a stay of the April 28 Order pending appeal to the United States District Court in Tampa, Florida (the "District Court"). On May 10, 1995 the Bankruptcy Court denied each of the stay motions. Two of such bondholders then each filed emergency motions for a stay pending appeal with the District Court. On May 11, 1995 the District Court issued an order denying the emergency motions.

        On May 14, 1995, one of such bondholders filed a petition for a writ of mandamus with the Eleventh Circuit Court of Appeals which was denied on May 15, 1995.

        Appeals from the April 28 Order were filed with the District Court by six bondholders. The appeals raise similar issues and ultimately seek the same relief - reversal of the April 28 Order as it applies to appellants and the modification of the consideration that appellants are to be provided under the Consensual Plan, so that a portion of their distribution would be comprised of Qualified Securities, instead of Common Stock of the Company.

        The Company has filed motions to consolidate the appeals and intends to file motions to dismiss as moot the appeals of the appellants. At this time the Company is unable to predict whether or not the appeals will be dismissed, or the ultimate outcome of such appeals.

        Chapter 11 Adversary Proceeding Filed by Certain Holders of
        ------------------------------------------------------------
        Series B & C Senior Notes
        -------------------------

        On June 15, 1995, certain holders of Series B & C Notes (the "Noteholders") commenced an adversary proceeding in the Bankruptcy Court against the Company, as Disbursing Agent, and its subsidiaries (the "Debtors") seeking payment of interest for the period from the Effective Date (March 17, 1995) until the date distribution was received by such Noteholders. The Debtors believe there is no merit to the complaint and intend to vigorously oppose the relief requested therein. Given the early stage of this proceeding, the Debtors cannot predict the ultimate outcome of the litigation.

        Environmental Matters
        ---------------------

        A Company subsidiary, United States Pipe and Foundry Company ("U.S. Pipe"), was issued a revised New Jersey Pollutant Discharge Elimination System ("NJPDES") Permit in May 1991 relating to its facility in Burlington, New Jersey, authorizing the discharge of storm water runoff to the Delaware River. U.S. Pipe filed a timely appeal of the Permit to challenge certain effluent limitations. In July 1992, the New Jersey Department of Environmental Protection ("NJDEP") issued to U.S. Pipe an Administrative Order and Notice of Civil Administrative Penalty Assessment ("Order"), assessing a penalty in the amount of $545,000 for alleged failure to comply with the effluent limitations in the Permit. U.S. Pipe filed a timely appeal of the Order.

        Extensive negotiations with the NJDEP were undertaken over the next three years. On May 16, 1995, U.S. Pipe entered into an Administrative Consent Order ("ACO") with NJDEP settling both the permit appeal and the penalty case. Under the ACO, U.S. Pipe will pay a civil penalty of $187,000 over a twelve-month period to resolve all outstanding alleged permit violations through the date of the ACO. In addition, U.S. Pipe will conduct studies of its Burlington facility and will design and build a storm water treatment system to improve the quality of storm water discharged to the Delaware River. During the time that U.S. Pipe conducts these activities, it will not be required to meet effluent limitations, but is obligated to monitor and report the quality of storm water discharges. By executing the ACO, U.S. Pipe withdraws its appeals of the Permit and the Order. The ACO is presently undergoing public review and comment; if no significant changes are made to the ACO as a result of public input, the agreement should be finalized in July.

                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                   NOTES TO FINANCIAL STATEMENTS (Continued)



        The cost to construct the storm water treatment system required under the ACO has not yet been ascertained but is estimated by the engineers to range from $500,000 - $1,000,000. Work on this project is expected to take three years or more.

        The Company is a party to a number of other lawsuits arising in the ordinary course of its business. While the results of litigation cannot be predicted with certainty, the Company believes that the final outcome of such other litigation will not have a materially adverse effect on the Company's consolidated financial condition.



NOTE 12 - Pension and Other Employee Benefits

        The Company has various pension and profit sharing plans covering substantially all employees. In addition to its own pension plans, the Company contributes to certain multi-employer plans. Total pension expense for the years ended May 31, 1995, 1994 and 1993, was $8.2 million, $9.7 million and $16.5 million, respectively. The funding of retirement and employee benefit plans is in accordance with the requirements of the plans and, where applicable, in sufficient amounts to satisfy the "Minimum Funding Standards" of the Employee Retirement Income Security Act of 1974 ("ERISA"). The plans provide benefits based on years of service and compensation or at stated amounts for each year of service.

        The net pension costs for Company administered plans are as follows:

                                                   For the years ended May 31,
                                                -------------------------------
                                                  1995      1994      1993
                                                --------  --------  -------
                                                         (in thousands)

Service cost-benefits earned during the period  $  5,817  $  5,334  $  5,233
Interest cost on projected benefit obligation     16,174    16,333    15,634
Actual loss (return) on assets                     4,304   (19,352)  (18,131)
Net amortization and deferral                    (21,377)    3,145     3,174
                                                --------  --------  ----------
        Net pension costs                       $  4,918  $  5,460  $  5,910
                                                ========  ========  ========

                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                   NOTES TO FINANCIAL STATEMENTS (Continued)




        The following table sets forth the funded status of Company administered plans:

                                                                   May 31, 1995                        May 31, 1994
                                                            --------------------------          -------------------------------
                                                                  Plans in which                      Plans in which
                                                            --------------------------          -------------------------------
                                                            Assets exceed Accumulated           Assets exceed  Accumulated
                                                             accumulated   benefits              accumulated    benefits
                                                              benefits   exceed assets            benefits   exceed assets
                                                            -----------  -------------          -----------  -------------

        Actuarial present value of
          accumulated benefit obligations:
          Vested benefits                                   $  134,589        $  47,474         $  133,348     $   41,353
          Non-vested benefits                                    5,849            1,207              5,599          1,604
                                                            ----------        ---------         ----------     ----------
                                                            $  140,438        $  48,681         $  138,947     $   42,957
                                                            ==========        =========         ==========     ==========
        Plan assets at fair value, primarily
          stocks and bonds                                  $  169,635        $  31,023         $  187,443     $   27,012
        Projected benefit obligations                          169,984           49,681            166,386         42,957
                                                            ----------        ---------         ----------     ----------
        Plan assets in excess of (less than)
          projected benefit obligations                      (     349)        ( 18,658)            21,057     (   15,945)
        Unamortized portion of transition
          (asset) obligation at June 1, 1986                 (  10,507)           4,785         (   11,281)         5,002
        Unrecognized net loss from actual
          experience different from
          that assumed                                          20,545            6,610                808          2,903
        Prior service cost not recognized                          696            2,269                836          2,487
        Contribution to plans after
          measurement date                                        -                 667                879            819
                                                            ----------        ---------         ----------     ----------
        Prepaid (accrued) pension cost                          10,385         (  4,327)            12,299     (    4,734)
        Additional liability                                      -            ( 12,664)              -        (   10,393)
                                                            ----------        ---------         ----------     ----------
        Prepaid pension cost (pension
           liability) recognized in the
           balance sheet                                    $   10,385        $( 16,991)        $   12,299     $(  15,127)
                                                            ==========        =========         ==========     ==========


        The projected benefit obligations were determined using an assumed discount rate of 8% in fiscal 1995 and 1994 and, where applicable, an assumed 5% rate of increase in future compensation levels. The assumed long-term rate of return on plan assets is 8%.

        Under the labor contract with the United Mine Workers of America, Jim Walter Resources makes payments into multi-employer pension plan trusts established for union employees. Under ERISA, as amended by the Multiemployer Pension Plan Amendments Act of 1980, an employer is liable for a proportionate part of the plans' unfunded vested benefits liabilities. The Company estimates that its allocated portion of the unfunded vested benefits liabilities of these plans amounted to approximately $48.7 million at May 31, 1995. However, although the net liability can be estimated, its components, the relative position of each employer with respect to actuarial present value of accumulated benefits and net assets available for benefits, are not available to the Company.


        The Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" in fiscal 1993. Upon adoption, the Company elected to record the transition obligation of $166.4 million pre-tax ($104.6 million after tax) as a one-time charge against earnings, rather than amortize it over a longer period. This obligation is primarily related to the health benefits for eligible retirees. Post-retirement benefit costs were $26.0 million in 1995, $25.6 million in 1994 and $23.5 million in 1993. Amounts paid for postretirement benefits were $7.5 million in 1995, $5.5 million in 1994 and $6.5 million in 1993.

                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                   NOTES TO FINANCIAL STATEMENTS (Continued)



        The net periodic postretirement benefit cost includes the following components:

                                                                            For the years ended May 31,
                                                                          ---------------------------------------
                                                                             1995             1994         1993
                                                                          ----------       ---------     --------
                                                                                   (in thousands)

             Service cost                                                 $  8,491        $  9,302       $  8,495
             Interest cost                                                  17,470          16,283         14,979
                                                                          --------        --------       --------
                Net periodic postretirement benefit cost                  $ 25,961        $ 25,585       $ 23,474
                                                                          ========        ========       ========


        The accumulated postretirement benefits obligation at May 31, 1995 and 1994 are as follows:

                                                                                    May 31,
                                                                          -----------------------------
                                                                             1995               1994
                                                                          ----------         ----------
                                                                                (in thousands)

             Retirees                                                     $  92,550           $  72,779
             Fully eligible, active participants                             30,129              26,234
             Other active participants                                      111,084             122,228
                                                                          ---------           ---------
             Accumulated postretirement benefit
               obligation                                                   233,763             221,241
             Unrecognized net loss                                         (  5,352)           ( 11,279)
                                                                          ---------           ---------
             Postretirement benefit liability recognized
               in the balance sheet                                       $ 228,411           $ 209,962
                                                                          =========           =========

        The principal assumptions used to measure the accumulated postretirement benefit obligation include a discount rate of 8% in fiscal 1995 and 1994 and a health care cost trend rate of 10% declining to 5.5% over a ten year period and remaining level thereafter in fiscal 1995 and a health care cost trend rate of 13% declining to 6% over an eleven year period in fiscal 1994. A one percent increase in trend rates would increase the accumulated postretirement benefit obligation by 17% and increase net periodic postretirement benefit cost for 1995 by 20%.

        Certain subsidiaries of the Company maintain profit sharing plans. The total cost of these plans for the years ended May 31, 1995, 1994 and 1993 was $3.0 million, $3.1 million and $3.0 million, respectively.



     NOTE 13 - Fair Value of Financial Instruments

        Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" ("FAS 107") requires disclosure of estimated fair values for all financial instruments for which it is practicable to estimate fair value. Considerable judgment is necessary in developing estimates of fair value and a variety of valuation techniques are allowed under FAS 107. The derived fair value estimates resulting from the judgments and valuation techniques applied cannot be substantiated by comparison to independent materials or to disclosures by other companies with similar financial instruments. Furthermore, FAS 107 fair value disclosures do not purport to be the amount which could be attained in immediate settlement of the financial instrument. Fair value estimates are not necessarily more relevant than historical cost values and have limited usefulness in evaluating long-term assets and liabilities held in the ordinary course of business. Accordingly, management believes that the disclosures required by FAS 107 have limited relevance to the Company and its operations.

        The following methods and assumptions were used to estimate fair value disclosures:

                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                   NOTES TO FINANCIAL STATEMENTS (Continued)



        Cash (including short-term investments) and short-term investments, restricted - The carrying amounts reported in the balance sheet approximates fair value.

        Instalment notes receivable -   The estimated fair value of instalment
        notes receivable at May 31, 1995 was in the range of $2.0 billion to $2.1 billion. The estimated fair value is based upon valuations prepared by an investment banking firm as of January 31, 1995 adjusted to reflect increases in value for the addition of net new mortgages to May 31, 1995. The value of mortgage-backed instruments such as instalment notes receivable are very sensitive to changes in interest rates.

        Debt -   The estimated fair value of long term debt at May 31, 1995 was $2.332 billion based on current yields for comparable debt issues or prices for actual transactions.


     NOTE 14 - Segment Information

        Information relating to the Company's business segments is set forth on pages F-25 and F-26. Due to the divestiture of several building materials subsidiaries in recent years, the Company has restructured certain of its segment information. Prior years' information has been restated.

                      WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                                 SEGMENT INFORMATION


                                                                               For the years ended May 31,
                                                                         -------------------------------------------
                                                                            1995            1994            1993
                                                                         ----------      -----------     -----------
                                                                                   (in thousands)
        Sales and Revenues:

          Homebuilding and related financing                             $  407,119      $  424,530      $  419,378
          Industrial and other products                                     284,230         224,673         212,606
          Water and waste water transmission products                       412,237         357,189         331,214
          Natural resources(e)                                              332,251         319,410         351,017
          Corporate                                                           6,485           2,722           4,771
                                                                         ----------      ----------      ----------
              Consolidated sales and revenues(a)(f)                      $1,442,322      $1,328,524      $1,318,986
                                                                         ==========      ==========      ==========

        Contributions to Operating Income:

          Homebuilding and related financing                             $   76,525      $  101,954      $   88,902
          Industrial and other products                                      11,902          13,851          11,301
          Water and waste water transmission products                        28,454          25,641          16,040
          Natural resources                                                  20,072       (   1,175)         50,807
                                                                         ----------      ----------      ----------
                                                                            136,953         140,271         167,050
            Less-Unallocated corporate interest and
              other expense(b)                                            ( 666,048)      ( 104,179)     (   96,128)
            Income taxes                                                    170,450       (  28,917)     (   24,328)
                                                                         ----------      ----------      ----------

              Income (loss) from operations (c)                          $( 358,645)     $    7,175      $   46,594
                                                                         ==========      ==========      ==========

        Depreciation, Depletion and Amortization:
          Homebuilding and related financing                             $    3,336      $    3,093      $    3,113
          Industrial and other products                                       9,073           9,821           9,390
          Water and waste water transmission products                        16,520          16,063          15,764
          Natural resources                                                  41,434          40,326          40,714
          Corporate                                                           1,674           1,732           1,502
                                                                         ----------      ----------      ----------

              Total                                                      $   72,037      $   71,035      $   70,483
                                                                         ==========      ==========      ==========

        Gross Capital Expenditures:
          Homebuilding and related financing                             $    4,192      $    3,210      $    6,284
          Industrial and other products                                      24,692          10,054           8,605
          Water and waste water transmission products                        15,538          14,426          12,821
          Natural resources                                                  46,214          40,224          42,941
          Corporate                                                             681           1,917           1,057
                                                                         ----------      ----------      ----------

              Total                                                      $   91,317      $   69,831      $   71,708
                                                                         ==========      ==========      ==========

                      WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                                 SEGMENT INFORMATION



                                                                                        May 31,
                                                                         ------------------------------------------
                                                                            1995            1994            1993
                                                                         ----------      ----------      ----------
                                                                                   (in thousands)
        Identifiable Assets:

          Homebuilding and related financing                             $1,789,582      $1,832,919      $1,907,199
          Industrial and other products                                     213,836         173,618         171,672
          Water and waste water transmission products                       480,617         490,004         493,297
          Natural resources                                                 465,680         450,468         475,533
          Corporate (d)                                                     295,438         193,883         175,533
                                                                         ----------      ----------      ----------
              Total                                                      $3,245,153      $3,140,892      $3,223,234
                                                                         ==========      ==========      ==========







     --------------

     (a) Inter-segment sales (made primarily at prevailing market prices) are deducted from sales of the selling segment and are insignificant in amount with the exception of the sales of the Industrial and Other Products Group to the Water and Waste Water Transmission Products Group of $13,373,000, $11,480,000 and $10,298,000 and sales of the
          Natural Resources Group to the Industrial and Other Products Group of $5,397,000, $5,650,000 and $7,121,000 in 1995, 1994 and 1993,
          respectively.
     (b) Excludes interest expense incurred by the Homebuilding and Related Financing Group of $131,560,000, $128,828,000 and $137,945,000 in
          1995, 1994 and 1993, respectively. The balance of unallocated expenses is attributable to all groups and cannot be reasonably allocated to specific groups.
     (c) Includes postretirement health benefits of $25,961,000, $25,585,000 and $23,474,000 in 1995, 1994 and 1993. A breakdown by segment is as follows:

                                                                              For the years ended May 31,
                                                                           --------------------------------------
                                                                             1995            1994          1993
                                                                           --------        --------      --------
                                                                                    (in thousands)
                Homebuilding and related financing                          $   2,295       $  2,170  $  1,991
                Industrial and other products                                   3,610          3,662     3,284
                Water and waste water transmission products                     4,362          4,391     4,136
                Natural resources                                              15,004         14,681    13,437
                Corporate                                                         690            681       626
                                                                            ---------       --------  --------
                                                                            $  25,961       $ 25,585  $ 23,474
                                                                            =========       ========  ========

     (d)  Primarily cash and corporate headquarters buildings and equipment.
     (e)  Includes sales of coal of $297,650,000, $289,279,000 and $321,834,000 in 1995, 1994 and 1993, respectively. Jim Walter Resources' coal supply contract with Alabama Power Company that had been in effect since January 1, 1979, as amended, was superceded by a new contract executed May 10, 1994. The new contract is effective from July 1, 1994 through August 31, 1999 with Jim Walter Resources' option to extend such contract through August 31, 2004, subject to mutual agreement on the market pricing mechanism and other terms and conditions of such extension. Sales to Alabama Power Company in the years ended May 31, 1995, 1994 and 1993 were 13%, 11% and 12% of net sales and revenues, respectively.
     (f) Export sales, primarily coal, were $129,071,000, $155,966,000 and $183,188,000 in 1995, 1994 and 1993, respectively. Export sales to any single geographic area do not exceed 10% of consolidated net sales and revenues.

           No dealer, salesman or other
        person has been authorized to
        give any information or to make
        any representations, other than
        those contained in this                      31,446,414 Shares
        Prospectus or any Prospectus
        Supplement, in connection with
        the offering made by this
        Prospectus and any Prospectus             Walter Industries, Inc.
        Supplement, and information or
        and representations not herein
        contained, if given or made,                   Common Stock
        must not be relied upon as
        having been authorized. This             ________________________
        Prospectus or any Prospectus
        Supplement does not constitute                  PROSPECTUS
        an offer to sell, or a                   ________________________
        solicitation of an offer to buy,
        the securities offered hereby to
        any person or by anyone in any
        jurisdiction in which such offer
        or solicitation may not be made.
        Neither the delivery of this
        Prospectus or any Prospectus
        Supplement nor any sales made
        hereunder or thereunder shall                 August   , 1995
        under any circumstances create
        any implication that the
        information contained herein is
        correct as of any time
        subsequent to the date hereof or
        thereof or that there has been
        no change in the affairs of the
        Company since the date hereof or
        thereof.

          ___________________________
               TABLE OF CONTENTS
                                    Page

        Available Information   . .    4
        Additional Information  . .    4
        Prospectus Summary  . . . .    5

        Certain Risk Factors  . . .   10
        The Company   . . . . . . .   15
        Recent History  . . . . . .   16
        Dividend Policy   . . . . .   17
        Market for the Common Stock   18
        Capitalization  . . . . . .   19
        Pro Forma Consolidated
          Statement of Operations     20
        Selected Historical
          Consolidated Financial
          Data  . . . . . . . . . .   22
        Management's Discussion and
          Analysis of Financial
          Condition and Results of
          Operations  . . . . . . .   23
        Business and Properties   .   33
        Management  . . . . . . . .   49
        Security Ownership of
          Management and Principal
          Stockholders  . . . . . .   57
        Description of Certain
          Indebtedness  . . . . . .   60
        Description of Capital Stock
                                      63
        Certain Federal Income Tax
          Consequences  . . . . . .   68
        Selling Security Holders  .   70
        Plan of Distribution  . . .   70
        Legal Matters   . . . . . .   71
        Experts   . . . . . . . . .   71
        Index to Defined Terms  . .   72
        Index to Financial
          Statements  . . . . . . .  F-1

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.


     Registration fee . . . . . . . . . . . . . . . . .   $136,890.03
     Blue Sky fees and expenses . . . . . . . . . . . .        *
     Printing and engraving expenses  . . . . . . . . .        *
     Legal fees and expenses  . . . . . . . . . . . . .        *
     Accounting fees and expenses . . . . . . . . . . .        *
     Miscellaneous  . . . . . . . . . . . . . . . . . .        *
                                                          -----------
                Total . . . . . . . . . . . . . . . . .   $    *
                                                          ===========
     _____________
     * To be provided by amendment.


Item 14. Indemnification of Directors and Officers

          Section 145 of the DGCL empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors against expenses (including attorneys' fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

     Article IV of the By-laws of the Company provides for indemnification of its officers and directors to the fullest extent permitted by Section 145 of the DGCL.

     Section 102(b)(7) of the DGCL provides that a Delaware corporation may eliminate or limit the personal liability of a director to a Delaware corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL relating to the unlawful payment of a dividend or an unlawful stock purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit.

     Article 6 of the Restated Certificate of Incorporation of the Company provides for the elimination of personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except as otherwise provided by the DGCL.

     The Company has entered into a Directors and Officers Indemnification Agreement which provides that directors and officers shall be indemnified to the fullest extent permitted by applicable law and obligates the Company to indemnify the directors and officers of the Company (a) if any director or officer is or may become a party to any proceeding against all expenses reasonably incurred by such director or officer in connection with the defense or settlement of such proceeding, but only if such director or officer acted in good faith and in a manner which such director or officer reasonably believed to be in or not opposed to the best interests of the Company, and in the case of a criminal action or proceeding, in addition, only if such director or officer had no reasonable cause to believe that his or her conduct was unlawful, (b) if a director or officer is or may become a party to any proceeding by or in the name of the Company to procure a judgement in its favor against all expenses reasonably incurred by such director or officer in connection with the defense or settlement of such proceeding, but only if such director or officer acted in good faith and in a manner which such director or officer reasonably believed to be in or not opposed to the best interests of the Company, except no indemnification for expenses need be made in respect of any claim in which such director or officer shall have been adjudged liable to the Company unless a court in which the proceeding is brought determines otherwise and (c) if a director or officer has been successful on the merits or otherwise in defense of any proceeding or claim.

     The Common Stock Registration Rights Agreement and the Senior Note Registration Rights Agreement each require the Company, on the one hand, and the Holders referred to therein, on the other hand, under certain circumstances, to indemnify each other and, in the case of the Company's indemnification obligations, each other person who participates as an underwriter in an offering thereunder, and each other person who controls such parties and/or underwriters and their respective directors, officers, partners, agents and affiliates against certain liabilities, including liabilities under the Securities Act, incurred in connection with each registration of securities pursuant to such registration rights agreement.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described hereunder or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment to the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person, in connection with the Shares being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities


     Pursuant to the Plan of Reorganization, 50,494,313 shares of Common Stock were issued to certain former creditors and stockholders of the Company and its subsidiaries and $490,000,000 principal amount of Series B Senior Notes were issued to certain former creditors of the Company and its subsidiaries on the Effective Date of the Plan of Reorganization. All such securities were issued in satisfaction of various prepetition claims allowed by the Bankruptcy Court. In reliance on the exemption provided by Section 1145 of the Bankruptcy Code, none of such securities were registered under the Securities Act in connection with their issuance pursuant to the Plan of Reorganization.

Item 16. Exhibits and Financial Statement Schedules

(a)  Exhibits

Exhibit Number                                            Description
--------------                                            -----------

2(a)(i)          --  Amended Joint Plan of Reorganization of Walter Industries, Inc. and certain of its subsidiaries, dated as of December 9, 1994 (1)

2(a)(ii)         --  Modification to the Amended Joint Plan of Reorganization of Walter Industries, Inc. and certain of its subsidiaries, as filed in the Bankruptcy Court on March 1, 1995 (2)


2(a)(iii)**      --  Findings of Fact, Conclusions of Law and Order Confirming Amended Joint Plan of Reorganization of Walter
                     Industries, Inc. and certain of its subsidiaries, as modified

3(a)**           --  Restated Certificate of Incorporation of the Company

3(b)**           --  By-Laws of the Company

4(a)(i)**        --  Restated Certificate of Incorporation of the Company (see Exhibit 3(a))

4(a)(ii)**       --  By-Laws of the Company (see Exhibit 3(b))

4(b)**           --  Specimen Stock Certificate

4(c)(i)          --  12.19% Series B Senior Note Indenture (3)

4(c)(ii)         --  Form of Company Pledge Agreement (included as Exhibit B to Exhibit 4(c)(i)) (3)

4(c)(iii)        --  Form of Subsidiary Pledge Agreement (included as Exhibit C to Exhibit 4(c)(i)) (3)

4(c)(iv)         --  Form of 12.19% Series B Senior Note Certificate (included as Exhibit A to Exhibit 4(c)(i)) (3)


5 *              --  Opinion of Simpson Thacher & Bartlett regarding legality of the securities being registered


10(a)**          --  Stockholder's Agreement

10(b)(i)**       --  Form of Common Stock Registration Rights Agreement

10(b)(ii)        --  Form of Senior Note Registration Rights Agreement (3)

10(b)(iii) *     --  Channel One Registration Rights Agreement

10(c)**          --  Durham Employment Agreement

10(d)            --  Second Amended and Restated Veil Piercing Settlement Agreement (included as Exhibit 3A to Exhibit 2(a)(i))(1)

10(e)            --  12.19% Series B Senior Note Indenture (see Exhibit 4(c)) (3)

10(f)            --  Bank Revolving Credit Facility (5)

10(g)            --  Director and Officer Indemnification Agreement, dated as of March 3, 1995, among the Company and the
                     Indemnitees parties thereto

10(h)            --  New Alabama Power Contract (4)

21**             --  Subsidiaries of the Company

Exhibit Number                                            Description
--------------                                            -----------

23(a)            --  Consent of Price Waterhouse LLP

23(b) *          --  Consent of Simpson Thacher & Bartlett (included in their opinion filed as Exhibit 5 hereto)


24 **            --  Powers of Attorney


27               --  Financial Data Schedule

_________________

*  To be filed by amendment.

** Previously filed

(1) This Exhibit is incorporated by reference to the Application for Qualification of Indenture on Form T-3 filed by the Company with the Commission on February 6, 1995.

(2) This Exhibit is incorporated by reference to Amendment No. 2 to the Application for Qualification of Indenture on Form T-3 filed by the Company with the Commission on March 7, 1995.


(3) This Exhibit is incorporated by reference to the Registration Statement on Form S-1 (File No. 33-59021) filed by the Company with the Commission on May 2, 1995.

(4) Portions of this document have been omitted pursuant to a request for confidential treatment.

(5) This Exhibit is incorporated by reference to Amendment No. 1 to the Registration Statement on Form S-1 (File No. 33-59021) filed by the Company with the Commission on May 2, 1995.


(b)  Financial Statement Schedules

Schedule No.
------------

V    Report of Property, Plant and Equipment
VI Report of Accumulated Depreciation, Depletion and Amortization of Property, Plant and Equipment
VIII Valuation and Qualifying Accounts

Item 17. Undertakings

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement Amendment to be signed on its behalf by the undersigned, hereunto duly authorized in the City of Tampa, State of Florida on the 9th day of August, 1995.


                                   WALTER INDUSTRIES, INC.


                                   By /s/ William H. Weldon
                                     ----------------------------
                                     William H. Weldon
                                     Senior Vice President-Finance and Chief
                                        Accounting Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement Amendment has been signed by the following persons in the capacities indicated on August 9, 1995.



Signature                                                            Title
---------                                                            -----


*                                                    Chairman of the Board and Director
----------------------------------------------------
James W. Walter

*                                                    President, Chief Executive Officer
----------------------------------------------------
G. Robert Durham                                     and Director (Principal Executive Officer)


*                                                    Executive Vice President, Chief
----------------------------------------------------
Kenneth J. Matlock                                   Financial Officer and Director (Principal
                                                     Financial Officer)

 /s/ William H. Weldon                               Senior Vice President-Finance and Chief
----------------------------------------------------
William H. Weldon                                    Accounting Officer (Principal Accounting Officer)

*                                                    Director
----------------------------------------------------
Howard L. Clark, Jr.

*                                                    Director
----------------------------------------------------
James B. Farley


*                                                    Director
----------------------------------------------------
Eliot M. Fried


*                                                    Director
----------------------------------------------------
James L. Johnson

*                                                    Director
----------------------------------------------------
Robert I. Shapiro

*                                                    Director
----------------------------------------------------
Michael T. Tokarz

*By /s/ William H. Weldon
   --------------------------
   William H. Weldon
   Attorney-in-fact

                                            INDEX TO FINANCIAL STATEMENT SCHEDULES

Financial Statement Schedules                                                                                              Page
-----------------------------                                                                                              ----

V       Report of Property, Plant and Equipment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   S-2
VI      Report of Accumulated Depreciation, Depletion and Amortization of Property, Plant and Equipment . . . . . . . . .   S-5
VIII    Valuation and Qualifying Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   S-8

All other schedules are omitted because the required information is not present in amounts sufficient to require submission of the schedules, or because the information required is included in the consolidated financial statements or notes thereto.


                                                                                                                     SCHEDULE V



                                           WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                                                 PROPERTY, PLANT AND EQUIPMENT
                                                For the Year Ended May 31, 1995


                                                     Balance at                                                   Balance
                                                     Beginning      Additions     Retirements                     at End
                      Classification(1)               of Year        at Cost       or Sales         Other         of Year
            --------------------------------------  -------------- -----------  --------------- -------------- --------------
                                                                                (in thousands)


            Land and minerals . . . . . . . . . .   $  200,337       $ 1,856        $ 5,534        $   139     $  196,798
            Land improvements . . . . . . . . . .       18,941           839             91            451         20,140
            Building and leasehold improvements .      104,999         3,332          3,607          6,034        110,758
            Machinery and equipment . . . . . . .      663,898        14,901         19,617         43,956        703,138
            Mine development costs  . . . . . . .      123,761            --             --          2,142        125,903
            Construction in progress  . . . . . .       12,003        70,389             --        (52,722)        29,670
                                                    ----------       -------        -------        -------     ----------
                                                    $1,123,939       $91,317        $28,849        $    --     $1,186,407
                                                    ==========       =======        =======        =======     ==========


(1) The Company and its subsidiaries provide depreciation for financial reporting purposes principally on the straight line method over the useful lives of the assets. For federal income tax purposes accelerated methods are used for substantially all eligible properties. The depreciable property categories and the principal rates for depreciation used are as follows:

     Land Improvements  . . . . . . . . . . . . . . . . . 3 1/2% to 10%
     Buildings  . . . . . . . . . . . . . . . . . . . . . 2 1/2% to 20%
     Machinery and equipment  . . . . . . . . . . . . 3 1/2% to 33-1/3%
     Leasehold improvements . . . . . . . . . . .   Over term of leases
     Mine development costs . . . . . . . . . . .    Over life of mines

   Depletion on minerals is based on the estimated recoverable quantities and the costs of the properties.


                                                                                                                     SCHEDULE V



                                           WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                                                 PROPERTY, PLANT AND EQUIPMENT
                                                For the Year Ended May 31, 1994

                                                     Balance at                                                   Balance
                                                     Beginning      Additions     Retirements                     at End
                      Classification(1)               of Year        at Cost       or Sales         Other         of Year
            --------------------------------------  -------------- -----------  --------------- -------------- --------------
                                                                                (in thousands)



            Land and minerals . . . . . . . . . .   $  200,000       $   436        $   117        $    18       $200,337
            Land improvements . . . . . . . . . .       17,349           886             42            748         18,941
            Building and leasehold improvements .       99,597         3,007            720          3,115        104,999
            Machinery and equipment . . . . . . .      617,987         6,360         17,819         57,370        663,898
            Mine development costs  . . . . . . .      116,576            --          2,262          9,447        123,761
            Construction in progress  . . . . . .       23,559        59,142             --        (70,698)        12,003
                                                    ----------       -------        -------        -------     ----------
                                                    $1,075,068       $69,831        $20,960        $    --     $1,123,939
                                                    ==========       =======        =======        =======     ==========


(1) The Company and its subsidiaries provide depreciation for financial reporting purposes principally on the straight line method over the useful lives of the assets. For federal income tax purposes accelerated methods are used for substantially all eligible properties. The depreciable property categories and the principal rates for depreciation used are as follows:

         Land Improvements  . . . . . . . . . . . . . . . . 3 1/2% to 10%
         Buildings  . . . . . . . . . . . . . . . . . . . . 2 1/2% to 20%
         Machinery and equipment  . . . . . . . . . . . 3 1/2% to 33-1/3%
         Leasehold improvements . . . . . . . . . .   Over term of leases
         Mine development costs . . . . . . . . . .    Over life of mines

     Depletion on minerals is based on the estimated recoverable quantities and the costs of the properties.

                                                                                                                     SCHEDULE V




                                           WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                                                 PROPERTY, PLANT AND EQUIPMENT
                                                For the Year Ended May 31, 1993


                                                     Balance at                                                   Balance
                                                     Beginning      Additions     Retirements                     at End
                      Classification(1)               of Year        at Cost       or Sales         Other         of Year
            --------------------------------------  -------------- -----------  --------------- -------------- --------------
                                                                                (in thousands)


            Land and minerals . . . . . . . . . .   $  198,927       $ 1,219        $   168        $    22       $200,000
            Land improvements . . . . . . . . . .       16,556         1,122             72           (257)        17,349
            Building and leasehold improvements .       98,947         3,712          1,016         (2,046)        99,597
            Machinery and equipment . . . . . . .      567,218         7,948         10,867         53,688        617,987
            Mine development costs  . . . . . . .      116,576            --             --             --        116,576
            Construction in progress  . . . . . .       17,259        57,707             --        (51,407)        23,559
                                                    ----------       -------        -------        -------     ----------
                                                    $1,015,483       $71,708        $12,123        $    --     $1,075,068
                                                    ==========       =======        =======        =======     ==========


(1) The Company and its subsidiaries provide depreciation for financial reporting purposes principally on the straight line method over the useful lives of the assets. For federal income tax purposes accelerated methods are used for substantially all eligible properties. The depreciable property categories and the principal rates for depreciation used are as follows:

         Land Improvements  . . . . . . . . . . . . . . . . 3 1/2% to 10%
         Buildings  . . . . . . . . . . . . . . . . . . . . 2 1/2% to 20%
         Machinery and equipment  . . . . . . . . . . . 3 1/2% to 33-1/3%
         Leasehold improvements . . . . . . . . . .   Over term of leases
         Mine development costs . . . . . . . . . .    Over life of mines

     Depletion on minerals is based on the estimated recoverable quantities and the costs of the properties.


                                                                                                                    SCHEDULE VI



                                           WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                                    ACCUMULATED DEPRECIATION, DEPLETION AND AMORTIZATION OF
                                                 PROPERTY, PLANT AND EQUIPMENT
                                                For the Year Ended May 31, 1995

                                                                    Additions
                                                     Balance at     Charged to                                    Balance
                                                     Beginning      Cost and      Retirements                     at End
                      Classification                  of Year       Expenses       or Sales         Other         of Year
            --------------------------------------  -------------- -----------  --------------- -------------- --------------
                                                                                (in thousands)


            Land and minerals . . . . . . . . . .    $ 42,944       $ 5,671        $    --        $    --     $ 48,615
            Land improvements . . . . . . . . . .       5,105           947             61             --        5,991
            Building and leasehold improvements .      35,846         4,562          1,388             59       39,079
            Machinery and equipment . . . . . . .     367,152        59,190         13,049            (59)     413,234
            Mine development costs  . . . . . . .      15,029         1,667             --             --       16,696
                                                    ----------      -------        -------        -------     --------
                                                     $466,076       $72,037        $14,498        $    --     $523,615
                                                    ==========      =======        =======        =======     ========

                                                                                                                    SCHEDULE VI



                                           WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                                    ACCUMULATED DEPRECIATION, DEPLETION AND AMORTIZATION OF
                                                 PROPERTY, PLANT AND EQUIPMENT
                                                For the Year Ended May 31, 1994

                                                                    Additions
                                                     Balance at     Charged to                                     Balance
                                                     Beginning      Cost and       Retirements                     at End
                      Classification                  of Year       Expenses        or Sales         Other         of Year
            --------------------------------------  -------------- -----------  --------------- -------------- --------------
                                                                                (in thousands)


            Land and minerals . . . . . . . . . .    $ 37,961       $ 4,983        $    --        $    --       $ 42,944
            Land improvements . . . . . . . . . .       4,272           885             52             --          5,105
            Building and leasehold improvements .      31,671         4,264             89             --         35,846
            Machinery and equipment . . . . . . .     323,557        58,188         14,593             --        367,152
            Mine development costs  . . . . . . .      14,567         2,715          2,253             --         15,029
                                                    ----------      -------        -------        -------       --------
                                                     $412,028       $71,035        $16,987        $    --       $466,076
                                                    ==========      =======        =======        =======       ========

                                                                                                                    SCHEDULE VI



                                           WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                                    ACCUMULATED DEPRECIATION, DEPLETION AND AMORTIZATION OF
                                                 PROPERTY, PLANT AND EQUIPMENT
                                                For the Year Ended May 31, 1993

                                                                    Additions
                                                     Balance at     Charged to                                     Balance
                                                     Beginning      Cost and       Retirements                     at End
                      Classification                  of Year       Expenses        or Sales         Other         of Year
            --------------------------------------  -------------- -----------  --------------- -------------- --------------
                                                                                (in thousands)


            Land and minerals . . . . . . . . . .    $ 32,366       $ 5,595        $    --       $    --       $ 37,961
            Land improvements . . . . . . . . . .       4,203           729             32          (628)         4,272
            Building and leasehold improvements .      30,163         4,410            628        (2,274)        31,671
            Machinery and equipment . . . . . . .     270,739        58,572          8,656         2,902        323,557
            Mine development costs  . . . . . . .      13,390         1,177             --            --         14,567
                                                    ----------      -------        -------        ------       --------
                                                     $350,861       $70,483        $ 9,316        $   --       $412,028
                                                    ==========      =======        =======        ======       ========


                                                                                                                  SCHEDULE VIII



                                           WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                                               VALUATION AND QUALIFYING ACCOUNTS
                                                For the Year Ended May 31, 1995

                                                                             Additions
                                                           Balance at        Charged to                         Balance
                                                            Beginning         Cost and        Deductions         at End
                            Description                      of Year          Expenses      from reserves       of Year
            --------------------------------------------  ---------------- ---------------- ---------------- -----------------
                                                                                   (in thousands)


            Reserves (provision for possible losses)
              deducted from instalment notes
              receivable  . . . . . . . . . . . . . . .       $26,301            $1,155            $  900(1)      $26,556
                                                              =======            ======            ======         =======

            Reserve (provision for possible losses)
              deducted from trade receivables . . . . .       $ 7,392            $3,330            $2,724(1)      $ 7,998
                                                              =======            ======            ======         =======

            Accrued workmen's compensation(2) . . . . .       $ 3,737            $  763            $   --         $ 4,500
                                                              =======            ======            ======         =======

            Black lung reserves(2)  . . . . . . . . . .       $21,997            $   --            $  130(3)      $21,867
                                                              =======            ======            ======         =======

        ____________________
        (1) Notes and accounts written off as uncollectible.
        (2) Included in other long-term liabilities.
        (3) Losses sustained.

                                                                                                                  SCHEDULE VIII



                                           WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                                               VALUATION AND QUALIFYING ACCOUNTS
                                                For the Year Ended May 31, 1994

                                                                             Additions
                                                           Balance at        Charged to                         Balance
                                                            Beginning         Cost and        Deductions         at End
                            Description                      of Year          Expenses      from reserves       of Year
            --------------------------------------------  ---------------- ---------------- ---------------- -----------------
                                                                                   (in thousands)



            Reserves (provision for possible losses)
              deducted from instalment notes
              receivable  . . . . . . . . . . . . . . .       $26,579            $  905            $1,183(1)         $26,301
                                                              =======            ======            ======            =======

            Reserve (provision for possible losses)
              deducted from trade receivables . . . . .       $ 7,324            $3,706            $3,638(1)         $ 7,392
                                                              =======            ======            ======            =======

            Accrued workmen's compensation(3) . . . . .       $ 2,887            $  824            $  (26)(2)        $ 3,737
                                                              =======            ======            ======            =======
            Black lung reserves(3)  . . . . . . . . . .       $22,190            $   --            $  193(4)         $21,997
                                                              =======            ======            ======            =======

        ____________________
        (1) Notes and accounts written off as uncollectible.
        (2) Expenditures or losses sustained and liabilities reclassified from accounts payable.
        (3) Included in other long-term liabilities.
        (4) Losses sustained.

                                                                                                                  SCHEDULE VIII



                                           WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                                               VALUATION AND QUALIFYING ACCOUNTS
                                                For the Year Ended May 31, 1993

                                                                             Additions
                                                           Balance at        Charged to                         Balance
                                                            Beginning         Cost and        Deductions         at End
                            Description                      of Year          Expenses      from reserves       of Year
            --------------------------------------------  ---------------- ---------------- ---------------- -----------------
                                                                                   (in thousands)


            Reserves (provision for possible losses)
              deducted from instalment notes
              receivable  . . . . . . . . . . . . . . .       $25,965            $1,303            $  689(1)       $26,579
                                                              =======            ======            ======          =======

            Reserve (provision for possible losses)
              deducted from trade receivables . . . . .       $ 6,080            $2,940            $1,696(1)       $ 7,324
                                                              =======            ======            ======          =======

            Accrued workmen's compensation(3) . . . . .       $ 3,411            $ (488)           $   36(2)       $ 2,887
                                                              =======            ======            ======          =======

            Black lung reserves(3)  . . . . . . . . . .       $22,345            $   --            $  155(4)       $22,190
                                                              =======            ======            ======          =======

        ____________________
        (1) Notes and accounts written off as uncollectible.
        (2) Expenditures or losses sustained and liabilities reclassified from accounts payable.

        (3) Included in other long-term liabilities.

        (4) Losses sustained.

                                                         EXHIBIT INDEX


Exhibit Number                                            Description
--------------                                            -----------

2(a)(i)          --  Amended Joint Plan of Reorganization of Walter Industries, Inc. and certain of its subsidiaries, dated as of December 9, 1994 (1)

2(a)(ii)         --  Modification to the Amended Joint Plan of Reorganization of Walter Industries, Inc. and certain of its subsidiaries, as filed in the Bankruptcy Court on March 1, 1995 (2)

2(a)(iii)**      --  Findings of Fact, Conclusions of Law and Order Confirming Amended Joint Plan of Reorganization of Walter
                     Industries, Inc. and certain of its subsidiaries, as modified

3(a)**           --  Restated Certificate of Incorporation of the Company

3(b)**           --  By-Laws of the Company

4(a)(i)**        --  Restated Certificate of Incorporation of the Company (see Exhibit 3(a))

4(a)(ii)**       --  By-Laws of the Company (see Exhibit 3(b))

4(b)**           --  Specimen Stock Certificate

4(c)(i)          --  12.19% Series B Senior Note Indenture (3)

4(c)(ii)         --  Form of Company Pledge Agreement (included as Exhibit B to Exhibit 4(c)(i)) (3)

4(c)(iii)        --  Form of Subsidiary Pledge Agreement (included as Exhibit C to Exhibit 4(c)(i)) (3)

4(c)(iv)         --  Form of 12.19% Series B Senior Note Certificate (included as Exhibit A to Exhibit 4(c)(i)) (3)

5 *              --  Opinion of Simpson Thacher & Bartlett regarding legality of the securities being registered

10(a)**          --  Stockholder's Agreement

10(b)(i)**       --  Form of Common Stock Registration Rights Agreement

10(b)(ii)        --  Form of Senior Note Registration Rights Agreement (3)

10(b)(iii) *     --  Channel One Registration Rights Agreement

10(c)**          --  Durham Employment Agreement

10(d)            --  Second Amended and Restated Veil Piercing Settlement Agreement (included as Exhibit 3A to Exhibit 2(a)(i))(1)

10(e)            --  12.19% Series B Senior Note Indenture (see Exhibit 4(c)) (3)

10(f)            --  Bank Revolving Credit Facility (5)

10(g)            --  Director and Officer Indemnification Agreement, dated as of March 3, 1995, among the Company and the
                     Indemnitees parties thereto

10(h)            --  New Alabama Power Contract (4)

21**             --  Subsidiaries of the Company

Exhibit Number                                            Description
--------------                                            -----------

23(a)            --  Consent of Price Waterhouse LLP

23(b) *          --  Consent of Simpson Thacher & Bartlett (included in their opinion filed as Exhibit 5 hereto)

24 **            --  Powers of Attorney

27               --  Financial Data Schedule

_________________

*  To be filed by amendment.

** Previously filed

(1) This Exhibit is incorporated by reference to the Application for Qualification of Indenture on Form T-3 filed by the Company with the Commission on February 6, 1995.

(2) This Exhibit is incorporated by reference to Amendment No. 2 to the Application for Qualification of Indenture on Form T-3 filed by the Company with the Commission on March 7, 1995.

(3) This Exhibit is incorporated by reference to the Registration Statement on Form S-1 (File No. 33-59021) filed by the Company with the Commission on May 2, 1995.

(4) Portions of this document have been omitted pursuant to a request for confidential treatment.

(5) This Exhibit is incorporated by reference to Amendment No. 1 to the Registration Statement on Form S-1 (File No. 33-59021) filed by the Company with the Commission on May 2, 1995.